   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1997


                                                      REGISTRATION NO. 333-38379
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                  FOCAL, INC.
             (Exact name of Registrant as specified in its charter)
                         ------------------------------

             DELAWARE                             3841                            94-3142791
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                                 4 MAGUIRE ROAD
                              LEXINGTON, MA 02173
                                 (781) 280-7800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                DAVID M. CLAPPER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  FOCAL, INC.
                                 4 MAGUIRE ROAD
                              LEXINGTON, MA 02173
                                 (781) 280-7800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

       MARIO M. ROSATI, ESQ.                    KENNETH J. NOVACK, ESQ.
   CHRISTOPHER D. MITCHELL, ESQ.                PETER S. LAWRENCE, ESQ.
 WILSON SONSINI GOODRICH & ROSATI    MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO,
     PROFESSIONAL CORPORATION                             P.C.
        650 PAGE MILL ROAD                        ONE FINANCIAL CENTER
    PALO ALTO, CALIFORNIA 94304               BOSTON, MASSACHUSETTS 02111
          (650) 493-9300                             (617) 542-6000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                                                                             MAXIMUM             MAXIMUM            AMOUNT OF
              TITLE OF EACH CLASS OF                    AMOUNT TO            OFFERING       AGGREGATE OFFERING     REGISTRATION
           SECURITIES TO BE REGISTERED               BE REGISTERED(1)   PRICE PER SHARE(2)       PRICE(2)             FEE(3)
Common Stock, $0.01 par value.....................   2,875,000 shares         $13.00           $37,375,000           $11,326

(1) Includes 375,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(3) Entire amount previously paid.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 11, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               ------------------

    All of the shares of Common Stock offered hereby are being sold by Focal, Inc. ("Focal" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "FOCL." After this offering, the Company's existing stockholders, including directors, officers and other affiliates of the Company, will own approximately 81% of the Company's outstanding Common Stock (approximately 78% if the Underwriters' over-allotment option is exercised).
                            ------------------------

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                    UNDERWRITING
                                                 PRICE TO           DISCOUNTS AND             PROCEEDS TO
                                                  PUBLIC           COMMISSIONS (1)            COMPANY (2)
Per Share...................................         $         $                        $
Total (3)...................................  $                $                        $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $600,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York, on or about               , 1997.
                            ------------------------

LEHMAN BROTHERS

                PIPER JAFFRAY INC.

                                                   PACIFIC GROWTH EQUITIES, INC.

              , 1997

    Diagram of the human body showing the internal anatomy. Emanating from different parts of the anatomy are four balloons containing pictures of various organs undergoing different stages in the FOCALSEAL sealing process. The first balloon emanates from the bowel area and depicts FOCALSEAL primer being applied to a bowel anastomosis over the caption "FOCALSEAL for Gastrointestinal Surgery." The second balloon emanates from the head area and depicts FOCALSEAL sealant being applied to a suture line in the dural membrane over the caption "FOCALSEAL for Neurosurgery." The third balloon emanates from the chest area and depicts the illumination of the FOCALSEAL sealant covering a bypass graft anastomosis on the heart to initiate photopolymerization over the caption "FOCALSEAL for Vascular Surgery." The fourth balloon emanates from the chest area and depicts a lung sealed with FOCALSEAL during an underwater test over the caption "FOCALSEAL for Lung Surgery."

    Series of five pictures depicting each step in the use of FOCALSEAL-L in the simulated sealing of a lung during surgery. The first picture shows a lung sealed only with staples being tested underwater for air leaks. The second picture shows the lung being brushed with the FOCALSEAL primer. The third picture in the series depicts the lung being brushed with the FOCALSEAL sealant. The fourth picture depicts the illumination of the primer and sealant in order to initiate photopolymerization. The final picture in the series shows the sealed lung being tested underwater for air leaks.

    None of the Company's products have been approved by the United States Food and Drug Administration ("FDA") or any foreign regulatory authority for marketing in any country. The process of obtaining such approvals may be lengthy, and there can be no assurance that such approvals will be obtained. The Company has not offered any of its products for commercial sale or received any revenues from commercial sales.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING EFFECTING SYNDICATE COVERING TRANSACTIONS, INITIATING BIDS OR EFFECTING PURCHASES ON THE NASDAQ NATIONAL MARKET FOR THE PURPOSE OF PREVENTING OR RETARDING A DECLINE IN THE MARKET PRICE OF THE COMMON STOCK, OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    Focal-Registered Trademark-, FocalSeal-Registered Trademark-,
FocalSeal-L-TM-, FocalSeal-S-TM- and the Focal logo are trademarks of the Company. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND GIVES EFFECT TO (I) THE EXERCISE OF CERTAIN OUTSTANDING WARRANTS TO PURCHASE 19,496 SHARES OF COMMON STOCK UPON THE COMPLETION OF THIS OFFERING, (II) THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK OF THE COMPANY INTO COMMON STOCK, WHICH WILL OCCUR AUTOMATICALLY UPON THE COMPLETION OF THIS OFFERING AND (III) A 1 FOR 3.25 REVERSE STOCK SPLIT OF ALL ISSUED AND OUTSTANDING COMMON STOCK THAT WILL BE EFFECTED PRIOR TO THE COMPLETION OF THIS OFFERING. SEE "CAPITALIZATION," "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

                                  THE COMPANY

    Focal, Inc. ("Focal" or the "Company") develops, manufactures and commercializes synthetic, absorbable, liquid surgical sealants based on the Company's proprietary polymer technology. The Company's family of FOCALSEAL surgical sealant products is currently being developed for use inside the body with or without sutures and staples to seal leaks resulting from lung, neuro, cardiovascular and gastrointestinal surgery. FOCALSEAL-L, the Company's first surgical sealant product, will initially be used to seal air leaks following lung surgery. The Company has entered into an exclusive marketing and distribution agreement for its surgical sealant products outside North America with Ethicon, Inc., a division of Johnson & Johnson ("Ethicon"), a worldwide leader in surgical wound closure products. The Company anticipates commercial launch of FOCALSEAL-L for lung surgery indications in Europe through Ethicon in the first half of 1998.


    There are more than 4 million open and minimally invasive lung, neuro, cardiovascular and gastrointestinal surgical procedures performed annually worldwide in which air or fluid leaks may arise in an unpredictable and unexpected manner, and in which the Company's products, if approved, may be effective in reducing post-surgical leaks. The reported incidence of air and fluid leaks in these procedures is approximately 79% (intraoperative) and 15% (persistent postoperative) in lung surgeries, 15% in cranial surgeries, 13% in spinal surgeries, 5% in large bowel surgeries and 25% in esophageal surgeries. In many of these surgical procedures, as well as in cardiovascular surgeries, air and fluid leaks can occur unpredictably and it can be difficult at the conclusion of surgery for the surgeon to determine whether a particular surgical site will leak. Accordingly, the Company believes that its FOCALSEAL surgical sealants may be used prophylactically in many of these procedures. The Company has conducted clinical trials of FocalSeal-L for lung surgery and intends to develop products and conduct clinical trials for neuro, cardiovascular and gastrointestinal surgery indications. Patients with persistent air or fluid leaks may require prolonged hospitalization, have more complications and higher levels of post-operative pain, and a higher risk of mortality. Sutures and staples, the principal products comprising the over $2.0 billion worldwide wound closure market, do not have inherent sealing capabilities, and therefore cannot consistently eliminate air and fluid leakage at the wound site. Focal's liquid surgical sealants adhere rapidly to underlying tissue, expand and contract with tissue, withstand air and fluid pressure, and are designed to provide an effective seal to reduce the incidence of air and fluid leaks following surgery. FOCALSEAL surgical sealants, which are biocompatible, remain intact through the critical wound healing period and are then absorbed and eliminated by the body. The Company believes the use of its FOCALSEAL liquid surgical sealants could potentially shorten patient recovery times and hospital stays and reduce post-surgical complications.


    Focal is currently developing two principal surgical sealant formulations, FOCALSEAL-L and FOCALSEAL-S, for a broad range of applications inside the body. The Company has completed a 60-patient, multicenter, randomized, controlled clinical trial in Europe involving use of FOCALSEAL-L in sealing air leaks following lung surgery. In the trial, following surgery with standard sutures and staples and prior to randomization, it was determined that 79% of all patients had intraoperative air leaks. FOCALSEAL-L was shown to be 100% effective in sealing intraoperative air leaks in the 30 patients who were randomized into the treated group. In the other patients, who were randomized into the untreated group and received sutures and staples alone, only 27% were free of intraoperative air leaks. In September 1997, the Company initiated a pivotal, 180-patient, multicenter clinical trial in the United States under a conditional investigational device exemption ("IDE") to evaluate FOCALSEAL-L in sealing intraoperative and postoperative air leaks following lung surgery. The Company expects to submit a Premarket Approval ("PMA") application to the FDA for lung surgery indications by the end of 1998.

    FOCALSEAL-S, the Company's second surgical sealant formulation, is absorbed by the body more quickly than FOCALSEAL-L and is designed for applications in which shorter sealing duration is desired. FOCALSEAL-S will initially be used to seal fluid leaks following neurosurgery. The Company expects to commence a clinical trial in Europe for this indication in mid-1998. The Company believes, based upon preclinical evaluation of its polymers, that its FOCALSEAL-L and FOCALSEAL-S formulations, which are designed to have absorption times that parallel long-term and short-term synthetic, absorbable polymer sutures, respectively, will also be widely applicable to cardiovascular surgery, gastrointestinal surgery and other surgical applications.

    Focal is also developing other applications for the liquid formulations of its polymer technology, including local drug delivery systems and tissue coatings. In local drug delivery applications, the Company believes that its polymers can deliver high concentrations of drugs at local disease sites, thereby potentially enhancing efficacy and reducing toxicity associated with systemic delivery of drugs. The Company is initially pursuing local delivery of drugs with the objective of reducing the incidence of restenosis following coronary angioplasty procedures. The Company has entered into a collaboration with Novartis Pharmaceuticals, Inc. ("Novartis") and Chiron Corporation ("Chiron") under which these companies are funding development of a polymer-based local drug delivery system for anti-restenosis agents being developed by them. In connection with the collaboration, Novartis and Chiron received worldwide marketing and distribution rights for this indication. In addition, the Company is developing tissue coatings to prevent the formation of post-surgical adhesions, excessive scar tissue which attaches to surrounding tissue and can cause serious complications, particularly in abdominal and gynecological surgeries. The Company intends to enter into other collaborations with pharmaceutical companies for additional drug delivery and tissue coating indications.

    Focal's family of surgical sealants and its other products under development are based on the Company's proprietary synthetic, absorbable, liquid formulation polymer technology. The Company's polymers are comprised of polyethylene glycol ("PEG"), other synthetic components and water. PEG and other synthetic components comprise approximately 10-20% of the Company's liquid formulations and are widely used in other medical products approved for use inside the body, such as IV-administered pharmaceuticals, synthetic absorbable sutures, bone and dental cements, pain medications and eye drops. Water comprises the other 80-90% of Focal's formulations. The Company combines PEG and other synthetic compounds in various proprietary polymer formulations in order to control characteristics such as viscosity, setting time, strength, absorption, flexibility and elasticity. This enables the Company to tailor formulations for particular applications. A key distinguishing characteristic of the Company's polymer formulations is that they are applied as liquids and then photopolymerized by light into solid gels inside the body, a process known as photopolymerization. The solid gel formed after the light has been applied, is highly flexible, elastic and transparent and strongly adheres to moist or dry tissue.

    The Company believes it has built a strong patent portfolio related to its photopolymerizable polymer technology. The Company has received, licensed or believes it has the option or right to license 17 issued United States patents and six foreign patents corresponding to certain of the issued United States patents, has 12 additional United States patent applications that have been allowed and has 21 patent applications pending in the United States, as well as foreign counterparts of certain of these applications.

    The Company's objective is to become a leader in the market for surgical sealants and in other markets where the Company's novel polymer technology could address large unmet clinical needs. The Company intends to achieve its goals by
(i) marketing its FOCALSEAL surgical sealant products through Ethicon internationally and by building a direct sales force in North America; (ii) leveraging its proprietary polymer technology to develop new products; (iii) commercializing FOCALSEAL surgical sealants to parallel the existing products in the market for synthetic absorbable sutures; (iv) funding new research and development initiatives through corporate collaborations; and (v) retaining proprietary, and outsourcing non-proprietary, manufacturing processes.

    Focal was incorporated in Delaware in June 1991. The Company's principal executive offices are located at 4 Maguire Road, Lexington, Massachusetts 02173. Its telephone number is (781) 280-7800.

                                  THE OFFERING

Common Stock offered.........................  2,500,000 shares

Common Stock to be outstanding after the
  offering...................................  12,865,337 shares (1)

Use of proceeds..............................  For research and development, clinical trials, expansion of manufacturing
                                               capabilities and sales and marketing
                                               activities, capital expenditures, working
                                               capital and general corporate purposes. See
                                               "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  FOCL

                             SUMMARY FINANCIAL DATA
                     (In thousands, except per share data)

                                                                                                         NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                ------------------------------------------------------   ------------------
                                                  1992       1993       1994        1995        1996       1996      1997
                                                --------   --------   ---------   ---------   --------   --------   -------
 STATEMENT OF OPERATIONS DATA:
 Collaborative research revenue...............  $     --   $     --   $      50   $     968   $  3,098   $  2,349   $12,831
 Operating expenses:
   Research and development...................     1,793      7,405      11,890       9,665     11,680      8,735    10,929
   General and administrative.................       466      1,925       2,034       2,098      2,175      1,518     2,106
                                                --------   --------   ---------   ---------   --------   --------   -------
 Total operating expenses.....................     2,259      9,330      13,924      11,763     13,855     10,253    13,035
                                                --------   --------   ---------   ---------   --------   --------   -------
 Loss from operations.........................    (2,259)    (9,330)    (13,874)    (10,795)   (10,757)    (7,904)     (204)
 Interest income..............................         6        357         668         443        691        515       731
 Interest expense.............................        13         44          79         107         92         71        81
                                                --------   --------   ---------   ---------   --------   --------   -------
 Net income (loss)............................  $ (2,266)  $ (9,017)  $ (13,285)  $ (10,459)  $(10,158)  $ (7,460)  $   446
                                                --------   --------   ---------   ---------   --------   --------   -------
                                                --------   --------   ---------   ---------   --------   --------   -------
 Pro forma net income (loss) per share (2)....                                                $  (1.23)  $   (.93)  $   .04
                                                                                              --------   --------   -------
                                                                                              --------   --------   -------
 Shares used in computing pro forma
   net income (loss) per share (2)............                                                   8,271      8,001    10,551
                                                                                              --------   --------   -------
                                                                                              --------   --------   -------

                                                                                            SEPTEMBER 30, 1997
                                                                                        --------------------------
                                                                                                      PRO FORMA
                                                                                         ACTUAL    AS ADJUSTED (3)
                                                                                        ---------  ---------------
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities......................................  $  13,215     $  40,538
Working capital.......................................................................      9,254        36,577
Total assets..........................................................................     16,491        43,814
Capital lease obligations, long-term portion..........................................      1,207         1,207
Total stockholders' equity............................................................     10,788        38,111

------------------------

(1) Excludes (i) 297,921 shares of Common Stock issuable upon the exercise of stock options outstanding under the Company's 1992 Incentive Stock Plan at September 30, 1997, and (ii) 179,586 shares issuable upon the exercise of warrants that will remain outstanding following the completion of this offering. See "Management--Incentive Stock Plans," "Certain Transactions," "Description of Capital Stock" and Note 5 of Notes to Financial Statements.

(2) See Note 1 of Notes to Financial Statements for information concerning calculation of pro forma net income (loss) per share.

(3) Pro forma as adjusted to reflect the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the receipt of the estimated net proceeds therefrom and the automatic conversion of all outstanding shares of Preferred Stock into 8,117,803 shares of Common Stock and the exercise of warrants to purchase 19,496 shares of Common Stock upon the completion of this offering. See "Use of Proceeds."
                         ------------------------------

    THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

    HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY. The Company has incurred net losses in each year since its inception, including a net loss of approximately $10.2 million during 1996. At September 30, 1997, the Company had an accumulated deficit of $45 million. The Company's operating losses have resulted primarily from expenses incurred in connection with the Company's research and development activities, including preclinical and clinical trials, development of manufacturing processes and general and administrative expenses. The Company expects to incur net losses into 1999 and may incur net losses in subsequent periods, although the amount of future net losses and time required by the Company to reach profitability are highly uncertain. The Company is dependent upon corporate partners for funding of a significant portion of its research and development expenses. If the Company does not continue to receive funding from its current corporate partners, or is unable to otherwise obtain third-party funding, operating losses will increase. Focal does not expect to generate revenues from the sale of products, if any, until the first half of 1998. The Company's ability to achieve and sustain profitability will be dependent upon obtaining regulatory approval for and successfully commercializing its FOCALSEAL surgical sealants, and developing the manufacturing capacity and sales and marketing capability for its products. There can be no assurance that Focal will obtain required regulatory approvals, or successfully develop, manufacture, commercialize and market products or that the Company will ever record product revenues or achieve profitability. Profitability, if achieved, may not be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    UNCERTAINTIES RELATED TO EARLY STAGE OF COMMERCIALIZATION AND
DEVELOPMENT. Except for the FOCALSEAL-L surgical sealant for lung surgery indications, which the Company expects to begin marketing in Europe in 1998 through Ethicon, all of the Company's products are in early stages of development or research. To date the Company has not received marketing approval for its FOCALSEAL-L lung surgical sealant or any other product from the FDA or any other international regulatory body. The Company's initial product, FOCALSEAL-L, is not expected to be commercially available in Europe until the first half of 1998 and in the United States until the end of 1999, at the earliest. In addition, FOCALSEAL-L and FOCALSEAL-S will require significant additional research and development efforts before either is suitable for other indications. The development and commercialization of new bioabsorbable synthetic polymer products are highly uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that the potential products will be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a commercial scale, be uneconomical, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. No assurance can be given that any of the Company's development programs will be successfully completed, that clinical trials will generate anticipated results or will commence or be completed as planned, that any PMA application will be accepted or ultimately approved by the FDA, that required regulatory approvals will be obtained on a timely basis, if at all, or that any products for which approval is obtained will be commercially successful. If any of the Company's development programs are not successfully completed, required regulatory approvals are not obtained, or products for which approvals are obtained are not commercially successful, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business--Products and Product Development Programs."

    EARLY STAGE OF CLINICAL TESTING AND LACK OF EXTENSIVE CLINICAL DATA. The FOCALSEAL-L product for lung surgery is in the early stages of clinical testing in the United States, and clinical data obtained to date is insufficient to demonstrate the safety and efficacy of this product under applicable FDA regulatory guidelines. The Company has completed a 60-patient controlled, randomized human clinical trial in

Europe involving use of FOCALSEAL-L in lung surgery. Although the Company believes that the results of this trial are sufficient to obtain marketing approval in Europe, significant additional clinical data will be required prior to submission of a PMA application in the United States. The Company has only recently commenced United States clinical trials of FOCALSEAL-L pursuant to a conditionally approved IDE issued by the FDA. Based on communications to date, the FDA may require the Company to pursue certain clinical endpoints that were not the subject of the European clinical trial. In the event that the Company is required to pursue these endpoints, it may be more difficult for the Company to demonstrate the efficacy of FOCALSEAL-L in the United States trial than in the European trial, which could result in delays or adversely affect the success of the clinical trial. There can be no assurance that FOCALSEAL-L will receive marketing approval from the FDA or that any of the Company's other products will prove to be safe and effective in United States or international clinical trials under applicable regulatory guidelines. In addition, clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining necessary regulatory or international approvals. In particular, during the Company's European clinical trial of FOCALSEAL-L in lung surgery, a higher than anticipated incidence of insufficient wound healing at the bronchial stump was observed in patients in the treated group. The bronchial stump typically heals through tissue overgrowth from surrounding areas. Based upon its review and analysis of the clinical data, the Company believes that in those cases in which FOCALSEAL-L was applied directly to the bronchial stump it may have acted as a barrier to such tissue overgrowth, thereby slowing natural healing of the bronchial stump. As a result of this observed clinical event, the labelling for FOCALSEAL-L in the United States clinical trial indicates that the product may be applied to all lung tissues other than the bronchial stump. Other unforeseen circumstances may arise, or adverse events related to the use of the product may occur, during clinical trials and any such events may require suspension or termination of clinical trials as well as reporting to the FDA or other regulatory authorities. If the FOCALSEAL product and the Company's other products under development do not prove to be safe and effective in clinical trials or if the Company is otherwise unable to commercialize these products successfully, the Company's business, financial condition and results of operations will be materially and adversely affected. See "Business--Products and Product Development Programs--FOCALSEAL Surgical Sealant Products."

    DEPENDENCE UPON FOCALSEAL SURGICAL SEALANTS. The Company expects to introduce its first commercial product, FOCALSEAL-L for lung surgery indications, in Europe in the first half of 1998 through its strategic marketing alliance with Ethicon. The Company anticipates that revenues derived from European sales of FOCALSEAL-L will account for a substantial majority of the Company's near term product revenues. Before FOCALSEAL-L can be sold in Europe, the Company must first obtain a CE mark for marketing in the member countries of the European Union. Any delays or other difficulties encountered by the Company in obtaining such CE mark would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's future success will depend, in significant part, on its ability to complete successfully additional clinical trials and to obtain regulatory approval and market acceptance of FOCALSEAL-L in the United States. Although the Company recently commenced a 180-patient, pivotal, multicenter trial of FOCALSEAL-L for lung surgery indications in the United States and anticipates submitting a PMA application to the FDA based on the results of the trial, there can be no assurance that the FDA will accept the PMA for filing, that the Company will be able to demonstrate to the FDA's satisfaction that FOCALSEAL-L is safe and effective, or, if marketing approval were granted by the FDA, that the Company will commercialize successfully FOCALSEAL-L in the United States. Failure by the Company to gain marketing approval from the FDA for FOCALSEAL-L or to be able to commercialize successfully FOCALSEAL-L in the United States would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Uncertainties Related to Early Stage of Commercialization and Development," "--Early Stage of Clinical Testing and Lack of Extensive Clinical Data," and "--Uncertainty of Market Acceptance."

    UNCERTAINTY OF MARKET ACCEPTANCE. The Company's FOCALSEAL surgical sealants represent a new method of sealing air and fluid leaks that arise in connection with surgery, and there can be no assurance that these products will gain commercial acceptance among physicians, patients and health care payors, even if necessary international and United States marketing approvals can be obtained. The Company believes that recommendations and endorsements by physicians will be essential for market acceptance of FOCALSEAL, and there can be no assurance that any such recommendations or endorsements will be obtained. Physicians will not use the FOCALSEAL surgical sealants unless they determine, based on clinical data and other factors, that these systems are an effective means of sealing air and fluid leaks and that the clinical benefits to the patient and cost savings achieved through use of these systems outweigh their cost. Such determinations will depend, in part, on the ability of the Company's FOCALSEAL-L surgical sealant to reduce the time a lung surgery patient must be connected to a chest tube and the length of hospital stays associated with lung surgery. Acceptance among physicians may also depend upon the Company's ability to train thoracic surgeons and other potential users of the Company's products in the application of liquid surgical sealants, which such physicians typically have not performed, and the willingness of such users to learn these new techniques. Failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products and Product Development Programs--FOCALSEAL Surgical Sealant Products."

    DEPENDENCE ON STRATEGIC ALLIANCES. The Company has established strategic alliances and collaborations with the Ethicon division of Johnson & Johnson in the field of surgical sealants for all territories outside of North America and with Novartis and Chiron in the field of local drug delivery for restenosis prevention worldwide. The Company is dependent upon these corporate partners to provide certain research and development funding for these programs. Under the agreement with Ethicon, the Company is dependent upon Ethicon for marketing and sale of surgical sealants outside North America and for obtaining international regulatory approvals other than the CE mark, which is the responsibility of the Company to obtain. Under the agreement with Novartis and Chiron, the Company is dependent on these companies to collaborate in the development of polymer-based drug delivery products to be used for local, time-release delivery of cardiovascular drugs, to conduct preclinical testing and clinical trials and obtain required regulatory approvals for such drug candidates, and to manufacture and commercialize any resulting drugs. Failure of these partners to continue to collaborate with the Company for subsequent development of products, seek required regulatory approvals or commercialize products would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's strategy for development and commercialization of certain of its future products may depend upon the Company entering into additional arrangements with research collaborators, corporate partners and others, and upon the subsequent success of these third parties in performing their obligations. There can be no assurance that the Company will be able to enter into additional strategic alliances on terms favorable to the Company, or at all. The Company's inability to enter into additional strategic alliances could have an adverse effect on the Company's business, financial condition and results of operations.

    The Company cannot control the amount and timing of resources which its corporate partners devote to the Company's programs or potential products. If any of the Company's corporate partners breach their agreements with the Company or otherwise fail to conduct their collaborative activities in a timely manner, the clinical development and/or commercialization of products will be delayed, and the Company will be required to devote additional resources to product development and commercialization, or terminate certain development programs. The Company's strategic alliance with Novartis and Chiron is subject to termination upon 90 days notice. There can be no assurance that Novartis and Chiron will not elect to terminate their strategic alliance with the Company. In addition, if the Company's corporate partners effect a merger with a third party, there can be no assurance that the strategic alliances will not be terminated or otherwise materially adversely affected. The termination of any current or future strategic alliances could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, Focal's strategic partners may develop, either alone or with others, products that compete directly with the development and marketing of the Company's products. Competing products, either developed by the corporate partners or to which the corporate partners have rights, may result in their withdrawal of support with respect to all or a portion of the Company's technology, marketing and development efforts, which would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any products or technology developed with corporate partners. These and other possible disagreements between corporate partners and the Company could lead to delays in or termination of the collaborative research, development or commercialization of certain products or could require or result in litigation or arbitration, which would be time-consuming and expensive, and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategic Alliances."

    INTENSE COMPETITION; UNCERTAINTY OF TECHNOLOGICAL CHANGE. The Company competes with many domestic and foreign medical device, pharmaceutical and biopharmaceutical companies. In the surgical sealant area, the Company will compete with existing methodologies for sealing air and fluid leaks resulting from surgery, including some traditional wound closure products such as sutures and staples, marketed by companies such as Johnson & Johnson, United States Surgical Corporation, American Home Products Corporation and others. Other products currently being marketed include fibrin glue, sold in Europe and the Pacific Rim countries by Immuno AG, Cention, Fujisawa and others, and under development by Baxter Healthcare Corporation, Bristol-Myers Squibb Company, Vitex and others. Other competitors in the surgical sealant market include Closure Medical Corporation, B. Braun GmBH and Cryolife. Competitive products may also be under development by other large medical device, pharmaceutical and biopharmaceutical companies. The other areas in which Focal is developing products, such as post-surgical adhesion prevention and restenosis drug delivery, are intensely competitive markets and the Company will encounter competition from major medical device, pharmaceutical and biopharmaceutical companies in such markets. Many of the Company's current and potential competitors have substantially greater financial, technological, research and development, regulatory and clinical, marketing and sales, and personnel resources than the Company. These competitors may also have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing such products. Certain of these competitors may obtain patent protection, approval or clearance by the FDA or foreign countries or product commercialization earlier than the Company, any of which could materially adversely affect the Company. Furthermore, if the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it currently has limited experience. Finally, there can be no assurance that the Company's marketing partners will not pursue parallel development of other technologies or products, which may result in a marketing partner developing additional products that would compete with the Company's products.

    Other recently developed technologies or procedures are, or may in the future be, the basis of competitive products. There can be no assurance that the Company's current competitors or other parties will not succeed in developing alternative technologies and products that are more effective, easier to use or more economical than those which have or are being developed by the Company or that would render the Company's technology and products obsolete and non-competitive in these fields. In such event, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business--Competition and Technological Change."

    UNCERTAINTIES RELATED TO PATENTS AND PROPRIETARY TECHNOLOGY. The Company's success will depend on its ability to obtain patent protection for its products, preserve its trade secrets, prevent third parties from infringing upon its proprietary rights, and operate without infringing upon the proprietary rights of others, both in the United States and internationally. There can be no assurance that the Company's pending or future patent applications will issue, or that the claims of the Company's issued patents, or any patents that may issue in the future, will provide any competitive advantages for the Company's products or that they will not be successfully challenged, narrowed, invalidated or circumvented in the future. Moreover, litigation and interference or opposition proceedings associated with obtaining, enforcing or defending patents or trade secrets is expensive and can divert the efforts of technical and management personnel. The Company has filed patent applications in certain foreign countries corresponding to certain patent applications that it has filed in the United States and may file additional patent applications inside and outside the United States. The Company believes that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws and believes the protection afforded by foreign patents or any other foreign intellectual property protection, if obtained, may be more limited than that provided domestically. In addition, there can be no assurance that competitors will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use, offer for sale, sell and import its products. The Company is aware that certain medical device, pharmaceutical and other companies, universities and research institutions have filed patent applications or have issued patents relating to compositions and methods for wound closure and adhesion prevention. In addition, the medical device and pharmaceutical industries have been characterized by litigation regarding patents and other intellectual property rights, and many companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that litigation will not be brought against the Company by third parties in the future challenging the Company's patent rights or claiming infringement by the Company of patents held by the third parties.

    Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the medical products industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Accordingly, the Company intends to seek patent protection for its proprietary technology, products and processes. There can be no assurance as to the success or timeliness in obtaining any such patents, that the breadth of claims obtained, if any, will provide adequate protection of the Company's proprietary technologies, products and processes, or that the Company will be able to adequately enforce any such claims to protect its proprietary technology, products and processes. Because patent applications in the United States are confidential until the patents issue, and publication of discoveries in the scientific and patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that Company inventors or licensors were the first to conceive of inventions covered by pending patent applications or that the Company was the first to file patent applications for such inventions.

    The Company may desire to or may be required to obtain licenses to patents or proprietary rights of others. No assurance can be given that any licenses required under any patents or proprietary rights of third parties would be made available on terms acceptable to the Company, or at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around or otherwise avoid such patents, or it could find that the development, manufacture or sale of products requiring such licenses is foreclosed. Litigation may be necessary to defend against or assert claims of patent infringement or invalidity, to enforce or defend patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings in the United States Patent and Trademark Office, or opposition proceedings in a foreign patent office, may be necessary to determine the priority of inventions with respect to patent applications of the Company or its licensors. Litigation, interference or opposition proceedings could result in substantial costs to and diversion of effort by the Company, and adverse determinations in any such proceedings could prevent the Company from manufacturing, marketing or selling its products and could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with its commercial partners, collaborators, employees and consultants. The Company also has invention or patent assignment agreements with its employees and certain, but not all, commercial partners and consultants. There can be no assurance that relevant inventions will not be developed by a person not bound by an invention assignment agreement. There can be no assurance that binding agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. See "Business--Patents and Proprietary Rights."

    GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVALS. Clinical testing, manufacture, promotion and sale of the Company's products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding foreign regulatory agencies. The Federal Food, Drug, and Cosmetic Act ("FDC Act"), and other federal and state statutes and regulations govern or influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products or to allow the Company to enter into supply contracts, and criminal prosecution.

    The Company's FOCALSEAL surgical sealant product will be regulated as a class III medical device for which FDA approval of a premarket approval ("PMA") application must be obtained prior to commercial distribution in the United States. A PMA application must be supported by extensive information, including preclinical and clinical trial data. The PMA process is expensive, lengthy and uncertain, and a number of products for which PMA applications have been submitted by other companies have never been approved for marketing.

    If granted, the approval of the PMA application may include significant limitations on the indicated uses for which a product may be marketed. There can be no assurance that the Company will be able to obtain necessary PMA application approvals to market the FOCALSEAL surgical sealant, or any other products, on a timely basis, if at all. Failure to obtain or delays in receipt of such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

    Although the Company has received a conditionally approved investigational device exemption ("IDE") from the FDA permitting the Company to conduct clinical trials of FOCALSEAL for lung surgery in the United States, and such clinical study has recently commenced, there can be no assurance that data from such studies will demonstrate the safety and effectiveness of the FOCALSEAL product or will adequately support a PMA application for the product. In addition, the Company will be required to obtain additional IDEs for other applications of FOCALSEAL and for other products that the Company develops that are regulated by the FDA as medical devices. There can be no assurance that data, typically the results of animal and laboratory testing, that may be provided by the Company in support of future IDE submissions will be deemed adequate for the purposes of obtaining IDE approval or that the Company will obtain approval to conduct clinical studies of any such future product. Furthermore, even if IDE approval is obtained and clinical studies are conducted, there can be no assurance that data from such studies will demonstrate the safety and effectiveness of any such product or will adequately support a PMA application for any such product. See "--Early Stage of Clinical Testing and Lack of Extensive Clinical Data."

    The drug delivery products that the Company is developing, including products under development with collaborative partners for restenosis drug delivery, are likely to be regulated as drugs requiring FDA approval of an investigational new drug ("IND") prior to clinical testing and of a new drug application ("NDA") prior to commercialization in the United States. The new drug approval process is generally considered more onerous, costly and lengthy than the PMA process, requiring more extensive preclinical and clinical testing, and many products for which NDAs have been submitted by other companies have never been approved for marketing. There can be no assurance that the Company will be able to obtain necessary or timely IND or NDA approval for any product for which it is required. Failure to obtain or delays in the receipt of NDA approval, when required, could have a material adverse effect on the Company's business, financial condition, and results of operations.

    The FDA and other regulatory agency requirements for manufacturing, product testing and marketing vary depending upon whether the product is a medical device or drug. Manufacturers of medical devices and drugs are also required to comply with the applicable FDA good manufacturing practice ("GMP") requirements, which include requirements relating to product testing and quality assurance as well as the corresponding maintenance of records and documentation. There is no assurance that the Company will be able to comply with the applicable GMP requirements.

    The Company is required to provide information to the FDA on death or serious injuries alleged to have been associated with the use of its medical devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits a cleared or approved device from being marketed for uncleared or unapproved uses. If the FDA believes that a company is not in compliance with law, it can institute proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the Company, its officers and its employees. Failure to comply with the regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict the effect, if any, that such changes might have on its business, financial condition or results of operations.

    The Company is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

    International sales of the Company's products are subject to the regulatory agency product registration requirements of each country. The regulatory review process varies from country to country. In order to market the FOCALSEAL surgical sealant and other products being developed by the Company in the member countries of the European Union, the Company will be required to obtain CE mark certification. CE mark certification is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. The Company will be required to obtain the right to affix the CE mark to its products in order to sell such products in member countries of the European Union. In September 1997, the Company completed a CE mark and ISO 9001 standards audit for FOCALSEAL-L, which is one of the principal steps in the CE mark approval process. The remainder of the CE mark approval process consists primarily of review by the approving body of additional documentation to be submitted by the Company in response to observations made during the CE mark audit. Although the CE mark and ISO 9001 standards audit has been completed, there can be no assurance that the Company will be successful in completing the remainder of the CE mark certification process or obtaining CE mark certification in a timely manner. See "Business--Government Regulation."

    NEED FOR ADDITIONAL FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL. Focal will require substantial additional funding in order to continue its research and product development programs, including for preclinical testing and clinical trials of its product candidates, for operating expenses, for the pursuit of regulatory approvals for its product candidates, and may require additional funding for establishing manufacturing and marketing capabilities in the future. The Company believes that its existing capital resources, together with the net proceeds of this offering, interest income and future payments due under strategic alliances, will be sufficient to satisfy its current and projected funding requirements for at least 18 months. However, no assurance can be given that such net proceeds will be sufficient to conduct its research and development programs as planned. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the magnitude of these programs, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, if any, the costs involved in filing and prosecuting patent applications and enforcing patent claims, competing technological and market developments, the establishment of additional strategic alliances, the cost of manufacturing facilities and of commercialization activities, and the cost of product in-licensing and any possible acquisitions. There can be no assurance that the Company's cash, cash equivalents and marketable securities, including the net proceeds of this offering, and interest income earned thereon, together with funding that may be received under the Company's strategic alliances, will be adequate to satisfy its capital and operating requirements.

    Focal intends to seek additional funding through strategic alliances, and may seek additional funding through public or private sales of the Company's securities, including equity securities. In addition, the Company has obtained equipment lease financing and other forms of debt financing and may continue to pursue opportunities to obtain additional lease or debt financing in the future. There can be no assurance, however, that additional equity or debt financing will be available on reasonable terms, if at all. Any additional equity financings would be dilutive to the Company's stockholders. If adequate funds are not available, Focal may be required to curtail significantly one or more of its research and development programs and/or obtain funds through arrangements with corporate partners or others that may require Focal to relinquish rights to certain of its technologies or product candidates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    LIMITED MANUFACTURING EXPERIENCE. The Company has only limited manufacturing facilities for clinical and early commercial production of its products and has limited experience in manufacturing its FOCALSEAL surgical sealants. There can be no assurance that the Company will be able to attract, train and retain the required personnel or will be able to increase its manufacturing capability to manufacture commercial quantities of surgical sealants in a timely manner, or at all. Manufacturers often encounter difficulties in scaling up production of their products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. The Company anticipates that it will need to increase significantly its current manufacturing capacity to meet commercial needs over the next several years and that it may need to establish off-site manufacturing capacity to meet these anticipated needs. In addition, the Company expects that it will need to identity and qualify additional sources for materials and outsourced manufacturing processes. There can be no assurance that the Company's manufacturing scale-up efforts will be successful or that reliable, commercial manufacturing can be established or maintained at commercially reasonable costs on a timely basis, or at all. The Company would experience supply interruptions in the event it is unable to establish or maintain commercial levels of polymer synthesis, as the Company's polymer formulations are proprietary and are not available from third parties. In addition, there can be no assurance that the Company will not encounter unanticipated problems and delays in connection with its contract manufacturers and suppliers. Delays associated with or difficulties encountered in establishing commercial manufacturing, or problems encountered with contract manufacturers and suppliers, would result in disruptions of product supply to the Company's marketing partners and for use in clinical trials. In such event, Ethicon could, under its agreement with the Company, commence manufacturing of surgical sealants for sales in all territories outside North America. Any of the foregoing would have a material adverse affect on the Company's business, financial condition and results of operations.

    The Company purchases raw materials used in its products from various suppliers. Certain materials and components are currently purchased by the Company from single sources. These materials have generally been readily available in the marketplace and have not been the subject of shortages. There can, however, be no assurance that the Company or its suppliers or contract manufacturers will not experience materials shortages in the future. Any such future shortages of materials or components could have a material adverse effect on the Company's business, financial condition and results of operations.


    The Company is also required to register as a medical device manufacturer with the FDA and to list its products with the FDA. As such, the Company is subject to inspections by the FDA for compliance with applicable GMP requirements, which include elaborate testing, control documentation and other quality assurance procedures. In addition, prior to international commercialization, the Company will be required to attain and maintain compliance with ISO 9001 standards. Failure to either attain or maintain compliance with the applicable regulatory requirements of various regulatory agencies would have a material adverse effect on the Company's business financial condition and results of operations. Further, the Company and the third party manufacturers of its products are required to comply with various FDA requirements for design, safety, advertising and labeling. The Company has not yet undergone an FDA GMP inspection and does not anticipate that it will undergo such an inspection until after submission of its initial PMA application for FOCALSEAL surgical sealants. See "Business--Manufacturing."


    Complex medical devices, such as the Company's products, can experience performance problems in the field that require review and possible corrective action by the manufacturer. There can be no assurance that component failures, manufacturing errors or design defects that could result in an unsafe condition or injury to the patient will not occur. If any such failures or defects were deemed serious, the Company could be required to withdraw or recall products, which could result in significant costs to the Company. However, there can be no assurance that market withdrawals or product recalls will not occur in the future. Any future product problems could result in market withdrawals or recalls of products, which could have a material adverse affect on the Company's business, financial condition or results of operations.

    LACK OF MARKETING AND SALES CAPABILITIES. The Company currently has no experience in marketing or selling its products under development and does not have a marketing and sales staff. In order to achieve commercial success for any product approved by the FDA, Focal must either develop a marketing and sales force or enter into arrangements with third parties to market and sell its products. Although Focal has international marketing arrangements in place for its surgical sealant products, there can be no assurance that Focal will successfully develop such marketing capabilities or experience for United States marketing efforts. If the Company develops its own marketing and sales capabilities, it will compete with other companies that currently have experienced and well funded marketing and sales operations. To the extent that the Company enters into co-promotion or other marketing and sales arrangements with other companies, any revenues to be received by Focal will be dependent on the efforts of others, and there can be no assurance that such efforts will be successful. See "Business--Sales and Marketing."

    REIMBURSEMENT AND PRODUCT PRICING. Reimbursement and health care payment systems in international markets vary significantly by country. In connection with international product introductions, the Company and its strategic marketing partners may be required to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner, or at all, and failure to receive such international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought. In the United States, health care providers, such as hospitals and physicians, that purchase medical devices such as the Company's products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of surgical procedures. The Company anticipates that in a prospective payment system, such as the DRG system utilized by Medicare, and in many managed care systems used by private health care payors, there will be no separate, additional reimbursement for the Company's products. Accordingly, the Company believes that there will be no product or procedure reimbursement codes for the Company's products. There can be no assurance that reimbursement for the Company's products will be available in the United States or in international markets under either governmental or private reimbursement systems. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors for procedures in which the Company's products are used or adverse changes in governmental and private third party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's business may be also materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. See "Business--Third Party Reimbursement."

    UNCERTAINTY OF ABILITY TO ATTRACT AND RETAIN KEY MANAGEMENT, EMPLOYEES AND CONSULTANTS. The Company is highly dependent on the principal members of its management and scientific staff. The loss of services of any of these personnel could impede the achievement of the Company's development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain personnel on acceptable terms given the competition among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions for experienced scientists. In addition, the Company relies on members of its Scientific Advisory Board and a significant number of consultants to assist the Company in formulating its research and development strategy. All of Focal's consultants and the members of the Company's Scientific Advisory Board are employed by employers other than the Company, and may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to the Company. See "Business--Scientific Advisors" and "Management."

    POTENTIAL PRODUCT LIABILITY EXPOSURE; LIMITED INSURANCE COVERAGE. The use of any of the Company's potential products in clinical trials, and the sale of any approved products, may expose the Company to liability claims resulting from the use of its products. These claims might be made directly by consumers, health care providers or by pharmaceutical companies or others selling such products. Focal has obtained product liability insurance coverage, subject to certain policy limits, for its clinical trials. The Company intends to expand its insurance coverage to include the sale of commercial products if marketing approval is obtained for products in development. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. There can also be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any products approved for marketing. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

    HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS. The Company's research and development processes involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company believes that it is in compliance in all material respects with applicable environmental laws and regulations. Accordingly, it does not expect to make material capital expenditures for environmental control facilities in the near-term. However, there can be no assurance that it will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that the operations, business or assets of the Company will not be materially adversely affected by the costs of compliance with current or future environmental laws or regulations.

    BROAD MANAGEMENT DISCRETION OVER USE OF PROCEEDS. The Company expects to use a majority of the net proceeds to fund research and development activities, clinical trials, expansion of marketing and sales activities, expansion of manufacturing capabilities and capital expenditures. The Company is not currently able to estimate precisely the allocation of the proceeds among such uses, and a significant portion of the net proceeds have not been designated for specific uses. In addition, the timing and amount of expenditures will vary depending upon numerous factors. Accordingly, management of the Company will have broad discretion with respect to the use of these funds and the determination of the timing of expenditures. See "Use of Proceeds."

    NO PRIOR PUBLIC MARKET FOR COMMON STOCK. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that a regular trading market will develop and continue after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock following this offering. Among the factors considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. See "Underwriting."

    VOLATILITY OF COMMON STOCK PRICE. The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or others, clinical trial results, developments concerning strategic alliance agreements, government regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or others, future sales of substantial amounts of Common Stock by existing stockholders, comments by securities analysts and general market conditions can have an adverse effect on the market price of the Common Stock. In addition, the realization of any of the risks described in these "Risk Factors" could have a dramatic and material adverse impact on market price of the Company's Common Stock.

    CONTROL BY EXISTING STOCKHOLDERS. After the completion of this offering, current stockholders, including certain executive officers and directors of the Company and their affiliates, will own approximately 81% of the outstanding Common Stock. As a result, these stockholders will, to the extent they act together, continue to have the ability to exert significant influence and control over matters requiring the approval of the Company's stockholders, including the election of a majority of the Company's Board of Directors. See "Principal Stockholders."

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future. Based on the number of shares of Common Stock outstanding at September 30, 1997 and assuming no exercise of outstanding options or certain warrants after September 30, 1997, upon the completion of this offering, the Company will have 12,865,337 shares of Common Stock outstanding, of which the 2,500,000 shares offered hereby will be freely tradable (unless held by affiliates of the Company) and the remaining 10,365,337 shares will be restricted securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). These shares may be sold in the public market only if registered, or pursuant to an exemption from registration, including pursuant to Rules 144, 144(k) or 701 under the Securities Act. All of the executive officers, directors, all stockholders and optionholders of the Company are subject to lock-up agreements with the Representatives or are otherwise subject to agreements with the Company providing that, pursuant to the terms of such lock-up agreements (each a "Lock-Up Agreement"), during the 180-day period beginning on the date of this Prospectus, they will not sell or otherwise dispose of any shares of Common Stock of the Company. Upon expiration of the Lock-Up Agreements, all of such 10,365,337 shares of Common Stock will become eligible for immediate public resale, subject in some cases to volume limitations pursuant to Rule 144 at various times over a period of less than one year following the completion of this offering, subject in some cases to volume limitations. See "Shares Eligible for Future Sale" and "Underwriting."

    ADVERSE IMPACT OF EXPIRATION OR RELEASE OF SHARES FROM LOCK-UP
AGREEMENTS. The executive officers and directors of the Company and all stockholders and optionholders of the Company have each agreed that, or are otherwise subject to an agreement providing that, pursuant to the terms of a lock-up agreement (the "Lock-Up Agreement"), during the 180-day period beginning on the date of this Prospectus (the "Lock-Up Period") they will not, without the prior written consent of Lehman Brothers Inc., directly or indirectly, offer, sell, contract to sell, hypothecate or otherwise dispose (or enter into any transaction which is designed to, or could be expected to, result in the disposition by any person) of any shares of Common

Stock of the Company, or any security convertible into or exercisable for Common Stock of the Company, or any rights to purchase or acquire, Common Stock of the Company (other than pursuant to bona fide gifts to persons who agree in writing to be bound by the provisions of the Lock-up Agreement). Lehman Brothers Inc. may in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-Up Agreement. In addition, upon expiration of the Lock-up Agreement, substantially all of the shares subject to the Lock-up Agreement will be eligible for immediate sale, other than shares held by officers, directors and other affiliates of the Company which will be eligible for sale subject in some cases to volume limitations. Furthermore, holders of 8,297,389 shares and certain warrants outstanding immediately following the completion of this offering will be entitled to registration rights with respect to such shares upon termination of the Lock-Up Agreement. Sales of shares of Common Stock as a result of the expiration of the Lock-up Agreement, the exercise of registration rights or the early release of shares from the Lock-Up Agreement could have a material adverse affect on the market price of the Company's Common Stock. See "Shares Eligible for Future Sale," "Underwriting" and "Description of Capital Stock."

    POTENTIAL ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation provides for staggered terms for the members of the Board of Directors and does not provide for cumulative voting in the election of directors. In addition, the Board of Directors of the Company may issue shares of Preferred Stock without stockholder approval on such terms as the Board may determine. The Company's Bylaws require advance notice of matters of business to be brought before meetings of stockholders. The Company's Certificate of Incorporation prohibits stockholders from acting by written consent. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Further, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% of more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date the stockholder becomes an interested stockholder. The staggered board terms, lack of cumulative voting, Preferred Stock provision and other provisions of the Company's charter and Delaware corporate law may discourage certain types of transactions involving an actual or potential change in control of the Company.

    In addition, the Company's Board of Directors has approved a Stockholders Rights Plan under which a dividend of one right (a "Right") to purchase one one-thousandth share of the Company's Series A Participating Preferred Stock ("Series A Preferred") for each outstanding share of Common Stock ("Common Shares") of the Company has been declared and will be distributed to stockholders of record as of the effective date of this offering. The Rights may have the effect of rendering it more difficult or discouraging an acquisition of the Company deemed undesirable by the Company's board of directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights, and may therefore discourage or prevent certain transactions involving an actual or potential change in control of the Company. See "Description of Capital Stock."

    IMMEDIATE AND SUBSTANTIAL DILUTION. Upon purchase of Common Stock, investors will experience an immediate and substantial dilution of $8.91 per share in the net tangible book value of the Common Stock they acquire in this offering. Additional dilution is likely to occur upon the exercise of options, warrants and conversion rights granted by the Company. See "Dilution" and "Description of Capital Stock-- Registration Rights of Certain Holders."

    ABSENCE OF CASH DIVIDENDS. The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share are estimated to be $27,300,000 ($31,485,000 if the over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses.

    The Company expects to use the majority of the net proceeds to fund research and development activities, clinical trials, expansion of manufacturing capabilities and sales and marketing activities, and capital expenditures. The Company anticipates using $2,500,000 of the net proceeds for the expansion of its manufacturing facility for its surgical sealant products. The balance of the net proceeds will be used for working capital and general corporate purposes. Although the Company may use a portion of the net proceeds for the licensing or acquisition of new products or technologies from others, the Company currently has no specific commitments in this regard. The amounts actually expended for each purpose and the timing of such expenditures may vary significantly depending upon numerous factors, including the timing of regulatory actions regarding the Company's potential future products, the costs and timing of expansion of marketing, sales and manufacturing activities, results of clinical trials and competition. In addition, there can be no assurance that any product developed or introduced by the Company will be successfully commercialized or that the Company will not exceed its current spending expectations. Pending the foregoing uses, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

    The Company has never declared or paid any dividends on its capital stock. The Company does not anticipate declaring or paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth as of September 30, 1997 (i) the actual capitalization of the Company, and (ii) the capitalization of the Company on a pro forma as adjusted basis to reflect the sale of the 2,500,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $12.00 per share) and receipt of the proceeds therefrom, after deducting underwriting discounts and commissions and estimated expenses payable by the Company, and the conversion of all outstanding shares of Preferred Stock into 8,117,803 shares of Common Stock, the exercise of warrants to purchase 19,496 shares of Common Stock and the restatement of the Company's Certificate of Incorporation to provide for authorized capital stock consisting of 50,000,000 shares of Common Stock and 5,000,000 shares of undesignated Preferred Stock upon completion of this offering. This table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements, including the notes thereto, included elsewhere in this Prospectus.


                                                                                             AS OF SEPTEMBER 30,
                                                                                                    1997
                                                                                           -----------------------
                                                                                                        PRO FORMA
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Capital lease obligations, long-term portion.............................................  $    1,207   $   1,207
                                                                                           ----------  -----------
Stockholders' equity:
  Preferred Stock, par value $.01 per share;
    31,681,540 shares authorized; 24,345,247 shares issued and outstanding on an actual basis; 5,000,000 shares authorized, none issued and outstanding
    pro forma as adjusted(1).............................................................         243          --
  Common Stock, par value $.01 per share;
    50,000,000 shares authorized; 2,228,038 shares issued and outstanding on an actual
    basis, and 12,865,337 shares issued and outstanding pro forma as adjusted(2)(3)......          22         129
  Additional paid-in capital.............................................................      57,987      85,446
  Unrealized loss on marketable securities...............................................         (11)        (11)
  Notes receivable from related parties(4)...............................................      (1,688)     (1,688)
  Deferred compensation..................................................................        (733)       (733)
  Accumulated deficit....................................................................     (45,032)    (45,032)
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................      10,788      38,111
                                                                                           ----------  -----------
    Total capitalization.................................................................  $   11,995   $  39,318
                                                                                           ----------  -----------
                                                                                           ----------  -----------


------------------------

(1) For information regarding each series of Preferred Stock that will convert into Common Stock upon the completion of this offering, including information regarding the conversion ratio for each such series and the pro forma effect of such conversion, see Note 5 of Notes to Financial Statements.

(2) Excludes (i) 297,921 shares of Common Stock issuable upon the exercise of stock options outstanding under the Company's 1992 Incentive Stock Plan at September 30, 1997, and (ii) 179,586 shares issuable upon the exercise of warrants that will remain outstanding following the completion of this offering. See "Management--Incentive Stock Plans," "Certain Transactions," "Description of Capital Stock" and Note 5 of Notes to Financial Statements.

(3) For information regarding outstanding options and warrants, including information regarding the exercise prices and expiration dates thereof, see
    Note 5 of Notes to Financial Statements.


(4) The notes receivable from related parties consist of promissory notes received by the Company in connection with a program implemented in January 1997 under which directors, executive officers and certain other key employees were permitted to exercise their outstanding options as to both vested and unvested shares, with unvested shares being subject to a right of repurchase at cost in favor of the Company in the event of termination of employment prior to vesting of all then-unvested shares. Under this program, the participants paid the exercise price for their outstanding options pursuant to full recourse promissory notes. The notes bear interest at 6.0% per annum and are due and payable on December 31, 2000. See "Certain Transactions."

                                    DILUTION

    The net tangible book value of the Company, at September 30, 1997, on a pro forma basis to give effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the exercise of warrants to purchase 19,496 shares of Common Stock upon the completion of this offering, was $12,499,800 or approximately $1.21 per share of Common Stock. "Net tangible book value" per share represents the amount of the Company's total tangible assets, reduced by the amount of its total liabilities, divided by the pro forma number of shares of Common Stock outstanding. After giving effect to the sale of the 2,500,000 shares of Common Stock offered hereby (assuming an initial public offering price of $12.00 per share), after deducting underwriting discounts and commissions and estimated offering expenses, the Company's pro forma net tangible book value at September 30, 1997 would have been $39,799,800, or $3.09 per share. This represents an immediate increase in net tangible book value of $1.88 per share to existing stockholders and an immediate dilution in net tangible book value of $8.91 per share to new investors purchasing Common Stock in the offering. The following table illustrates this per share dilution:

Assumed price to public...........................................             $   12.00
  Pro forma net tangible book value per share at September 30,
    1997..........................................................  $    1.21
  Increase per share attributable to new investors................       1.88
                                                                    ---------
Pro forma net tangible book value per share after offering........                  3.09
                                                                               ---------
Dilution to new investors.........................................             $    8.91
                                                                               ---------
                                                                               ---------

    The following table summarizes, on a pro forma basis as of September 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing stockholders and by investors purchasing shares in the offering (at an assumed initial public offering price of $12.00 per share):

                                                   SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                              --------------------------  ---------------------------     PRICE
                                                 NUMBER       PERCENT        AMOUNT        PERCENT      PER SHARE
                                              ------------  ------------  -------------  ------------  -----------
Existing stockholders.......................    10,365,337          81%   $  58,480,384          66%    $    5.64
New investors...............................     2,500,000          19%      30,000,000          34%        12.00
                                              ------------         ---    -------------         ---
  Total.....................................    12,865,337         100%   $  88,480,384         100%
                                              ------------         ---    -------------         ---
                                              ------------         ---    -------------         ---

    The foregoing computations assume no exercise of stock options or warrants outstanding at September 30, 1997. At September 30, 1997, there were outstanding stock options to purchase an aggregate of 297,921 shares of Common Stock at a weighted average exercise price of $2.16 per share and warrants which are not required to be exercised upon the completion of this offering to purchase an aggregate of 179,586 shares of Common Stock at a weighted average exercise price of $10.40 per share. To the extent these stock options and warrants are exercised, there will be further dilution to purchasers in this offering. See "Management--Incentive Stock Plans" and Note 5 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below for each year in the five year period ended December 31, 1996 are derived from the financial statements of Focal, Inc. which have been audited by Ernst & Young LLP, independent auditors. The financial data for the nine month periods ended September 30, 1997 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Focal considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements, related notes and other financial information included elsewhere in this Prospectus.

                                                                                                                     NINE
                                                                                                                    MONTHS
                                                                                                                     ENDED
                                                                                                                   SEPTEMBER
                                                                         YEAR ENDED DECEMBER 31,                      30,
                                                         --------------------------------------------------------  ---------
                                                           1992       1993        1994        1995        1996       1996
                                                         ---------  ---------  ----------  ----------  ----------  ---------

                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Collaborative research revenue.........................  $      --  $      --  $       50  $      968  $    3,098  $   2,349
  Operating expenses:
    Research and development...........................      1,793      7,405      11,890       9,665      11,680      8,735
    General and administrative.........................        466      1,925       2,034       2,098       2,175      1,518
                                                         ---------  ---------  ----------  ----------  ----------  ---------
Total operating expenses...............................      2,259      9,330      13,924      11,763      13,855     10,253
                                                         ---------  ---------  ----------  ----------  ----------  ---------
Loss from operations...................................     (2,259)    (9,330)    (13,874)    (10,795)    (10,757)    (7,904)
Interest income........................................          6        357         668         443         691        515
Interest expense.......................................         13         44          79         107          92         71
                                                         ---------  ---------  ----------  ----------  ----------  ---------
Net income (loss)......................................  $  (2,266) $  (9,017) $  (13,285) $  (10,459) $  (10,158) $  (7,460)
                                                         ---------  ---------  ----------  ----------  ----------  ---------
                                                         ---------  ---------  ----------  ----------  ----------  ---------
Pro forma net income (loss) per
  share (1)............................................                                                $    (1.23) $    (.93)
                                                                                                       ----------  ---------
                                                                                                       ----------  ---------
Shares used in computing pro forma net income (loss)
  per share (1)........................................                                                     8,271      8,001
                                                                                                       ----------  ---------
                                                                                                       ----------  ---------

                                                                                                                   SEPTEMBER
                                                                                                                   30, 1997
                                                                                                                   ---------
                                                                               DECEMBER 31,
                                                         --------------------------------------------------------
                                                           1992       1993        1994        1995        1996      ACTUAL
                                                         ---------  ---------  ----------  ----------  ----------  ---------
                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities.......  $   6,945  $  19,027  $   12,240  $    6,948  $   12,208  $  13,215
Working capital........................................      6,320     17,776      10,159       4,401       9,003      9,254
Total assets...........................................      7,173     20,936      15,331       9,306      14,089     16,491
Capital lease obligations, long-term portion...........         --        602         934         462         315      1,207
Total stockholders' equity.............................      6,471     18,556      11,626       5,995      10,099     10,788


                                                            1997
                                                         -----------

STATEMENT OF OPERATIONS DATA:
Collaborative research revenue.........................   $  12,831
  Operating expenses:
    Research and development...........................      10,929
    General and administrative.........................       2,106
                                                         -----------
Total operating expenses...............................      13,035
                                                         -----------
Loss from operations...................................        (204)
Interest income........................................         731
Interest expense.......................................          81
                                                         -----------
Net income (loss)......................................   $     446
                                                         -----------
                                                         -----------
Pro forma net income (loss) per
  share (1)............................................   $     .04
                                                         -----------
                                                         -----------
Shares used in computing pro forma net income (loss)
  per share (1)........................................      10,551
                                                         -----------
                                                         -----------

                                                          PRO FORMA
                                                             AS
                                                          ADJUSTED
                                                             (2)
                                                         -----------

BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities.......   $  40,538
Working capital........................................      36,577
Total assets...........................................      43,814
Capital lease obligations, long-term portion...........       1,207
Total stockholders' equity.............................      38,111

------------------------

(1) See Note 1 of Notes to Financial Statements for information concerning the calculation of pro forma net income (loss) per share.

(2) Pro forma as adjusted to reflect the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the receipt of the estimated net proceeds therefrom and the automatic conversion of all outstanding shares of Preferred Stock into 8,117,803 shares of Common Stock and the exercise of warrants to purchase 19,496 shares of Common Stock upon the completion of this offering. See "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Company's financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

OVERVIEW

    The Company was founded in 1991 and is focused on the development, manufacture and commercialization of synthetic, absorbable, liquid surgical sealants based on the Company's proprietary polymer technology. Since inception, the Company has funded its operations primarily through the private placement of equity securities. In addition, the Company has entered into strategic alliances with corporate partners and has recorded revenues totaling $16.9 million through September 30, 1997 in connection with these alliances.

    The Company has incurred net losses in each year since its inception, including net losses of approximately $10.2 million during 1996. At September 30, 1997, the Company had an accumulated deficit of $45 million. The Company's profitability during the nine months ended September 30, 1997 resulted primarily from the receipt of a one-time non-refundable payment of $7.0 million as well as receipt of quarterly research and development funding under the Company's strategic alliance with Ethicon, Inc., a division of Johnson and Johnson ("Ethicon"), for FOCALSEAL surgical sealants. The Company's operating losses have resulted primarily from expenses incurred in connection with the Company's research and development activities, including preclinical and clinical trials, development of manufacturing processes and general and administrative expenses. The Company expects to incur net losses into 1999 and may incur net losses in subsequent periods although the amount of future net losses and time required by the Company to reach profitability are highly uncertain. The Company is dependent upon corporate partners for funding of a significant portion of research and development expenses. If the Company does not continue to receive funding from its current corporate partners, or is unable to otherwise obtain third-party funding, net losses will continue to increase. Focal does not expect to generate revenues from the sale of products until the first half of 1998. The Company's ability to achieve and sustain profitability will be dependent upon obtaining regulatory approval for and successfully commercializing its FOCALSEAL surgical sealants, and developing the manufacturing capacity and sales and marketing capability for its products. There can be no assurance that Focal will obtain required regulatory approvals, or successfully develop, manufacture, commercialize and market products or that the Company will ever record product revenues or achieve profitability.

    To date, the Company has not recorded any product revenues. The Company expects to introduce its first commercial product, FOCALSEAL-L for lung surgery indications, in Europe in the first half of 1998 through its strategic marketing alliance with Ethicon. The Company anticipates that revenues derived from European sales of the Company's FOCALSEAL surgical sealants will account for a substantial majority of the Company's near term product revenues. The Company must obtain a CE mark before Ethicon can market FOCALSEAL in the member countries of the European Union. Any delays or other difficulties encountered by the Company in obtaining such CE mark would have a material adverse effect on the Company's business, financial condition and results of operations.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1996

    Revenues for the nine months ended September 30, 1997 increased to $12.8 million from $2.3 million for the nine months ended September 30, 1996, due to higher collaborative research and development funding, which comprised all of the Company's revenues during both periods. The increase in the 1997 period was due primarily to a strategic alliance entered into with Ethicon in January 1997. Revenues recorded in connection with this strategic alliance for the nine months ended September 30, 1997 included a one-time non-refundable payment of $7.0 million, as well as funding of $1.25 million per quarter for research and development activities.

    Research and development expenses increased to $10.9 million for the nine months ended September 30, 1997 from $8.7 million for the nine months ended September 30, 1996. This increase resulted from the hiring of additional research and development personnel in 1997, as well as increased clinical trials and manufacturing start-up costs.

    General and administrative expenses increased to $2.1 million for the nine months ended September 30, 1997 from $1.5 million for the nine months ended September 30, 1996. General and administrative expenses during these periods consisted primarily of personnel costs, which increased due to the hiring of additional administrative personnel.

    Interest income increased to $731,000 for the nine months ended September 30, 1997 from $515,000 for the nine months ended September 30, 1996 as a result of higher average cash balances.

    The Company recorded net income of approximately $446,000 for the nine months ended September 30, 1997. The Company's profitability was primarily the result of a one-time payment and quarterly funding of research and development by Ethicon. The Company does not expect profitability to continue in the near term and anticipates that it will incur net operating losses into 1999.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Revenues for 1996 increased to $3.1 million from $968,000 in 1995. Revenues during both years consisted of research and development funding from corporate partners. The increase was due to a strategic alliance signed in April 1996 with Novartis Corporation and Chiron Corporation. Revenues recorded in connection with corporate alliances in 1996 include one-time payments, milestone payments and funding for research and development activities.

    Research and development expenses increased to $11.7 million in 1996 from $9.7 million in 1995, due to the hiring of research personnel and increased clinical trial expenses.

    General and administrative expenses increased to $2.2 million in 1996 from
2.1 million in 1995 and consisted primarily of personnel costs.

    Interest income increased to $691,000 in 1996 from $443,000 in 1995 due to higher cash balances as a result of a $19.7 million private placement completed in April 1996.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Revenues for 1995 increased to $968,000 from $50,000 for 1994 due to an increase in collaborative research and development funding. This increase was due to receipt of funding for a local drug delivery program. Revenues recorded in connection with this funding arrangement in 1995 included up-front payments and funding for research and development activities.

    Research and development expenses decreased to $9.7 million for 1995 from $11.9 million for 1994 due to a reduction in personnel in the first quarter of 1995. In addition, the Company incurred significant costs in 1994 in connection with a clinical trial conducted in Europe. There were no clinical trials conducted in 1995.

    General and administrative expenses were $2.1 million for 1995 and $2.0 million for 1994 and consisted primarily of personnel costs. Increases in general consulting costs were offset by decreases in certain other administrative expenses.

    Interest income decreased to $443,000 for 1995 from $668,000 for 1994. Cash balances were higher in 1994 as compared to 1995 due to the completion of a private placement in 1994.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, the Company has financed operations primarily from the sale of preferred stock in private placements. Through September 30, 1997, the Company has raised approximately $58.5 million from equity financings and has received $5.3 million in equipment lease financing. In addition, the Company has received funding from Novartis, Chiron and Ethicon totaling approximately $17.1 million through September 30, 1997.

    Cash provided by operations totaled $2.1 million for the nine months ended September 30, 1997 as compared to the use of $5.9 million for the same period of 1996. The change in cash from operations was due to the achievement of net income for the nine months ended September 30, 1997 as compared to a net loss of $7.4 million for the same period of 1996. Cash used in operations is equal to the net loss incurred for each period, less non-cash charges such as depreciation and amortization of property and equipment in addition to any changes in working capital.

    Capital expenditures from inception through September 30, 1997 totaled $5.8 million, representing laboratory equipment, office furniture and equipment, computers and certain leasehold improvements. The majority of these purchases have been financed through either direct financing leases or sale and leaseback arrangements. As of September 30, 1997, the Company did not have any material commitments for future capital expenditures. In the next 12 to 18 months, the Company anticipates capital expenditures of approximately $2.5 million for manufacturing facilities and related equipment. The Company has commitments from lenders, in the form of term loans and lease lines, totaling $2.5 million to provide for its expected capital needs during 1997 and 1998. As of September 30, 1997, the Company had drawn down $1.4 million under these credit facilities.

    The Company believes that its existing capital resources, together with the net proceeds of this offering, interest income and future payments due under strategic alliances, will be sufficient to satisfy its current and projected funding requirements for at least 18 months. Under the Company's surgical sealant collaboration agreement with Ethicon, the Company will receive fixed quarterly research and development funding of $750,000 per quarter through 1998. The Company also receives quarterly research and development funding under its collaboration agreement with Novartis and Chiron for local drug delivery; however, such agreement (including the funding obligations of Novartis and Chiron) is terminable upon 90 days notice. The Company may receive additional payments under these agreements upon achievement of specified development milestones; however, as such payments are dependent upon the achievement of such milestones, there can be no assurance as to the receipt or timing of any such payments. Under certain agreements with universities and consultants, the Company is obligated to make payments for sponsored research and consulting services. The Company's research funding commitments under these agreements totalled approximately $402,000 at December 31, 1996. Payments under these agreements are typically made on a quarterly or monthly basis. There can be no assurance that the net proceeds of this offering and the Company's other capital resources will be sufficient to enable the Company to conduct its research and development programs as planned. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs and the magnitude of these programs, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, if any, the costs involved in filing and prosecuting patent applications and enforcing patent claims, competing technological and market developments, the establishment of additional strategic alliances, the cost of manufacturing facilities and of commercialization activities and arrangements, and the cost of product in-licensing and any possible acquisitions. There can be no assurance that the Company's cash, cash equivalents and marketable securities including the net proceeds of this offering, and interest income earned thereon, together with funding that may be received under the Company's strategic alliances, will be adequate to satisfy its capital and operating requirements.

    Focal intends to seek additional funding through strategic alliances, and may seek additional funding through public or private sales of the Company's securities, including equity securities. In addition, the Company has obtained equipment lease financing and other forms of debt financing and may continue to pursue opportunities to obtain additional lease or debt financing in the future. There can be no assurance, however, that additional equity or debt financing will be available on reasonable terms, if at all. Any additional equity financings would be dilutive to the Company's stockholders. If adequate funds are not available, Focal may be required to curtail significantly one or more of its research and development programs and/or obtain funds through arrangements with corporate partners or others that may require Focal to relinquish rights to certain of its technologies or product candidates.

                                    BUSINESS

GENERAL

    Focal develops, manufactures and commercializes synthetic, absorbable, liquid surgical sealants based on the Company's proprietary polymer technology. The Company's family of FOCALSEAL surgical sealant products is currently being developed for use inside the body with or without sutures and staples to seal leaks resulting from lung, neuro, cardiovascular and gastrointestinal surgery. FOCALSEAL-L, the Company's first surgical sealant product, will initially be used to seal air leaks following lung surgery. The Company has entered into an exclusive marketing and distribution agreement for its surgical sealant products outside North America with Ethicon, a worldwide leader in surgical wound closure products. The Company anticipates commercial launch of FOCALSEAL-L for lung surgery indications in Europe through Ethicon in the first half of 1998.


    There are more than 4 million open and minimally invasive lung, neuro, cardiovascular and gastrointestinal surgical procedures performed annually worldwide in which air or fluid leaks may arise in an unpredictable and unexpected manner, and in which the Company's products, if approved, may be effective in reducing post-surgical leaks. The reported incidence of air and fluid leaks in these procedures is approximately 79% (intraoperative) and 15% (persistent postoperative) in lung surgeries, 15% in cranial surgeries, 13% in spinal surgeries, 5% in large bowel surgeries and 25% in esophageal surgeries. In many of these surgical procedures, as well as in cardiovascular surgeries, air and fluid leaks can occur unpredictably and it can be difficult at the conclusion of surgery for the surgeon to determine whether a particular surgical site will leak. Accordingly, the Company believes that its FOCALSEAL surgical sealants may be used prophylactically in many of these procedures. The Company has conducted clinical trials of FocalSeal-L for lung surgery and intends to develop products and conduct clinical trials for neuro, cardiovascular and gastrointestinal surgery indications. Patients with persistent air or fluid leaks may require prolonged hospitalization, have more complications and have higher levels of post-operative pain, and a higher risk of mortality. Sutures and staples, the principal products comprising the over $2.0 billion worldwide wound closure market, do not have inherent sealing capabilities, and therefore cannot consistently eliminate air and fluid leakage at the wound site. Focal's liquid surgical sealants adhere rapidly to underlying tissue, expand and contract with tissue, withstand air and fluid pressure, and are designed to provide an effective seal to reduce the incidence of air and fluid leaks following surgery. FOCALSEAL surgical sealants, which are biocompatible remain intact through the critical wound healing period and are then absorbed and eliminated by the body. The Company believes the use of its FOCALSEAL liquid surgical sealants could potentially shorten patient recovery times and hospital stays and reduce post-surgical complications.


    Focal is currently developing two principal surgical sealant formulations, FOCALSEAL-L and FOCALSEAL-S, for a broad range of applications inside the body. The Company has completed a 60-patient, multicenter, randomized, controlled clinical trial in Europe involving use of FOCALSEAL-L in sealing air leaks following lung surgery. In the trial, following surgery with standard sutures and staples and prior to randomization, it was determined that 79% of all patients had intraoperative air leaks. FOCALSEAL-L was shown to be 100% effective in sealing intraoperative air leaks in the 30 patients who were randomized into the treated group. In the other patients, who were randomized into the untreated group and received sutures and staples alone, only 27% were free of intraoperative air leaks. In September 1997, the Company initiated a pivotal, 180-patient, multicenter clinical trial in the United States under a conditional IDE to evaluate FOCALSEAL-L in sealing intraoperative and postoperative air leaks following lung surgery. The Company expects to submit a PMA for lung surgery indications to the FDA by the end of 1998.

    FOCALSEAL-S, the Company's second surgical sealant formulation, is absorbed by the body more quickly than FOCALSEAL-L and is designed for applications in which shorter sealing duration is desired. FOCALSEAL-S will initially be used to seal fluid leaks following neurosurgery. The Company expects to commence a clinical trial in Europe for this indication in mid-1998. The Company believes, based upon preclinical evaluation of its polymers, that its FOCALSEAL-L and FOCALSEAL-S formulations, which are designed to have absorption times that parallel long-term and short-term synthetic absorbable polymer sutures, respectively, will also be widely applicable to cardiovascular surgery, gastrointestinal surgery and other surgical applications.

    Focal is also developing other applications for the liquid formulations of its polymer technology, including local drug delivery systems and tissue coatings. In local drug delivery applications, the Company believes that its polymers can deliver high concentrations of drugs at local disease sites, thereby potentially enhancing efficacy and reducing toxicity associated with systemic delivery of drugs. The Company is initially pursuing local delivery of drugs with the objective of reducing the incidence of restenosis following coronary angioplasty procedures. The Company has entered into a collaboration with Novartis and Chiron under which these companies are funding development of a polymer-based local drug delivery system for anti-restenosis agents being developed by them. In connection with the collaboration, Novartis and Chiron received worldwide marketing and distribution rights for this indication. In addition, the Company is developing tissue coatings to prevent the formation of post-surgical adhesions, excessive scar tissue which attaches to surrounding tissue and can cause serious complications, particularly in abdominal and gynecological surgeries. The Company intends to enter into other collaborations with pharmaceutical companies for additional drug delivery and tissue coating indications.

    During the past three years, the Company has been engaged primarily in the development of the polymer formulations for its FOCALSEAL surgical sealant products and the delivery devices that are used to deliver these products. In addition, the Company has devoted resources to its other product development programs and research and development initiatives. In addition, in 1996 the Company commenced clinical trials of FOCALSEAL-L in Europe and in 1997, the Company commenced clinical trials of FOCALSEAL-L in the United States.

SURGICAL SEALANT MARKET OPPORTUNITY

    Effective closure of internal wounds following surgical procedures is critical to the restoration of the function of injured and diseased tissue and the ultimate success of the surgical procedure. Failure to effectively seal surgical wounds can result in leakage of air in lung surgeries, cerebral spinal fluid in neurosurgeries, blood in cardiovascular surgeries, and gastrointestinal contents in gastrointestinal surgeries. Air and fluid leaks resulting from surgical procedures can lead to significant post-surgical morbidity resulting in prolonged hospitalization, higher levels of post-operative pain and complications and a higher mortality rate.

    The current annual worldwide market for wound closure products, consisting primarily of surgical sutures and staples, is estimated at over $2 billion. Sutures and staples facilitate healing by joining wound edges and allowing the body to heal naturally. However, because sutures and staples do not have inherent sealing capabilities, they cannot consistently eliminate air and fluid leakage at the wound site. This is particularly the case when sutures and staples are used to close tissues containing air or fluids under pressure, such as the lobes of the lung, the dural membrane surrounding the brain and spinal cord, blood vessels and the gastrointestinal tract. In addition, in minimally invasive surgical procedures, where the physician must operate through small access devices, it can be more difficult and time-consuming for the physician to place sutures and staples as compared to open surgical procedures. The Company believes that the use of surgical sealants with or without sutures and staples in minimally invasive procedures could enhance the efficacy of these procedures through more effective and rapid wound closure.

    The limitations of sutures and staples in sealing certain air and fluid leaks have led to the adaptation of other technologies for wound closure. These alternatives include the use of liquid fibrin glues and nonliquid collagen patch products. Fibrin glues, which were originally developed as hemostatic agents, have limited efficacy in many surgical sealant applications because they do not adhere strongly to, or move and expand with, underlying tissue, particularly moist tissue. In spite of these limitations, annual international sales of fibrin glue sealants are estimated at $250 million. Collagen patches have similar limitations, in that they are not highly adherent, strong or elastic. In addition, both collagen patches and fibrin glues are absorbed by enzymatic reaction. Enzymatic reaction can result in variable absorption time from patient to patient, depending upon metabolic rates, and can potentially result in absorption prior to healing of the surgical site. Collagen patches and fibrin glues are derived from animal by-products, including bovine collagen and bovine and/or human plasma. These derivatives have resulted in significant safety concerns, and are reported to be one of the primary reasons fibrin glues have not received FDA approval for United States commercial sales. Furthermore, the wound closure industry has undergone a significant shift away from animal derived materials to synthetic materials due to the more predictable absorption, superior performance characteristics and safety of synthetic sutures. Currently, the Company estimates that over 65% of suture material is synthetic, as compared to only approximately 25% in 1975.

    Due to the limitations of sutures and staples in achieving rapid, leakproof wound closure and the inadequacy of animal by-product sourced glues and patches, Focal believes that a significant market opportunity exists for its synthetic, absorbable, liquid, surgical sealants.

FOCAL'S SYNTHETIC POLYMER TECHNOLOGY

    Focal's family of surgical sealants and its other products under development are based on the Company's proprietary synthetic, absorbable, liquid formulation polymer technology. The Company's polymers are designed to incorporate several beneficial characteristics, including adherence to tissue, strength, flexibility and elasticity, consistent absorption, and safety and biocompatibility, which are critical to their use as surgical sealants and in other clinical applications.

    The Company's proprietary polymer formulations are comprised of polyethylene glycol ("PEG"), other synthetic components and water. PEG and other synthetic components comprise approximately 10-20% of the Company's synthetic liquid formulation polymers and are widely used in other medical products approved for use inside the body, such as IV-administered pharmaceuticals, synthetic absorbable sutures, bone and dental cements, pain medications and eye drops. Water comprises the other 80-90% of Focal's formulations. The Company combines PEG and other synthetic components in various proprietary polymer formulations in order to control characteristics such as viscosity, setting time, strength, absorption, flexibility and elasticity. This enables the Company to tailor polymers for particular applications. A key distinguishing characteristic of the Company's polymer formulations is that they are applied as liquids and are photopolymerized by light into solid gels inside the body, a process known as photopolymerization. The solid gel formed after the light has been applied is highly flexible, elastic and transparent and strongly adheres to moist or dry tissue. The design and macromer composition of the Company's polymers enable them to polymerize quickly without generating heat, which is a significant clinical advantage over other IN VIVO polymerizable materials.

    The key technological hurdle which the Company overcame in the development of its synthetic, liquid surgical sealants was the crucial need to adhere strongly to moist tissue surfaces. The Company's sealants adhere to tissue as a result of a proprietary two-step priming and sealing process. To use FOCALSEAL, the physician first applies a liquid primer which penetrates the uneven surfaces of spongy, porous tissue. Once the primer is brushed on, the sealant is applied over the primer and both are exposed to a standard wavelength of visible light. The primer and sealant contain a photoinitiator which enables them to polymerize rapidly upon exposure to light, a process known as photopolymerization. The viscosity and rapid photopolymerization characteristics of the Company's surgical sealants enable the physician to apply the sealant where desired and avoid significant run off of the material prior to polymerization. Surgeons can perform the entire surgical sealant application process quickly and efficiently after limited training.

    The key properties of the Company's synthetic liquid polymers are:

    - ADHERENCE TO TISSUE. The Company's FOCALSEAL surgical sealants adhere strongly to both moist and dry tissue, a requirement for effective sealants which, to the Company's knowledge, has not been adequately demonstrated by alternative technologies in clinical applications. The combination of a viscous liquid formulation polymer incorporating a photoinitiator enables the Company's polymers to adhere to tissue when applied as a liquid and to polymerize rapidly when exposed to light.

    - STRENGTH, FLEXIBILITY AND ELASTICITY. The composition of the Company's polymers provides a high degree of strength, flexibility and elasticity, enabling them to stretch with the tissue to which they are applied. These qualities are especially significant when the polymers are used in areas where resistance to air and fluid pressure is critical, including the lungs, the dural membrane surrounding the brain, the vascular system and the gastrointestinal tract.

    - CUSTOMIZABLE POLYMER CHARACTERISTICS. By modifying the chemical composition of its polymers, the Company is able to control characteristics such as viscosity, setting time, strength, absorption, flexibility and elasticity. The customizable nature of the Company's polymer technology enables Focal to design and develop products with characteristics and properties that are tailored for specific clinical indications.

    - HYDROLYTIC ABSORPTION. The Company's synthetic polymers are designed to be predictably broken down by water, a process known as hydrolysis, and are absorbed by the body over a specified period of time depending upon their chemical composition. As a result, the Company's polymers should have a relatively consistent absorption profile from patient to patient. Collagen patches and fibrin glues are absorbed by enzymatic reaction, which can vary significantly from patient to patient depending upon an individual's metabolism, and can potentially result in these products being absorbed before the wound site is completely healed.

    - SAFETY AND BIOCOMPATIBILITY. Focal's synthetic polymers are comprised of materials which are commonly found in other medical products approved for use in humans. The PEG backbone allows the resulting formulations to be water-soluble and biocompatible, resulting in minimal reaction with the tissue to which the polymer is applied. In addition, the absence of animal or human derived by-products eliminates safety concerns related to transmission of blood borne diseases such as HIV and hepatitis. Preclinical toxicology testing of FOCALSEAL-L and FOCALSEAL-S, and initial clinical trials of FOCALSEAL-L in Europe, indicate that these biomaterial formulations are nontoxic.

    - TRANSPARENCY. The Company's polymers are transparent, enabling the physician to observe the underlying tissue to which the polymers have adhered to confirm sufficient coverage of the wound site. Other products used as surgical sealants, including fibrin glues and collagen patches, are not transparent.

    The Company has also developed proprietary systems to deliver its surgical sealants and other products to the wound site. Easy to use brush applicators have been designed by the Company to apply its FOCALSEAL surgical sealants and primer over tissue surfaces. The Company also employs a light source and light wand to generate and deliver consistent amounts of light necessary for photopolymerization of its surgical sealants. The Company has also developed a proprietary double balloon catheter system for use with its restenosis drug delivery polymers. This catheter system is designed for use with standard guidewires used in interventional cardiology procedures.

    The Company believes it has built a strong patent portfolio related to its photopolymerizable polymer technology. The Company has received, licensed or believes it has the option or right to license 17 issued United States patents and six foreign patents corresponding to certain of the issued United States patents, has 12 additional United States patent applications that have been allowed and has 21 patent applications pending in the United States, as well as foreign counterparts of certain of these applications. These patents and patent applications cover certain aspects of the Company's photopolymerizable polymer formulations, surgical sealant compositions and methods, and designs for delivery devices.

BUSINESS STRATEGY

    The Company's objective is to become a leader in the market for surgical sealants and in other markets where the Company's novel polymer technology could address large unmet clinical needs. The following are key elements of the Company's strategy:

    - MARKET FOCALSEAL SURGICAL SEALANT PRODUCTS THROUGH ETHICON INTERNATIONALLY AND ESTABLISH ITS OWN DIRECT SALES FORCE IN NORTH AMERICA. The Company will market and sell its surgical sealant products internationally through Ethicon and intends to develop its own direct sales force for North America concurrent with receipt of appropriate marketing approvals. The Company's agreement with Ethicon will enable the Company to introduce its surgical sealant products internationally through Ethicon's extensive sales, marketing and distribution infrastructure. The Company believes that international commercialization of its surgical sealants may contribute to more rapid adoption in the United States following receipt of FDA approvals.

    - DEVELOP NEW PRODUCTS BY LEVERAGING ITS PROPRIETARY POLYMER
      TECHNOLOGY. Focal's versatile polymers provide a broad technology platform for the development of new products. The Company's novel synthetic polymer technology allows for the modification of formulations yielding properties well-suited to a variety of indications, including surgical sealants, post-surgical adhesion prevention and local drug delivery.

    - COMMERCIALIZE FOCALSEAL SURGICAL SEALANTS TO PARALLEL THE EXISTING MARKET FOR SYNTHETIC ABSORBABLE SUTURES. The Company intends to develop formulations for FOCALSEAL surgical sealants to parallel the absorption times of long- and short-term synthetic absorbable polymer sutures. The Company is developing FOCALSEAL-L, a long-term absorbable sealant initially for use in lung surgery indications, where long-term absorbable sutures are typically used, and FOCALSEAL-S, a short-term absorbable sealant intially for use in neurosurgery indications, where short-term absorbable sutures are typically used. The Company believes this strategy may result in accelerated adoption of the Company's sealant products by practitioners.

    - FUND NEW RESEARCH AND DEVELOPMENT INITIATIVES THROUGH CORPORATE COLLABORATIONS. The Company intends to obtain funding for major research and development initiatives through strategic relationships with corporate partners. Through September 30, 1997, the Company's strategic relationships with Ethicon for surgical sealants and Novartis and Chiron for restenosis drug delivery have provided the Company with over $17.1 million of research and development funding for these programs. The Company may, however, commence future research and development initiatives on its own and may seek strategic partner funding for such initiatives as programs develop or if a strategic relationship can provide significant advantages for product development, clinical or regulatory support or marketing and distribution.

    - RETAIN PROPRIETARY, AND OUTSOURCE NON-PROPRIETARY, MANUFACTURING PROCESSES. The Company intends to manufacture its proprietary polymer formulations in-house, and use third-party contract manufacturers for most nonproprietary, high volume processes and the provision of system components. The Company believes that this strategy will enable the Company to protect its intellectual property, accelerate manufacturing scale-up and reduce costs as production volume increases.

    - EXPANSION OF OPERATIONS. The Company intends to expand its corporate operations over the next several years to accommodate anticipated commercialization of its FOCALSEAL surgical sealant products. The Company intends to expand its manufacturing capacity, either at the Company's current facility or at a new location and develop a direct sales force in the United States. The Company has budgeted capital expenditures of approximately $2.5 million for expansion of surgical sealant manufacturing capacity. The Company will also incur expenditures in connection with development of a United States sales force. Expansion of manufacturing and sales and marketing efforts will require the Company to recruit, hire and train additional manufacturing, sales and marketing personnel.

PRODUCTS AND PRODUCT DEVELOPMENT PROGRAMS

    The following table summarizes the status of the Company's products and research and product development programs:

                                                                                                   MARKETING RIGHTS
       PRODUCT                                                                        ------------------------------------------
 DEVELOPMENT PROGRAM       INDICATION                        STATUS                        NORTH AMERICA          INTERNATIONAL
 --------------------  -------------------  ----------------------------------------  ------------------------   ---------------
 Surgical Sealants
 --------------------
   FOCALSEAL-L         Lung surgery         Awaiting European marketing approval;      Focal                      Ethicon
                                            Pivotal U.S. clinical trial underway

   FOCALSEAL-S         Neurosurgery         Preclinical (1); European clinical trial   Focal                      Ethicon
                                            expected to be initiated in mid-1998

   FOCALSEAL-L or S    Cardiovascular       Preclinical(1)                             Focal                      Ethicon
                       surgery

   FOCALSEAL-L or S    Gastrointestinal     Preclinical(1)                             Focal                      Ethicon
                       surgery


 Local Drug
 Delivery -----------
   Restenosis          Cardiovascular       Preclinical(1) (2)                         Novartis/ Chiron           Novartis/
     prevention        restenosis                                                                                 Chiron

 Tissue Coatings
 --------------------
   Post-surgical       Gynecological,       Preclinical(1)                             Focal                      (3)
     adhesion          abdominal and neuro
     prevention        adhesions

(1) "Preclinical" refers to formulation development and laboratory experimentation in animal models, including animal efficacy, safety and toxicology testing.

(2) The Company is currently involved in preclinical development of a drug delivery system based on its polymer technology. In addition, the Company's marketing partners are engaged in preclinical development of anti-restenosis compounds which may be delivered using the Company's drug delivery system. The Company's ability to develop a restenosis drug delivery product will be dependent not only on the Company's development efforts but on the development efforts of the Company's collaborative partners, the safety and efficacy of any anti-restenosis compounds they develop and the ability of the Company's marketing partners to conduct clinical trials of, obtain regulatory approvals for and successfully commercialize any such products.

(3) The Company and Ethicon are negotiating a possible additional collaboration for this field and there can be no assurance that the Company will successfully enter into this collaboration.

  FOCALSEAL SURGICAL SEALANT PRODUCTS

    Focal is developing its FOCALSEAL-L and FOCALSEAL-S liquid surgical sealants for use inside the body with or without sutures and staples to seal leaks resulting from lung, neuro, cardiovascular and gastrointestinal surgery. FOCALSEAL is expected to be used as an adjunct to sutures and staples in most indications; however, the Company believes there are numerous occasions where FOCALSEAL can be used in lieu of sutures and staples. In lung surgery, FOCALSEAL-L can be used to seal air leaks in areas of the lung where sutures and staples are ineffective. In neurosurgery, FOCALSEAL-S can potentially reduce the number of sutures needed to close the dura in cranial procedures and can replace sutures in spinal surgery where their use can be ill-advised due to the proximity of the spinal cord. The FOCALSEAL surgical sealant system consists of a procedure kit containing primer and sealant solutions and disposable applicators, a light source used for photopolymerization of the polymer, and a reusable light wand. The Company's surgical sealant products will be marketed outside North America by Ethicon, a world leader in surgical wound closure products. The Company has retained North American marketing rights to all of its FOCALSEAL surgical sealants.

    FOCALSEAL-L FOR LUNG SURGERY. The Company is developing FOCALSEAL-L to seal air leaks resulting from lung surgery. During lung surgery, air leaks can develop in the lung tissue that has been traumatized during surgery and can unpredictably occur along staple and suture lines. Approximately 260,000 lung surgery procedures, primarily for the treatment of lung cancer, are performed worldwide each year including 130,000 such procedures in the United States. According to the Company's European clinical trial data, 79% of patients undergoing lung surgery experience intraoperative air leaks that are not resolved with sutures or staples. Approximately 15% of lung surgery patients have air leaks that persist longer than seven days and approximately 5-10% of patients have air leaks that are severe enough to warrant additional surgical intervention.

    As air leaks from the lung it accumulates in the thoracic cavity, making breathing difficult as the lung cannot expand and contract normally. As a result, patients require insertion of chest drainage tubes to vent accumulated air. These chest tubes prolong pain and limit patient mobility. In addition to undergoing prolonged hospitalization until the air leaks are resolved, patients with persistent air leaks must receive more intense nursing observation and care while in the hospital than patients who do not experience air leaks. This additional hospitalization and more intensive care, as well as the additional surgical procedures needed for patients whose air leaks are severely prolonged, result in substantial additional health care costs. Because it is often not possible to determine at the conclusion of surgery which air leaks are likely to be prolonged or sustained, the Company believes that FOCALSEAL-L may be used prophylactically in major lung surgery procedures.

    The Company has completed a 60-patient, multicenter, controlled, randomized clinical trial in Europe involving use of FOCALSEAL-L in sealing air leaks following lung surgery. Of the 60 patients in the study, the initial four were pilot patients and the remaining 56 were randomized into the treated or nontreated group. In the study, prior to randomization, it was determined that 79% of the patients had air leaks following the use of standard sutures and staples. FOCALSEAL-L was 100% effective in sealing intraoperative air leaks in the 30 patients who were randomized into the treated group. By contrast, of the patients in the untreated group who received sutures and staples alone, only 27% were free of intraoperative air leaks.

    The Company is awaiting CE mark approval for European commercialization and anticipates receiving such approval in late-1997. In September 1997, the Company completed a CE mark and ISO 9001 standards site audit, which is one of the principal steps in the CE mark approval process. Subject to receipt of CE mark approval, the Company expects to commercially introduce FOCALSEAL-L for lung surgeries in Europe in the first half of 1998 through its strategic marketing alliance with Ethicon. See "--Strategic Alliances--Ethicon--a division of Johnson & Johnson."

    The protocol for the European clinical trial called for application of FOCALSEAL-L to all lung tissues that could potentially leak postoperatively. This included the end of the bronchial segment, known as the bronchial stump, leading to the diseased lung lobe that was removed during surgery. In lung surgeries, the bronchial stump is carefully closed with sutures or staples. During the trial, a higher than anticipated incidence of insufficient wound healing at the bronchial stump was observed in patients in the treated group. The bronchial stump typically heals through tissue overgrowth from surrounding areas. Based upon its review and analysis of the clinical data, the Company believes that in those cases in which FOCALSEAL-L was applied directly to the bronchial stump it may have acted as a barrier to such tissue overgrowth, thereby slowing natural healing of the bronchial stump. As a result of this observed clinical event, the protocol for the United States clinical trial of FOCALSEAL-L prohibits its use on the bronchial stump. The clinical data from the Company's European trial indicates that this limitation will not result in reduced efficacy of the product. Intraoperative air leaks rarely occur at the bronchial stump, and were not observed there during the study. These clinical observations were provided to the European regulatory body as part of the CE mark approval process and to the FDA as part of the IDE submission for the Company's United States clinical trial.

    In September 1997, pursuant to a conditionally approved IDE, the Company initiated a 180-patient, pivotal, multicenter clinical trial in the United States involving the use of FOCALSEAL-L in sealing intraoperative and postoperative air leaks following lung surgery. The IDE allows for enrollment of patients at up to seven sites and the Company plans to initially conduct the study at four clinical sites. The Company believes that enrollment in this clinical trial will be completed in the first half of 1998 and that it will submit a PMA to the FDA for FOCALSEAL-L by the end of 1998. Based on communications to date, the FDA may require the Company to pursue clinical trial endpoints that were not the subject of the European clinical trial which could result in delays or adversely affect the success of the clinical trial. In the event that the Company is required to pursue these endpoints, it may be more difficult for the Company to demonstrate the efficacy of FOCALSEAL-L in the United States trial than in the European trial, which could result in delays in or adversely affect the success of the clinical trial. Approval of a PMA application for FOCALSEAL-L will be required prior to commercial sales in the United States.

    FOCALSEAL-S FOR NEUROSURGERY. The Company is developing FOCALSEAL-S to seal the dura, a membrane that encapsulates the brain and spinal cord and contains cerebral spinal fluid ("CSF") for cushioning and support. In cranial surgeries, the neurosurgeon must open the cranium and penetrate the dura. Following surgery, the neurosurgeon must meticulously suture the dura in an attempt to achieve leakproof closure, a process that requires the use of up to hundreds of small sutures. Approximately 185,000 cranial surgeries are performed annually in the United States, and the Company estimates that 370,000 of such procedures are performed annually worldwide. Leakage of CSF has been reported to occur in approximately 15% of these procedures. CSF leakage can result in infections, including meningitis, caused by the passage of infectious agents through the dural leak, as well as debilitating headaches resulting from settling of the brain onto the spinal cord due to the loss of CSF. The Company believes that, because CSF leaks can occur unpredictably in cranial surgeries, FOCALSEAL-S may be used prophylactically in cranial surgery procedures.

    In 1996, neurosurgeons at two major universities demonstrated the safety and efficacy of FOCALSEAL-S in sealing CSF leaks in cranial surgeries in a randomized, controlled large animal study. This work was presented at the 1997 meetings of the American Association of Neurological Surgeons and the Southern Neurological Society. The Company expects to initiate a human clinical trial of FOCALSEAL-S in cranial surgery applications in Europe in mid-1998.

    In spinal surgeries, the surgeon seeks to avoid penetration of the dura. According to published literature, inadvertent penetration of the dura occurs in up to approximately 13% of the approximately 800,000 spinal surgeries that are performed annually worldwide. Penetration of the dura can result in leakage of CSF with potential complications similar to those that can arise in cranial surgeries. When inadvertent penetration of the dura occurs in spinal surgeries, the surgeon generally does not elect to use sutures to close the dural leak due to the risk of injuring the spinal cord with the suturing needle.

    CARDIOVASCULAR SURGICAL SEALANT. Focal is evaluating use of its FOCALSEAL surgical sealants for use in sealing anastomoses (the attachment of vessels in surgical procedures) and arteriotomies (the surgical removal of a portion of an artery for use in a bypass graft) in cardiovascular surgeries, of which approximately 1.3 million are performed annually worldwide. These procedures include both open and minimally invasive coronary artery bypass graft ("CABG") surgeries and other vascular surgical procedures. In most cardiovascular surgical procedures, vascular anastomoses are closed with sutures. These anastomoses use both blood vessel grafts from the patient's own veins or arteries, which occasionally leak, and synthetic grafts, which regularly leak. In minimally invasive CABG surgeries, achievement of a leakproof vascular anastomosis can be particularly difficult and time consuming because the small access ports through which the surgeon must operate can make placement of sutures difficult. Failure to achieve a

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
leakproof vascular graft anastomosis can result in sudden blood leaks that may potentially be life-threatening. These complications can add significant costs to cardiovascular procedures by increasing the level of care required and prolonging hospitalization. The Company's sealants have been shown to be effective in sealing high pressure vascular leaks in several preclinical large animal models. The Company and Ethicon are currently preparing the preclinical development plans for this indication.

    GASTROINTESTINAL SURGICAL SEALANT. Focal is evaluating use of its FOCALSEAL surgical sealants to prevent leakage of gastrointestinal contents following gastrointestinal surgery. Leakage can occur as a result of incomplete anastomosis of the portions of the digestive tract being operated upon and may result in infections, delayed healing or fibrosis. Clinically significant gastrointestinal tract leakage is most prevalent and unpredictable in esophageal and large bowel surgeries. Approximately 1.5 million gastrointestinal surgeries are performed annually worldwide, including approximately 400,000 esophageal and large bowel surgeries. Postoperative leaks are reported to occur up to 5% of large bowel surgeries and up to 25% of esophageal surgeries. The Company believes that, due to the unpredictable nature of leaks in these procedures, FOCALSEAL surgical sealant may be used prophylactically. The Company's sealants have been shown to be effective in sealing gastrointestinal leaks in several preclinical large animal models. The Company and Ethicon are currently preparing the preclinical development plans for this indication.

LOCAL DRUG DELIVERY FOR CARDIOVASCULAR RESTENOSIS PREVENTION

    Focal's polymers have properties that enable them to incorporate and deliver drugs over a sustained period of time at local disease sites. Focal is currently developing a drug delivery system that is designed to coat the interior wall of the coronary artery (with or without a metallic stent) with a synthetic polymer following angioplasty procedures to provide a depot for sustained local delivery of drugs. These drugs can potentially reduce the proliferation of tissue that leads to the renarrowing of the artery, a condition known as restenosis. The Company has developed a proprietary delivery device, consisting of a double balloon catheter with a fiber optic cable, for depositing and photopolymerizing its polymer coating. Focal has entered into a collaboration with Novartis and Chiron to develop a system for local delivery of their anti-restenosis compounds.

    The Company has demonstrated in large animal studies the ability to coat the interior wall of the coronary artery with an adherent coating that remains in place for up to 14 days. The Company has also shown in preclinical animal studies the ability to locally deliver drugs from this polymer coating over a period of up to 14 days. Focal's drug delivery product will require substantial additional preclinical development work and animal studies before human clinical trials can be commenced. Furthermore, the utility of Focal's drug delivery product will be dependent upon the efficacy of the anti-restenosis compounds that will be delivered to the angioplasty site using Focal's product. Accordingly, this project will require substantial additional development funding which will be provided primarily by the Company's strategic partners, and has a very high degree of development risk. In addition, the Company's agreement with Novartis and Chiron may be terminated by such parties upon 90 days notice with or without cause at any time, including any time prior to development of a product or commencement of human clinical trials. In the event of any such termination, the Company anticipates that it would terminate or significantly scale back this research program.

TISSUE COATING FOR POST-SURGICAL ADHESION PREVENTION

    The Company is exploring the development of its synthetic, liquid formulation polymers as coatings that could be applied to surgical sites with the objective of preventing the growth of post-surgical adhesions. Post-surgical adhesions develop as a result of wound healing and scar formation triggered by surgical trauma to tissue. These adhesions develop as part of the body's normal healing process when surgical sites are in proximity to other tissues and are typically most serious in gynecological and abdominal surgeries. There are approximately 1 million gynecological and 1 million abdominal surgical procedures performed annually worldwide in which post-surgical adhesion formation may occur. Depending upon the type of surgical procedure, adhesions can become symptomatic and cause serious complications, including infertility, abdominal pain and bowel obstruction, and reduced mobility.

    In connection with the Company's collaborative agreement with Ethicon for surgical sealants, the Company and Ethicon are negotiating a possible additional collaboration in this area. There can be no assurance that the Company will successfully enter into this collaboration.

OTHER RESEARCH AND DEVELOPMENT INITIATIVES

    The Company has identified several additional potential applications for its proprietary synthetic, liquid formulation polymer technology. These include tissue and membrane reinforcement, periodontal infection control, orthopedic surgery, other drug delivery applications, vascular grafts and nonvascular stenting. All of these projects are at an early research stage, and the Company is not currently devoting a significant amount of resources to any of these projects. Accordingly, there can be no assurance that the Company will continue any of these research initiatives, that any of such research initiatives will result in the identification of product formulations that demonstrate sufficient promise in animal models to enable them to become candidates to enter human clinical trials, or that any products for which the Company is able to seek and obtain regulatory approvals and introduce commercially either in the United States or internationally will result from these efforts.

RESEARCH AND DEVELOPMENT EXPENDITURES

    During the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, the Company incurred expenses of $11.9, $9.7, $11.7 and $10.9 million, respectively, on research and development activities, including amounts funded by the Company's strategic partners.

STRATEGIC ALLIANCES

    Focal's commercial strategy is to develop its products both independently and in collaboration with strategic corporate partners, including pharmaceutical companies and medical device companies. The Company's strategic corporate relationships are described below.

ETHICON (A DIVISION OF JOHNSON & JOHNSON)

    In January 1997, the Company entered into an exclusive Distribution, License and Supply Agreement with Ethicon, Inc., a division of Johnson & Johnson, for the research, development and commercialization of the Company's surgical sealant products (the "Ethicon Agreement"). Ethicon received marketing rights for all surgical sealant indications in all territories outside North America, while the Company retained manufacturing rights worldwide and marketing rights for North America and receives a royalty on all Ethicon sales. The Ethicon Agreement outlines the basis and timetable for the development, supply, marketing, packaging and distribution of FOCALSEAL-L and FOCALSEAL-S for use intraoperatively as surgical sealants for lung surgery and neurosurgery indications and other indications. The Ethicon Agreement also establishes a framework for additional funding for the development of cardiovascular, gastrointestinal and other surgical sealant indications. Ethicon will continue to receive marketing rights outside North America to new surgical sealants as they are developed.

    The Ethicon Agreement provided the Company a one-time, non-refundable payment of $7.0 million for research and development. During 1997 and 1998, Ethicon is also obligated to provide Focal with development funding and, if and to the extent certain regulatory milestones are achieved, milestone payments. The initial payment, research and development funding and milestone payments for the FOCALSEAL-L and FOCALSEAL-S surgical sealants will aggregate $18.0 million over the term of the agreement. Through September 30, 1997, the Company had received $12.0 million from Ethicon under the Ethicon Agreement.

    Focal is responsible for obtaining the CE mark for its FOCALSEAL-L and FOCALSEAL-S sealants for lung surgery and neurosurgery indications, respectively. Ethicon is responsible for obtaining regulatory clearances and approvals in Japan and countries outside of the European Union. Focal is responsible for manufacturing products covered by the collaboration. Ethicon will pay Focal a specified percentage of net sales of surgical sealant products manufactured by Focal and shipped to Ethicon. In addition, in the event Focal is unable to achieve specified supply targets or is in non-compliance with the manufacturing standards established for the CE mark and by Ethicon, Ethicon has the right to manufacture surgical sealants for sale in all territories outside North America. Such manufacturing rights, if they are exercised by Ethicon, will be royalty-bearing and non-exclusive.

    The agreement is terminable upon specified events including material breach by either party or bankruptcy or insolvency of either party. In addition, Ethicon may terminate the agreement at any time after January 2000 upon 12 months' prior written notice with or without cause.

    In addition, in connection with the Ethicon Agreement, the Company and Ethicon are negotiating a possible additional collaboration in the post-surgical adhesions prevention area. There can be no assurance that the Company will successfully enter into this collaboration.

NOVARTIS PHARMACEUTICALS, INC. AND CHIRON CORPORATION

    The Company entered into a strategic alliance with Novartis and Chiron in April 1996 for the development of non-surgical, vascular restenosis prevention therapy products. The agreement grants Novartis and Chiron a worldwide license for the use of the Focal polymer-based drug delivery technology in the restenosis field. Focal retains manufacturing rights for its drug delivery products developed under the collaboration, provided it is able to meet the product supply requirements of Novartis or Chiron. Supply of pharmaceuticals will be the responsibility of Novartis and Chiron.

    Under the terms of the agreement, Novartis and Chiron have agreed to fund research and development expenses and make certain milestone payments upon achievement of certain preclinical, clinical, regulatory and commercial milestones. In addition, Novartis and Chiron have agreed to pay for all expenses incurred for human clinical testing of the products in development under the collaboration. Focal will contribute its local drug delivery technology, including its liquid, synthetic, bioabsorbable polymers and its delivery catheters. Novartis and Chiron will pay Focal a specified percentage of net sales of products incorporating Focal's drug delivery technology. Novartis and Chiron have worldwide exclusive marketing rights for the products under development. Through September 30, 1997, Focal had received $5.1 million in research and development funding from Novartis and Chiron.

    Either Novartis or Chiron have the right to terminate its respective participation in the research collaboration with the Company upon 90 days notice, with or without cause, without affecting the rights of the other parties. Termination of the agreement will relieve Novartis and Chiron of obligations to make any additional payments for unaccrued research and development expenses, milestone payments, clinical trial costs or royalties and transfer payments for products manufactured by Focal. In the event of termination of funding by Novartis and Chiron, the Company anticipates that it would terminate or significantly scale back its restenosis drug delivery research program.

PATENTS AND PROPRIETARY RIGHTS

    The Company believes that patents and other proprietary rights are important to its business. The Company's policy is to file patent applications to protect technology, inventions and improvements to its inventions that are considered important to its business and that provide a competitive advantage. Focal also relies on trade secrets, general know-how, in-licensing opportunities and continuing technological innovation.

    The Company has received, licensed or believes it has the option or right to license 17 issued United States patents and six foreign patents corresponding to certain of the issued United States patents, has 12 additional United States patent applications that have been allowed and has 21 patent applications pending in the United States, as well as foreign counterparts of certain of these applications. The issued United States patents have expiration dates ranging from 2010 to 2015. These patents and patent applications cover certain aspects of the Company's photopolymerizable polymer formulations, surgical sealant compositions and methods, and designs for delivery devices. These patents and patent applications are either held directly by Focal, or the Company has licensed or believes it has rights to license these patents. The Company has licensed from the University of Texas and Endoluminal Therapeutics, Inc. (a company controlled by one of the Company's founding scientists) worldwide rights to certain technologies which are the subject of issued patents and pending patent applications based upon technologies developed by two of the Company's founders. These licenses are terminable in the event of failure by the Company to pay scheduled royalties, failure to commercialize products in the fields covered by these licenses and under certain other conditions. Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the medical products industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Accordingly, the Company intends to seek patent protection for its proprietary technology, products and processes.

    The Company's success will depend in part on its ability to obtain patent protection for its products, preserve its trade secrets, prevent third parties from infringing upon its proprietary rights, and operate without infringing upon the proprietary rights of others, both in the United States and internationally. There can be no assurance that the Company's pending or future patent applications will issue, or that the claims of the Company's issued patents, or any patents that may issue in the future will provide any competitive advantages for the Company's products or that they will not be successfully challenged, narrowed, invalidated or circumvented in the future. Moreover, litigation and interference or opposition proceedings associated with enforcing or defending patents or trade secrets is expensive and can divert the efforts of technical and management personnel. The Company has filed patent applications in certain foreign countries corresponding to certain patent applications that it filed in the United States and may file additional patent applications inside and outside the United States. The Company believes that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws and believes the protection afforded by foreign patents or any other foreign intellectual property protection, if obtained, may be more limited than that provided domestically. In addition, there can be no assurance that competitors will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use, import and sell its products. The Company is aware that certain medical device, pharmaceutical and other companies, universities and research institutions have filed patent applications or have issued patents relating to the compositions and methods for wound closure and adhesion prevention. In addition, the medical device and pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and many companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that litigation will not be brought against the Company by third parties in the future challenging the Company's patent rights or claiming infringement by the Company of patents held by the third parties. Because patent applications in the United States are confidential until the patents issue, and publication of discoveries in the scientific and patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that Company inventors or licensors were the first to conceive of inventions covered by pending patent applications or that Company was the first to file patent applications for such inventions.

    The Company may be required or find it desirable to obtain licenses to patents or proprietary rights of others. No assurance can be given that any licenses required under any patents or proprietary rights of third parties would be made available on terms acceptable to the Company, or at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. Litigation may be necessary to defend against or assert claims of patent infringement or invalidity, to enforce or defend patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings declared by the United States Patent and Trademark Office, or opposition proceedings in a foreign patent office, may be necessary to determine the priority of inventions with respect to patent applications of the Company or its licensors. Litigation, interference or opposition proceedings could result in substantial costs to and diversion of effort by the Company, and adverse determinations in any such proceedings could have a material adverse effect on the business, financial condition or results of operations of the Company.

    The Company also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with its commercial partners, collaborators, employees and consultants. The Company also has invention or patent assignment agreements with its employees and certain, but not all, commercial partners and consultants. There can be no assurance that relevant inventions will not be developed by a person not bound by an invention assignment agreement. There can be no assurance that binding agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

GOVERNMENT REGULATION

    UNITED STATES

    The Company's proposed products and its research and development activities are subject to regulation by numerous governmental authorities, principally, the FDA and corresponding state and foreign regulatory agencies. The Federal Food, Drug, and Cosmetic Act (the "FDC Act"), as amended, the regulations promulgated thereunder, and other federal and state statutes and regulations, govern, among other things, the preclinical and clinical testing, manufacture, safety, efficacy, labeling, storage, record keeping, advertising and promotion of medical devices and drugs, including the products currently under development by the Company. Product development and approval within this regulatory framework take a number of years and involves the expenditure of substantial resources.

    In the United States, medical devices are classified into three different classes, class I, II and III, on the basis of controls deemed necessary to reasonably ensure the safety and effectiveness of the device. Class I devices are subject to general controls (E.G., labeling, premarket notification and adherence to FDA's good manufacturing practices ("GMPs")) and class II devices are subject to general and special controls (E.G.,performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (E.G., life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices).

    Before a new medical device can be marketed, marketing clearance must be obtained through a premarket notification under Section 510(k) of the FDC Act or a premarket approval ("PMA") application under Section 515 of the FDA Act. A 510(k) clearance will typically be granted by the FDA if it can be established that the device is substantially equivalent to a "predicate device," which is a legally marketed class I or II device or a preamendment class III device (I.E. one that has been marketed since a date prior to May 28, 1976) for which the FDA has not called for PMAs. The FDA has been requiring an increasingly rigorous demonstration of substantial equivalence and this may include a requirement to submit human clinical trial data. It generally takes four to twelve months from the date of a 510(k) submission to obtain clearance, but it may take longer.

    The FDA may determine that a medical device is not substantially equivalent to a predicate device, or that additional information is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness, or that constitute a major change in the intended use of the device, will require new 510(k) submissions.

    A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed class I or class II device, or if it is a preamendment class III device for which the FDA has called for PMAs. A PMA application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests, and laboratory and animal studies. The PMA must also contain a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature, and any training materials. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

    Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the PMA. The FDA review of a PMA application generally takes one to three years from the date the PMA is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians, may be convened to review and evaluate the application and provide a recommendation to the FDA as to whether the device should be approved. The FDA accords substantial weight to the recommendation but is not bound by it. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure compliance with applicable GMP requirements, which include elaborate testing, control documentation and other quality assurance procedures. The Company has not yet undergone an FDA GMP inspection and does not anticipate that it will undergo such an inspection until after filing of its initial PMA application for FOCALSEAL surgical sealants.

    If FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter, authorizing marketing of the device for certain indications. If the FDA's evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA application or issue a "non-approvable" letter. The FDA may determine that additional clinical trials are necessary, in which case the PMA may be delayed for one or more years while additional clinical trials are conducted and submitted in an amendment to the PMA. Modifications to a device that is the subject of an approved PMA, its labeling or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

    If human clinical trials of a device are required, either for a 510(k) submission or a PMA application, and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) must file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs without the need for FDA approval. Submission of an IDE does not give assurance that FDA will approve the IDE and, if it is approved, there can be no assurance that FDA will determine that the data derived from the studies support the safety and efficacy of the device or warrant the continuation of clinical studies. Sponsors of clinical trials are permitted to sell investigational devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

    The Company's FOCALSEAL surgical sealant products will be regulated as a class III medical device and will require PMA approval prior to being marketed in the United States. Although the Company has received an IDE from the FDA permitting the Company to conduct clinical trials of FOCALSEAL-L for lung surgery in the United States, and such clinical study has recently commenced, there can be no assurance that data from such studies will demonstrate the safety and effectiveness of the FOCALSEAL-L product or will adequately support a PMA application for the product. See "Risk Factors--Early Stage of Clinical Testing and Lack of Extensive Clinical Data." In addition, the Company will be required to obtain additional IDEs for other applications of FOCALSEAL and for other products that the Company develops that are regulated by the FDA as medical devices. There is no assurance that data, typically the results of animal and laboratory testing, that may be provided by the Company in support of future IDE applications will be deemed adequate for the purpose of obtaining IDE approval or that the Company will obtain approval to conduct clinical studies of any such future product.

    If clearance or approval is obtained, any device manufactured or distributed by the Company will be subject to pervasive and continuing regulation by the FDA. The Company will be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the United States, including labeling regulations, GMP requirements, the Medical Device Reporting ("MDR") regulation (which requires a manufacturer to report to the FDA certain types of adverse events involving its products), and the FDA's prohibitions against promoting products for unapproved or "off-label" uses. The Company's failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on the Company's business, financial condition and results of operations.


    The President recently signed into law the Food and Drug Administration Modernization Act of 1997. This legislation makes changes to the device provisions of the FDC Act and other provisions in the Act affecting the regulation of devices. Among other things, the changes will affect the IDE, 510(k) and PMA processes, and also will affect device standards and data requirements, procedures relating to humanitarian and breakthrough devices, tracking and postmarket surveillance, accredited third party review, and the dissemination of off label information. The Company cannot predict how or when these changes will be implemented or what effect the changes will have on the regulation of the Company's products.


    Other products that the Company is developing, including the products for restenosis drug delivery, are likely to be regulated as drugs requiring FDA approval of a new drug application ("NDA") prior to commercialization in the United States. The new drug approval process is generally considered more onerous, costly and lengthy than the PMA process, often requiring more extensive preclinical and clinical testing, and many products for which NDAs have been submitted by other companies have never been approved for marketing.

    Before clinical studies of a new drug can begin, an investigational new drug ("IND") application must be submitted to the FDA. FDA regulations provide that human clinical trials may begin 30 days following submission of an IND application, unless the FDA advises otherwise or requests additional information, clarification or additional time to review the application. An IND application contains extensive preclinical data and information about the drug. There can be no assurance that the Company will develop sufficient data and information to submit an IND for its restenosis delivery products or that such data and information if submitted, would be sufficient for the purposes of commencing clinical studies of the products. Delays in the receipt of or failure to obtain FDA authorization to begin or continue clinical trials could have a material adverse effect on the Company's business, financial condition or results of operations.

    Clinical testing of a new drug involves the administration of the drug to healthy human volunteers or to patients under the supervision of a qualified principal investigator, usually a physician, pursuant to an FDA reviewed clinical study protocol and under the auspices of an IRB at each institution at which the study will be conducted. Human clinical trials carried out pursuant to an IND, typically are conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing the product in a small number of patients or normal volunteers, primarily for safety, in one or more dosages, as well as characterization of a drug's pharmacokinetic and/or pharmacodynamic profile. In Phase II, in addition to safety, the efficacy of the product is evaluated in a patient population. Phase III trials typically involve additional testing for safety and clinical efficacy and an expanded population at geographically dispersed sites. All clinical studies must be conducted in conformance with FDA's bioresearch monitoring regulations and the FDA may order the temporary or permanent discontinuance of a clinical trial at any time, for a variety of reasons. There is no assurance that if the Company is permitted to commence clinical trials that the data collected from one phase of clinical trials will support continuing to the next phase clinical trials.

    Data from clinical trials must be submitted to the FDA in an NDA to demonstrate the safety and effectiveness of the drug. The NDA must also include information pertaining to the preparation of the drug substance, analytical methods, drug product formulation, details on the manufacture of finished products and proposed product packaging and labeling. The application review process generally takes one to three years and may take substantially longer if, among other things, the FDA has questions or concerns about the safety and/or efficacy of a product. During the review period, an expert advisory committee may be convened to review the application and provide recommendations as to whether the drug should be approved. The FDA accords substantial weight to the panel's recommendation but is not bound by it. The submission of an NDA does not assure FDA approval for marketing. The FDA ultimately may decide that the application does not satisfy its regulatory criteria for approval. If an NDA is approved, its approval may be conditioned on the results of post-approval clinical tests to confirm safety and efficacy of the drug (so-called Phase IV clinical trials). There can be no assurance that data from any clinical trials will demonstrate the safety and effectiveness of the product being studied or otherwise support NDA approval. Delays in the receipt of or failure to obtain NDA approval could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, the FDA may impose restrictions on the use of the drug that may make it difficult and expensive to administer. Product approvals may be withdrawn if compliance with regulatory requirements are not maintained or if problems occur after the product reaches the market. After a product is approved for a given indication in an NDA, subsequent new indications or dosage levels for the same product are reviewed by FDA via the filing and upon approval of a NDA supplement. The NDA supplement is more focused than the NDA and often deals primarily with safety and effectiveness data related to the new indication or dosage. Finally, FDA requires reporting of certain safety and other information that becomes known to a manufacturer of an approved drug.

    If the FDA believes that a company is not in compliance with law, it can institute proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the Company, its officers and its employees. Failure to comply with the regulatory requirements could have material adverse effect on the Company's business, financial condition and results of operations. In addition, regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict the effect, if any, that such changes might have on its business, financial condition or results of operations.

    Among the requirements for product approval is the requirement that the prospective manufacturer conform to the FDA's GMP regulations for drugs. In complying with the GMP regulations, manufacturers must continue to expend time, money and effort in product, record keeping and quality control to assure that the product meets applicable specifications and other requirements. The FDA periodically inspects device and drug manufacturing facilities in the U.S. in order to assure compliance with applicable GMP requirements. Failure of the Company to comply with the GMP regulations or other FDA regulatory requirements could have a material adverse effect on the Company's business, financial condition, or results of operations.

INTERNATIONAL

    In order for the Company and its strategic partners to market its products in Europe and other foreign countries, the Company and/or its partners must obtain required regulatory approvals and comply with extensive regulations governing safety, quality and manufacturing processes. These regulations vary significantly from country to country. The time required to obtain approval to market the Company's products may be longer or shorter than that required in the United States. In order to market FOCALSEAL surgical sealants and other products being developed by the Company in the member countries of the European Union, the Company will be required to obtain CE mark certification. CE mark certification is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In September 1997, the Company completed a CE mark and ISO 9001 standards audit, which is one of the principal steps in the CE mark approval process. The remainder of the CE mark approval process consists primarily of review by the approving body of additional documentation submitted by the Company in response to observations made during the CE mark audit. Although the CE mark and ISO 9001 standards audit has been completed, there can be no assurance that the Company will be successful in completing the remainder of the CE mark certification process or obtaining CE mark certification in a timely manner, if at all.

SALES AND MARKETING

    The Company intends to market and sell its surgical sealants internationally through Ethicon and to develop its own direct sales and marketing force for these products in North America. The Company intends to launch its FOCALSEAL-L surgical sealant for lung surgery in Europe through Ethicon in the first half of 1998. Johnson & Johnson is one of the leading manufacturers of sutures and staples worldwide and has a significant sales and marketing presence in Europe, Latin America and the Pacific Rim. If and when the Company receives marketing approval in the United States, the Company intends to build a direct sales force for marketing its surgical sealant products in North America.

    The Company's sales and marketing strategy for other products may include using a combination of the Company's own direct sales force, strategic marketing partners and distributors. The sales and marketing plans for these products will be dependent on the Company's success in entering into strategic marketing relationships, its ability to leverage its own internal sales force to market additional products beyond the surgical sealant products and its ability to hire and retain additional specialized sales personnel. There can be no assurance that the Company will be able to secure any additional strategic marketing partners or international distributors on terms that are acceptable to the Company, or at all, or that the Company will be successful in building a direct sales force in the United States.

MANUFACTURING

    The Company has only limited experience in manufacturing its FOCALSEAL surgical sealants. The Company has recently added manufacturing capacity at its Lexington, Massachusetts facility in order to meet anticipated supply requirements for the planned European commercial introduction of its FOCALSEAL-L surgical sealant and for the United States clinical trial.

    The Company performs certain steps in the FOCALSEAL manufacturing process internally and relies on outside contractors for others. Certain proprietary processes, including polymer synthesis, are performed by Focal. The Company uses outside contractors for nonproprietary, high volume processes including sterilization and fill and finish. The Company also contracts with third parties for the manufacture of syringes, applicators, light sources and light wands.

    There can be no assurance that the Company will be able to attract, train and retain the required personnel or will be able to increase its manufacturing capability to manufacture commercial quantities of surgical sealants in a timely manner, or at all. Manufacturers often encounter difficulties in scaling up production of their products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. The Company anticipates that it will need to increase significantly its current manufacturing capacity to meet commercial needs over the next several years and that it may need to establish off-site manufacturing capacity to meet these anticipated needs. In addition, the Company expects that it will need to identify and qualify additional sources for materials and outsourced manufacturing processes. There can be no assurance that the Company's manufacturing scale-up efforts will be successful or that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs on a timely basis, or at all. Furthermore, the Company may be required to establish an off-site manufacturing facility and qualify such facility under GMP, ISO 9001 and other applicable regulatory and quality standards. The Company would experience supply interruptions in the event it is unable to establish or maintain commercial levels of polymer synthesis, as the Company's polymer formulations are proprietary and are not available from third parties. In addition, there can be no assurance that the Company will not encounter unanticipated problems and delays in connection with its contract manufacturers and suppliers. Delays associated with or difficulties encountered in establishing commercial manufacturing, the establishment of new manufacturing facilities, or problems encountered with contract manufacturers and suppliers, would result in disruptions of product supply to the Company's marketing partners and for use in clinical trials. In such event, Ethicon could, under its agreement with the Company, commence manufacturing of surgical sealants for sales in all territories outside North America. Any of the foregoing would have a material adverse affect on the Company's business, financial condition and results of operations.

    The Company purchases raw materials used in its products from various suppliers. Certain materials and components are currently purchased by the Company from single sources. These materials have generally been readily available in the marketplace and have not been the subject of shortages. There can, however, be no assurance that the Company or its suppliers or contract manufacturers will not experience material shortages in the future. Any such future shortages of materials or components could have a material adverse effect on the Company's business, financial condition and results of operations.


    The Company is also required to register as a medical device manufacturer with the FDA and to list its products with the FDA. As such, the Company is subject to inspections by the FDA for compliance with applicable GMP requirements, which include elaborate testing, control documentation and other quality assurance procedures. Further, the Company and the third party manufacturers of its products are required to comply with various FDA requirements for design, safety, advertising and labeling. The Company has not yet undergone an FDA GMP inspection and does not anticipate that it will undergo such an inspection until after submission of its initial PMA application for FOCALSEAL surgical sealants.


COMPETITION AND TECHNOLOGICAL CHANGE

    The Company competes with many domestic and foreign medical device, pharmaceutical and biopharmaceutical companies. In the surgical sealant area, the Company will compete with existing methodologies for sealing air and fluid leaks resulting from surgery, including some traditional wound closure products such as sutures and staples, marketed by companies such as Johnson & Johnson, United States Surgical Corporation, American Home Products Corporation and others. Other products currently being marketed include fibrin glue, sold in Europe and the Pacific Rim countries by Immuno AG, Cention and Fujisawa and under development by Baxter Healthcare Corporation, Bristol-Myers Squibb Company and Vitex. Other competitors in the surgical sealant market include Closure Medical Corporation, B. Braun GmBH and Cryolife. Competitive products may also be under development by other large medical device, pharmaceutical and biopharmaceutical companies. The other areas in which Focal is developing products, such as post-surgical adhesion prevention and restenosis drug delivery, are intensely competitive markets and the Company will encounter competition from major medical device, pharmaceutical and biopharmaceutical companies in such markets. Many of the Company's current and potential ccompetitors have substantially greater financial, technological, research and development, regulatory and clinical, marketing and sales, and personnel resources than the Company.

    These competitors may also have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing such products. Certain of these competitors may obtain patent protection, approval or clearance by the FDA or foreign countries or product commercialization earlier than the Company, any of which could materially adversely affect the Company. Furthermore, if the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it currently has limited experience. Finally, there can be no assurance that the Company's marketing partners will not pursue parallel development of other technologies or products, which may result in a marketing partner developing additional products that would compete with the Company's products.

    Other recently developed technologies or procedures are, or may in the future be, the basis of competitive products. There can be no assurance that the Company's current competitors or other parties will not succeed in developing alternative technologies and products that are more effective, easier to use or more economical than those which have or are being developed by the Company or that would render the Company's technology and products obsolete and non-competitive in these fields. In such event, the Company's business, financial condition and results of operations could be materially adversely affected.

THIRD PARTY REIMBURSEMENT

    Reimbursement and health care payment systems in international markets vary significantly by country. In connection with international product introductions, the Company and its strategic marketing partners may be required to seek international reimbursement approvals. If required, there can be no assurance that any such approvals will be obtained in a timely manner, or at all, and failure to receive such international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

    In the United States, health care providers, such as hospitals and physicians, that purchase medical devices such as the Company's products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of surgical procedures. The Company anticipates that in a prospective payment system, such as the DRG system utilized by Medicare, and in many managed care systems used by private health care payors, there will be no separate, additional reimbursement for the Company's products. Accordingly, the Company believes that there will be no procedure-specific reimbursement codes for the Company's products. The Company anticipates that hospital administrators and physicians will justify the additional cost of surgical sealants by the attendant cost savings and clinical benefits that the Company believes will be derived from the use of its products.

    There can be no assurance that reimbursement for the Company's products will be available in the United States or in international markets under either governmental or private reimbursement systems.

Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors for procedures in which the Company's products are used or adverse changes in governmental and private third party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's business may be also materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of certain medical products and prescription pharmaceuticals is subject to government control. In the United States, an increasing emphasis on managed care has put, and will continue to put, pressure on pharmaceutical and medical product pricing. Such initiatives and proposals, if adopted, could decrease the price that the Company receives for any products it may develop and sell in the future, and thereby have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that such proposals or initiatives have a material adverse effect on other companies that are corporate partners or prospective corporate partners for certain of the Company's products, the Company's ability to commercialize its products may be materially adversely affected.

EMPLOYEES

    As of September 30, 1997, the Company employed 91 persons of whom 69 were in research and development, seven were in clinical, regulatory affairs and quality assurance, and 15 were in management, finance and administration. None of the Company's current employees is represented by a labor union or is the subject of a collective bargaining agreement. The Company believes that relations with its employees are good.

FACILITIES

    Focal currently occupies approximately 54,000 square feet of manufacturing, laboratory and administrative space in Lexington, Massachusetts under a lease which expires in September 2004. Focal has an option to extend this lease for several additional five year periods. The Company believes that this facility is sufficient to meet the Company's requirements through at least mid-1998. The Company is currently evaluating the possibility of obtaining additional facility space in the Lexington, Massachusetts area and believes such space can be obtained on commercially reasonable terms.

SCIENTIFIC ADVISORS

    Focal has recruited several physician specialists and experienced practitioners in various fields pertaining to its products to serve as scientific advisors. The four founding scientists of Focal are scientific advisors to the Company, including Jeffrey Hubbell, Ph.D., Professor, Swiss Federal Institute of Technology, Zurich, Switzerland; Marvin Slepian, M.D., Cardiologist, University of Arizona Medical Center; Robert Langer, Ph.D., Professor, Massachusetts Institute of Technology; and Henry Brem, M.D., Professor, The Johns Hopkins University.

    There is no fixed term of service for the scientific advisors. Current members may resign or be removed at any time, and additional members may be appointed. In general, members do not serve on an exclusive basis with the Company and are not obligated to assign inventions to the Company. Drs. Langer, Brem, Hubbell and Slepian are scientific founders of the Company and certain inventions of Drs. Hubbell and Slepian were assigned to the Company under the Company's license agreements with the University of Texas and Endoluminal Therapeutics, Inc., a company controlled by Dr. Slepian, respectively. Drs. Langer and Brem also serve as members of the Company's board of directors. Scientific advisors have from time to time received option grants to purchase Common Stock of the Company. Scientific Advisors have also received cash compensation, with the amount of such compensation dependent on the time commitment and level of involvement of each advisor. All scientific advisors receive reimbursement for expenses incurred in traveling to and attending meetings on behalf of the Company.

    The following individuals are scientific advisors to Focal in their respective areas of specialization identified below.

BIOMATERIALS/POLYMER SCIENCE

Jeffrey Hubbell, Ph.D.                         Swiss Federal Institute of Technology
John Eaton, Ph.D.                              Baylor University College of Medicine
Joachim Kohn, Ph.D.                            Rutgers University
Joseph Vacanti, M.D.                           Boston Children's Hospital
Allan Hoffman, Ph.D.                           University of Washington

DRUG DELIVERY AND TISSUE ENGINEERING

Elazar Edelman, M.D., Ph.D.                    Harvard Medical School
Robert Langer, Ph.D.                           Massachusetts Institute of Technology
Jane Shaw, Ph.D.                               President of Stable Network; Former President
                                               of Alza Corporation
Jeffrey Isner, M.D.                            St. Elizabeth's Hospital

PROCEDURE DEVELOPMENT

Joseph LoCicero, M.D.                          Harvard Medical School
Peter Johnson, M.D.                            University of Pittsburgh Medical School
Ogan Gurel, M.D.                               Harvard Medical School

LEGAL PROCEEDINGS

    The Company is not currently a party to any material pending legal proceedings including any litigation related to patents or intellectual property.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    The following table sets forth the names, ages and positions of the executive officers, key employees and directors of the Company as of September 30, 1997:

NAME                                            AGE      POSITION
------------------------------------------      ---      ---------------------------------------------------------------
David M. Clapper..........................          46   President, Chief Executive Officer and Director
Arthur J. Coury, Ph.D.....................          56   Vice President, Materials Research
David J. Enscore, Ph.D....................          46   Vice President, Development & Drug Delivery
Stephen J. Herman.........................          49   Vice President, Operations
Glenn M. Kazo.............................          36   Vice President, Corporate Development
Mary Lou Mooney...........................          41   Vice President, Clinical and Regulatory Affairs
                                                         & Quality
Ronald S. Rudowsky........................          48   Vice President, Marketing and Procedure Development
W. Bradford Smith.........................          42   Vice President, Finance and Administration and
                                                         Chief Financial Officer
Henry Brem, M.D. (1)......................          45   Director
Janet Effland (2).........................          49   Director
Robert Langer, Ph.D.......................          48   Director
Mark J. Levin (1).........................          45   Director
Michael J. Levinthal (1)..................          42   Director
Fred E. Silverstein, M.D. (2).............          55   Director
Jesse I. Treu, Ph.D. (1)(2)...............          50   Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    DAVID M. CLAPPER has been President, Chief Executive Officer and a Director since joining Focal in July 1993. Before joining Focal, Mr. Clapper was employed at Johnson & Johnson from 1977 until 1993. He served as Vice President and a Board member at the Critikon, Inc. division of Johnson & Johnson from July 1992 to July 1993. From 1977 to June 1992, Mr. Clapper held a variety of positions, including Vice President of Sales & Marketing and a Board Member of Ethicon Endo-Surgery, and Vice President of Product Management and a Board Member at Ethicon Inc.. Mr. Clapper holds a B.S. in Marketing from Bowling Green State University.

    ARTHUR J. COURY, PH.D. has been Vice President, Materials Research of the Company since July 1993. From 1976 to June 1993, Dr. Coury held various positions with Medtronic, Inc., serving most recently as Director, Polymer Technology and Corporate Research Fellow. He has over 20 years of biomaterials research and development experience and has been issued 30 patents. Dr. Coury holds a Ph.D. in Organic Chemistry and an M.B.A. from the University of Minnesota.

    DAVID J. ENSCORE, PH.D. has been Vice President, Development and Drug Delivery of the Company since September 1995. From 1979 until joining the Company, Dr. Enscore held several positions with ALZA Corporation, a biopharmaceutical company, most recently as Executive Director, Transdermal Product Development. Dr. Enscore has been issued 15 patents. He holds a Ph.D. in Chemical Engineering from North Carolina State University.

    STEPHEN J. HERMAN has been Vice President, Operations of the Company since August 1992. From March 1990 to May 1992, Mr. Herman served as President and Chief Executive Officer of Cardiopulmonary Corporation, a medical equipment development company. From 1982 to 1990, he held various positions with C. R. Bard, Inc., a medical device company, most recently as President of its critical care division. Mr. Herman previously held product development management positions with Cobe Laboratories. Mr. Herman holds an M.B.A. from the University of Colorado and a B.S. in Mechanical Engineering from the University of Missouri.

    GLENN M. KAZO has been Vice President, Corporate Development of the Company since November 1995. During 1995, prior to joining the Company, Mr. Kazo was Managing Partner of Kazo Associates, a consulting business focusing on health care strategy and development. From 1981 to 1994, he held various positions with Enzon, Inc., a biopharmaceutical and drug delivery company, most recently as Corporate Vice President, Strategic Planning and Public Affairs. Mr. Kazo holds an M.S. in Biochemistry from Rutgers University.

    MARY LOU MOONEY, Vice President, Clinical Affairs, Regulatory Affairs and Quality, joined the Company in June 1993 as Director, Regulatory Affairs. In January 1997, Ms. Mooney was promoted to her current position. From March 1991 to June 1993, she held various positions with C.R. Bard Inc., a medical device company, most recently as Director, Regulatory Affairs and Quality Assurance for its ventures division. Ms. Mooney has also held regulatory positions with Cardiac Pacemakers, Inc., Biometric Research Institute, Inc. and Cordis Corporation. Ms. Mooney holds an M.S. in Biomedical Science from Drexel University.

    RONALD S. RUDOWSKY, Vice President, Marketing and Procedure Development, joined the Company in January 1994 as Director, Procedure Development. In January 1997, Mr. Rudowsky was promoted to his current position. From June 1991 to December 1993, he was the Director of Marketing of Ethicon Endo-Surgery, a medical device company and a division of Johnson & Johnson. Previously, he spent 14 yers in various sales and marketing positions at Ethicon, Inc. Mr. Rudowsky holds a B.B.A. in Marketing from Marshall University.

    W. BRADFORD SMITH, Vice President, Finance and Administration and Chief Financial Officer, joined the Company as Director of Finance in May 1993. In March 1994, Mr. Smith was appointed to his current position. From June 1990 to May 1993, he served as Director of Finance for CytoTherapeutics, Inc., a biotechnology company. Prior to that, he was Director of Finance at ImmuCell Corporation, a biotechnology company, a Financial Analyst for a division of Lockheed Corporation and a Senior Accountant with Coopers & Lybrand. Mr. Smith holds an M.B.A. from the University of New Hampshire and a B.S. from Tufts University.

    HENRY BREM, M.D. is Director of the Brain Tumor Research Center and Professor of Neurosurgery, Ophthalmology and Oncology at The Johns Hopkins University. Dr. Brem has served as a member of the Company's Board of Directors since June 1991. Dr. Brem is a Scientific Founder of the Company. Dr. Brem holds an M.D. from Harvard University.

    JANET EFFLAND joined the Company's Board of Directors in April 1996. Since August 1988, Ms. Effland has been Vice President of Patricof & Co. Ventures, Inc., a venture capital firm. She also serves on the Board of Directors of Cytyc Corporation and Urologix, Inc., both of which are publicly traded. Ms. Effland holds a J.D. from Arizona State University.

    ROBERT LANGER, PH.D. joined the Company's Board of Directors in January 1996. Dr. Langer has been the Kenneth J. Germeshausen Professor of Chemical and Biomedical Engineering at the Massachusetts Institute of Technology since 1992. He is also a member of the National Academy of Sciences, National Academy of Engineering and the Institute of Medicine. He also serves on the Board of Directors of Alkermes, Inc., a publicly traded company. Dr. Langer holds a Sc.D. from the Massachusetts Institute of Technology in Chemical Engineering.

    MARK J. LEVIN, President and Chief Executive Officer and a Director of Millennium Pharmaceuticals, Inc., has served as a Director since the Company's inception in June 1991. Mr. Levin was the founding Chief Executive Officer of Focal, Inc., as well as Cell Genesys, Inc., CytoTherapeutics, Inc., Tularik, Inc. and Millennium Pharmaceuticals, Inc. Mr. Levin was previously a General Partner with Mayfield Fund, a venture capital firm. Mr. Levin is a member of the Board of Directors of CytoTherapeutics, Inc. Mr. Levin holds a B.S. and M.S. in Chemical Engineering from Washington University.

    MICHAEL J. LEVINTHAL joined the Company's Board of Directors in December 1992. Since 1984, Mr. Levinthal has been a General Partner of Mayfield Fund, a venture capital firm. He also serves on the Board of Directors of Heartstream, Inc. and InControl, Inc., both of which are publicly traded. Mr. Levinthal holds an M.B.A. and an M.S. in Engineering from Stanford University.

    FRED E. SILVERSTEIN, M.D. joined the Company's Board of Directors in July 1996. Since 1994, Dr. Silverstein has been a member of Frazier Management LLC, a merchant banking group. From 1986 to 1994, he was a Professor of Medicine at the University of Washington where he also held the positions of Director, Gastrointestinal Endoscopy Service (1975-1991) and Director, Endoscopy Training Program (1991-1994). Dr. Silverstein also serves on the Board of Directors of Aradigm Corporation and Vision Sciences, Inc. Dr. Silverstein holds an M.D. from Columbia University College of Physicians and Surgeons.

    JESSE I. TREU, PH.D. was a member of the Company's Board of Directors from March 1993 until April 1995 and from March 1996 to the present. Since 1986, he has been a General Partner of Domain Associates, a venture capital management firm. Dr. Treu also serves on the Board of Directors of GelTex Pharmaceuticals, Inc., RiboGene, Inc. and Trimeris, Inc. He received his B.S. from Rensselaer Polytechnic Institute, and holds an M.A. and Ph.D. in Physics from Princeton University.

BOARD COMPOSITION

    The Company currently has authorized eight directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1998; Class II, whose term will expire at the annual meeting of stockholders to be held in 1999; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2000. The Class I directors are Mr. Clapper and Dr. Silverstein, the Class II directors are Dr. Brem, Ms. Effland and Dr. Treu and the Class III directors are Mr. Levin, Dr. Langer and Mr. Levinthal. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the Company's Bylaws provide that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company.

    Each officer is elected by and serves at the discretion of the Board of Directors. Each of the Company's officers and directors, other than nonemployee directors, devotes substantially full time to the affairs of the Company. The Company's nonemployee directors devote such time to the affairs of the Company as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of the Company.

BOARD COMMITTEES AND COMPENSATION COMMITTEE INTERLOCKS

    The Audit Committee of the Board of Directors (consisting of Ms. Effland, Dr. Treu and Dr. Silverstein) reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent accountants. The Compensation Committee of the Board of Directors (consisting of Mr. Levinthal, Dr. Treu, Dr. Brem and Mr. Levin) reviews and recommends to the Board the compensation and benefits of all executive officers of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company.

    Since January 1, 1994, venture capital firms affiliated with directors Treu and Levinthal have purchased securities of the Company and director Brem received a loan from the Company in connection with a stock option exercise program. Dr. Brem also has a consulting agreement with the Company. See "Certain Transactions."

DIRECTOR COMPENSATION

    Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. The Company does not provide additional compensation for committee participation or special assignments of the Board of Directors. From time to time, certain directors of the Company have received grants of options to purchase shares of the Company's Common Stock pursuant to the 1992 Incentive Stock Plan. Beginning on the date of this offering, nonemployee directors of the Company will be eligible to receive nondiscretionary, automatic grants of options to purchase shares of the Company's Common Stock pursuant to the 1997 Director Option Plan. See "-- Incentive Stock Plans" and "Certain Transactions."

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth certain information for the year ended December 31, 1996 regarding the compensation of the Company's Chief Executive Officer and certain other executive officers of the Company whose salary and bonus for such fiscal year were in excess of $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                               ------------
                                                                1996 ANNUAL     SECURITIES
                                                               COMPENSATION     UNDERLYING  ALL OTHER
                                                            -------------------
                                                                               OPTIONS/SARS COMPENSATION
NAME AND PRINCIPAL POSITION                                 SALARY ($) BONUS ($)    (#)(1)     ($)
-------------------------------------------------------------------------------------------------------
David M. Clapper............................................   230,000       --     299,293      --
  President and Chief Executive Officer
Stephen J. Herman...........................................   184,800       --      49,402
  Vice President, Operations
David J. Enscore, Ph.D......................................   152,075       --      60,965   9,904(2)
  Vice President, Development and Drug Delivery
Arthur J. Coury, Ph.D.......................................   171,045              66,636
  Vice President, Materials Research
Glenn M. Kazo...............................................   160,000       --      81,537  18,456(2)
  Vice President, Corporate Development

------------------------

(1) Options were granted under the Company's 1992 Incentive Stock Option Plan and vest over four years as follows: (i) 1/4 of the total after one year and 1/48 of the total at the end of each month thereafter for new hires; and
    (ii) 1/48 of the total at the end of each month for subsequent grants. In each case, vesting is subject to the optionees continued relationship with the Company.

(2) Consists of reimbursement for relocation expenses.

    OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers:

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1996

                                                                                                         POTENTIAL
                                                                                                         REALIZABLE
                                                                INDIVIDUAL GRANTS                     VALUE AT ASSUMED
                                              -----------------------------------------------------   ANNUAL RATES OF
                                                NUMBER OF      PERCENT OF                                  STOCK
                                                SECURITIES    TOTAL OPTIONS                          PRICE APPRECIATION
                                                UNDERLYING       GRANTED      EXERCISE               FOR OPTION TERM(4)
                                                 OPTIONS      DURING FISCAL     PRICE    EXPIRATION  ------------------
NAME                                          GRANTED (#)(1)   1996(%)(2)     ($/SH)(3)     DATE      5%($)     10%($)
--------------------------------------------  --------------  -------------   ---------  ----------  --------  --------
David M. Clapper............................       166,986        13.1%         $ 1.20     2/28/06   $126,020  $319,359
                                                   132,307        10.4            1.20     8/30/06     99,849   253,036
Stephen J. Herman...........................         5,095            *           1.20     1/05/06      3,845     9,744
                                                    28,923         2.3            1.20     3/19/06     21,827    55,315
                                                    15,384         1.2            1.20     8/30/06     11,610    29,422
David J. Enscore, Ph.D......................         1,273            *           1.20     1/05/06        961     2,435
                                                    28,923         2.3            1.20     3/19/06     21,827    55,315
                                                    30,769         2.4            1.20     8/30/06     23,221    58,845
Arthur J. Coury, Ph.D.......................         5,097            *           1.20     1/05/06      3,847     9,748
                                                    23,077         1.8            1.20     8/30/06     17,416    44,135
                                                    38,462         3.0            1.20     3/19/06     29,026    73,558
Glenn M. Kazo...............................        27,692         2.2            1.20     1/05/06     20,898    52,961
                                                    23,076         1.8            1.20     3/19/06     17,415    44,133
                                                    30,769         2.4            1.20     8/30/06     23,221    58,846

------------------------

*   Less than one percent (1.0%).

(1) Options were granted under the Company's 1992 Incentive Stock Option Plan and vest over four years as follows: (i) 1/4 of the total after one year and 1/48 of the total at the end of each month thereafter for new hires; and
    (ii) 1/48 of the total at the end of each month for subsequent grants. In each case, vesting is subject to the optionees continued relationship with the Company.

(2) Based on an aggregate of 1,275,691 options granted by the Company in the year ended December 31, 1996 to employees of and consultants to the Company, including the Named Executive Officers.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

    OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES. There were no stock option exercises by any of the Named Executive Officers during the year ended December 31, 1996. The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options held at December 31, 1996:

         AGGREGATE OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1996 AND
                       OPTION VALUES AT DECEMBER 31, 1996

                                                             NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                                                   OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                            DECEMBER 31, 1996 (#)(1)  DECEMBER 31, 1996 ($)(2)
                                                            ------------------------  ------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----------------------------------------------------------  -----------  -----------  -----------  -----------
David M. Clapper..........................................      83,333       16,667      940,413      188,087
                                                                47,556      266,367      513,486    2,876,098
Stephen J. Herman.........................................      15,075       43,885      162,772      473,848
David J. Enscore, Ph.D....................................      17,607       71,051      190,112      767,173
Arthur J. Coury, Ph.D.....................................      32,852        5,610      370,735       63,309
                                                                14,287       57,424      154,264      620,036
Glenn M. Kazo.............................................      14,870       66,668      160,559      719,848

------------------------

(1) For each of the Named Executive Officers, the aggregate number of shares underlying the options reflect options that were granted by the Company at various times during the period from April 1993 to August 1996. Options were granted under the Company's 1992 Incentive Stock Option Plan and generally vest over four years as follows: (i) 1/4 of the total after one year and 1/48 of the total at the end of each month thereafter for new hires; and
    (ii) 1/48 of the total at the end of each month for subsequent grants. In each case, vesting is subject to the optionees continued relationship with the Company. On January 20, 1997, each of the options was exercised as to all of the shares underlying the options, vested and unvested. Once exercised, the unvested shares became subject to the Company's right to repurchase the shares at the original purchase price. The Company's repurchase right lapses over time at such times and in such amounts as the shares would have vested and become exercisable under the option agreement(s) pursuant to which the options were granted.

(2) Based on a value of $12.00 per share, the assumed initial public offering price, minus the per share exercise price, multiplied by the number of shares underlying the option.

INCENTIVE STOCK PLANS

    1992 INCENTIVE STOCK PLAN. The Company's 1992 Incentive Stock Plan (the "1992 Plan") provides for the grant of incentive stock options to employees (including employee directors) and nonstatutory stock options and stock purchase rights to employees, employee and nonemployee directors and consultants. A total of 2,600,000 shares of Common Stock have been reserved for issuance pursuant to the 1992 Plan. As of September 30, 1997, 1,590,031 shares had been issued upon the exercise of stock options granted under the 1992 Plan and 297,921 shares were subject to outstanding options. The 1992 Plan is administered by the Board of Directors and the Compensation Committee thereof. Options and stock purchase rights granted under the 1992 Plan will vest as determined by the Board, and may accelerate and become fully vested in the event of an acquisition of the Company if so determined. The exercise price of options and stock purchase rights granted under the 1992 Plan will be as determined by the Board, although the exercise price of incentive stock options must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The Board of Directors may amend or modify the 1992 Plan at any time. The 1992 Plan will terminate in October 2002, unless terminated earlier by the Board of Directors.

    1997 DIRECTOR OPTION PLAN. The Company has adopted a 1997 Director Option Plan (the "Director Plan"), and has reserved a total of 150,000 shares of Common Stock for issuance thereunder. On the date of each year's annual stockholders' meeting, commencing with the 1998 annual meeting of stockholders, each nonemployee director will automatically be granted a nonstatutory option to purchase 5,000 shares of Common Stock, providing that he or she shall have served on the Board of Directors for at least the preceding six months. The exercise price of each of these options will be equal to the fair market value of the Common Stock on the date of grant. Each option granted under the Director Plan will vest on a cumulative monthly basis over a four-year period. In the event of a change in control of the Company, including a merger of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, then all shares subject to options granted under the Director Plan will become fully vested and exercisable unless such options are assumed by the successor or acquiring company. In the event that a nonemployee director is involuntarily terminated following such an option assumption, such option becomes fully vested and exercisable. The Director Plan will terminate in September 2007, unless terminated earlier in accordance with the provisions of the Director Plan.

    1997 EMPLOYEE STOCK PURCHASE PLAN. The Company has adopted a 1997 Employee Stock Purchase Plan (the "Purchase Plan"), and has reserved a total of 200,000 shares of Common Stock for issuance thereunder. No shares have been issued under the Purchase Plan to date. The Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), will be administered by the Board of Directors of the Company or by a committee appointed by the Board of Directors. Under the Purchase Plan, the Company will withhold a specified percentage (not to exceed 15%) of each salary payment to participating employees over certain offering periods. Any employee who is currently employed for at least 20 hours per week and for at least five consecutive months in a calendar year, either by the Company or by a majority-owned subsidiary of the Company, will be eligible to participate in the Purchase Plan. Unless the Board of Directors or its committee determines otherwise, each offering period will run for 24 months and will be divided into four consecutive purchase periods of approximately six months. The first offering period and the first purchase period will commence on the date of this Prospectus. New 24 month offering periods will commence every six months thereafter. In the event of a change in control of the Company, including a merger of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, the offering and purchase periods then in progress will be shortened unless the rights to purchase stock are assumed by the successor or acquiring company. The price at which Common Stock will be purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. The maximum number of shares that a participant may purchase on the last day of any offering period is determined by dividing the payroll deductions accumulated during the purchase period by the purchase price. However, no person may purchase shares under the Purchase Plan to the extent such person would own 5% or more of the total combined value or voting power of all classes of the capital stock of the Company or of any of its subsidiaries, or to the extent that such person's rights to purchase stock under all employee stock purchase plans would accrue at a rate that exceeds $25,000 worth of stock for any calendar year. The Board of Directors may amend the Purchase Plan at any time. The Purchase Plan will terminate in September 2007, unless terminated earlier in accordance with the provisions of the Purchase Plan.

SECTION 401(K) PLAN

    The Company has adopted a Retirement Savings and Investment Plan (the "401(k) Plan") covering the Company's employees who are located in the United States and have been employed by the Company for three months or more. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($9,500 in 1997) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions by the Company on behalf of all participants in the 401(k) Plan. The Company is not currrently making any contributions to the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and that contributions by the Company, if any, will be deductible by the Company when made.

EMPLOYMENT AGREEMENTS

    There are no employment agreements between the Company and any of its executive officers, except that Mr. Clapper is entitled to severance compensation of 12 months salary and continuation of healthcare benefits in the event of termination of employment by the Company without cause and Messrs. Herman, Kazo and Enscore are entitled to receive severance pay of six months salary in the event of termination by the Company without cause. In addition, officers of the Company have received loans in connection with stock option exercises and relocations. See "Certain Transactions."

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

    The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

    In August 1994, the Company issued shares of Series D Preferred Stock in a financing transaction to certain entities affiliated with directors of the Company and certain 5% stockholders of the Company at an as-converted purchase price of $9.71 per share. The number of shares of Common Stock issuable upon conversion of such shares of Series D Preferred Stock issued to each such entity is set forth below.

                                                                                                         NO. OF
NAME OF INVESTOR                                                                                         SHARES
----------------------------------------------------------------------------------------------------  ------------
ENTITIES AFFILIATED WITH DIRECTORS
Entities Affiliated with Frazier & Company L.P. (Fred E. Silverstein, M.D.).........................       22,662
Entities Affiliated with Mayfield Fund (Michael J. Levinthal).......................................       80,347
Domain Partners II, L.P. (Jesse I. Treu, Ph.D.).....................................................       30,903
Biotechnology Investments Limited (Jesse I. Treu, Ph.D.)............................................       18,542

5% STOCKHOLDERS
General Electric Pension Trust......................................................................      206,021

    In connection with the August 1994 financing, the Company issued warrants exercisable for 87,043 shares of Common Stock at an as converted purchase price of $13.83 to Frazier & Company L.P. These warrants were issued in consideration of placement agency services provided by Frazier Investment Securities. Fred Silverstein, M.D., a director of the Company, is a member of Frazier Management, L.L.C., an affiliate of Frazier Investment Securities.

    In April 1996, the Company issued shares of Series E Preferred Stock in a financing transaction to certain entities affiliated with directors of the Company and certain 5% stockholders of the Company at an as-converted purchase price of $5.66 per share. The number of shares of Common Stock issuable upon conversion of such shares of Series D Preferred Stock issued to each such entity is set forth below.

                                                                                                         NO. OF
NAME OF INVESTOR                                                                                         SHARES
----------------------------------------------------------------------------------------------------  ------------
ENTITIES AFFILIATED WITH DIRECTORS
Entities Affiliated with Patricof & Co. Ventures (Janet Effland)....................................    1,591,509
Entities Affiliated with Frazier & Company L.P. (Fred E. Silverstein, M.D.).........................       66,870
Entities Affiliated with Mayfield Fund (Michael J. Levinthal).......................................      238,571
Domain Partners II, L.P. (Jesse I. Treu, Ph.D.).....................................................       96,522
Biotechnology Investments Limited (Jesse I. Treu, Ph.D.)............................................       57,986

5% STOCKHOLDERS
General Electric Pension Trust......................................................................      128,444


    In January 1997, the Company implemented a program under which directors, executive officers and certain other key employees were permitted to exercise their outstanding options as to both vested and unvested shares, with unvested shares being subject to a right of repurchase at cost in favor of the Company in the event of termination of employment prior to vesting of all then-unvested shares. Under this program, the participants paid the exercise price for their outstanding options pursuant to full recourse promissory notes. The notes bear interest at 6.0% per annum and are due and payable on December 31, 2000. The notes received by the Company in connection with this program represent the notes receivable from related parties set forth in the capitalization table. See "Capitalization." The principal amounts of each note payable by a director or executive officer are set forth below:


            DIRECTOR OR EXECUTIVE OFFICER                NOTE AMOUNT
David M. Clapper......................................    $ 448,993
Arthur J. Coury, Ph.D.................................    $ 113,733
David J. Enscore, Ph.D................................    $ 106,612
Stephen J. Herman.....................................    $  70,897
Glenn M. Kazo.........................................    $  98,050
Mary Lou Mooney.......................................    $  54,218
Ronald S. Rudowsky....................................    $  92,223
W. Bradford Smith.....................................    $ 102,341
Henry Brem, M.D.......................................    $  51,800
Robert Langer, Ph.D...................................    $  88,800
Mark J. Levin.........................................    $  33,000

    The Company has from time to time made loans to executive officers and key employees in connection with their employment with the Company to assist them with respect to relocation expenses. From August 1993 through February 1997, the Company lent Dr. Coury an aggregate of $120,000. These loans bear interest at interest rates ranging from 5.0% to 7.0% per annum and are due and payable in full on December 31, 1999. However, the outstanding principal of these loans and accrued, unpaid interest thereon will be forgiven on December 31, 1999 if the value of Dr. Coury's stock and stock options has not attained a certain threshold on such date. In March, 1995, the Company lent Mr. Rudowsky $20,000. This loan bears interest at 6.0% per annum and is due and payable in full on July 1, 1998. However, the outstanding principal of this loan and accrued, unpaid interest thereon will be forgiven on July 1, 1998 if the value of Mr. Rudowsky's stock and stock options has not attained a certain threshold by such date.

    The Company has a consulting agreement with Dr. Brem under which it pays Dr. Brem $30,000 per annum for scientific advisory and consulting services provided by Dr. Brem. Dr. Brem is a founder and director of the Company and has, from time to time, been granted options to purchase Common Stock of the Company. See "Principal Stockholders."

    The Company has a consulting agreement with Dr. Langer under which it pays Dr. Langer $60,000 per annum for scientific advisory and consulting services provided by Dr. Langer. Dr. Langer is a founder and director of the Company and has, from time to time, been granted options to purchase Common Stock of the Company. See "Principal Stockholders."

    All future transactions, including any loans from the Company to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to the Company regarding the beneficial ownership of its Common Stock as of September 30, 1997, and as adjusted to reflect the sale of Common Stock offered by the Company hereby and conversion of all outstanding shares of Preferred Stock into shares of Common Stock, for (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group.

                                                                                              PERCENTAGE OF SHARES
                                                                                               BENEFICIALLY OWNED
                                                                                                      (1)
                                                                                   SHARES     --------------------
                                                                                 BENEFICIALLY PRIOR TO     AFTER
BENEFICIAL OWNER                                                                    OWNED     OFFERING   OFFERING
-------------------------------------------------------------------------------  -----------  ---------  ---------
Entities affiliated with Patricof & Co. Ventures(3)............................   1,591,509        15.4%      12.4%
  (Janet Effland)
  2100 Geng Road, Suite 150
  Palo Alto, CA 94303
Entities affiliated with Mayfield Fund(2)......................................   1,530,325        14.8       11.9
  (Michael J. Levinthal)
  2800 Sand Hill Rd, Suite 250
  Menlo Park, CA 94025
Domain Partners II, L.P........................................................     585,851         5.7        4.6
  (Jesse I. Treu, Ph.D.)
  c/o Domain Associates
  One Palmer Square, Suite 515
  Princeton, NJ 05815
General Electric Pension Trust.................................................     849,519         8.2        6.6
  3000 Summer Street
  Stanford, CT 06904
Entities affiliated with Frazier & Company(4)..................................     523,856         5.1        4.1
  (Fred E. Silverstein, M.D.)
  601 Union Street, Suite 2110
  Seattle, WA 98101
David M. Clapper(5)............................................................     413,923         4.0        3.2
David Enscore, Ph.D.(5)........................................................      88,658            *          *
Stephen J. Herman(5)...........................................................     120,496         1.2           *
Glenn M. Kazo(5)...............................................................      81,538            *          *
Arthur J. Coury, Ph.D.(5)......................................................     110,173         1.1           *
Henry Brem, M.D.(5)............................................................     129,230         1.2        1.0
Janet Effland(6)...............................................................   1,591,509        15.4       12.4
Robert Langer, Ph.D.(5)........................................................     222,523         2.1        1.7
Mark J. Levin(5)...............................................................      46,153            *          *
Michael Levinthal(7)...........................................................   1,530,325        14.8       11.9
Fred E. Silverstein, M.D.(8)...................................................     523,856         5.1        4.1
Jesse I. Treu, Ph.D.(9)........................................................     943,096         9.1        7.3
All directors and executive officers as a group (15 persons)(10)...............   6,018,334        58.1       46.8

------------------------

*   Represents beneficial ownership of less than one percent of the Common
    Stock.

(1) Beneficial ownership is determined in accordance with the rules of Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options or warrants held by such person that are exercisable within 60 days of the date of this Prospectus, but excludes shares of Common Stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 10,365,337 shares of Common Stock outstanding as of September 30, 1997 (after giving effect to the conversion of Preferred Stock into Common Stock and the exercise of certain warrants upon the completion of this offering) and 12,865,337 shares of Common Stock outstanding after completion of this offering.

(2) Consists of 904,711 shares beneficially owned by Mayfield VI, 382,567 shares beneficially owned by Mayfield VII, 130,435 shares beneficially owned by Mayfield Medical Partners, 48,675 shares beneficially owned by Mayfield Medical Partners (1992), 43,129 shares beneficially owned by Mayfield Associates and 20,808 shares beneficially owned by Mayfield Associates Fund II, (the "Mayfield Funds").

(3) Consists of 1,072,833 shares beneficially owned by APA Excelsior IV, L.P., 309,460 shares beneficially owned by The P/A Fund, 189,323 shares beneficially owned by APA Excelsior IV/Offshore, L.P. and 19,893 shares beneficially owned by Patricof Private Investment Club, L.P. (the "Patricof Funds").

(4) Consists of 398,563 shares beneficially owned by Frazier Healthcare Investments, L.P., 38,079 shares beneficially owned by Frazier Portfolio Fund L.P., 171 shares owned by Frazier Management, L.L.C. (the "Frazier Funds") and an aggregate of 87,043 shares issuable upon the exercise of warrants held by Frazier & Company L.P.

(5) Includes shares issued pursuant to an early stock option exercise program. The unvested portion of such shares are subject to a repurchase option in favor of the company at cost in the event of the termination of such individual's employment or consultant relationship with the company prior to vesting. See "Certain Transactions."

(6) Consists of shares beneficially owned by the Patricof Funds. Ms. Effland disclaims beneficial ownership of the shares beneficially owned by the Patricof Funds except to the extent of her proportional partnership interest therein.

(7) Consists of shares beneficially owned by the Mayfield Funds. Mr. Levinthal disclaims beneficial ownership of the shares beneficially owned by the Mayfield Funds except to the extent of his proportional partnership interest therein.

(8) Consists of shares beneficially owned by the Frazier Funds and an aggregate of 87,043 shares issuable upon the exercise of warrants held by Frazier & Company L.P. Dr. Silverstein disclaims beneficial ownership of the shares beneficially owned by the Frazier Funds except to the extent of his proportional partnership interest therein.

(9) Consists of 585,851 shares beneficially owned by Domain Partners II, L.P. Dr. Treu is a general partner of One Palmer Square Associates II, L.P., the general partner of Domain Partners II, L.P. and has indirect beneficial ownership of these shares. Also includes 357,245 shares owned by Biotechnology Investments Limited ("BIL"). Pursuant to a contractual agreement, Domain Associates, of which Dr. Treu is a general partner, is the U.S. venture capital advisor to BIL. Domain Associates has no voting or investment power over BIL's shares and Dr. Treu disclaims beneficial ownership of BIL's shares.

(10) See footnotes 2 through 9.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company's Restated Certificate of Incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 50,000,000 shares of Common Stock, $0.01 par value per share and authorizes the issuance of 5,000,000 shares of Preferred Stock, $0.01 par value per share, the rights and preferences of which may be established from time to time by the Company's Board of Directors. As of September 30, 1997, 2,228,038 shares of Common Stock (excluding 19,496 shares of Common Stock issuable upon exercise of a warrant upon the closing of this offering) were issued and outstanding and held by 74 stockholders, shares of Preferred Stock convertible into 8,117,803 shares of Common Stock upon the completion of this offering were issued and outstanding and held by 45 stockholders and warrants to purchase 179,586 shares of Common Stock were issued and outstanding and held by six holders.

COMMON STOCK

    Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividends Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock which the Company may designate in the future.

PREFERRED STOCK

    Upon the closing of this offering, the Board of Directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of Preferred Stock, $0.01 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

    Upon the completion of this offering, the Company will have outstanding warrants to purchase 179,586 shares of Common Stock at a weighted average exercise price of $10.40 per share. These warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of the Company's Common Stock at the time of exercise of the warrant, after deducting the aggregate exercise price. These warrants expire on dates ranging from September 1998 to February 2006.

CERTAIN CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUE

    Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; of (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    The Company's Certificate of Incorporation provides that, upon the closing of this offering, the Board of Directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the board of Directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. The Company's Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting and the Company's Bylaws eliminate the right of stockholders to call special meetings of stockholders. The Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated Preferred Stock makes it possible for the board of directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding Common Stock.

SHAREHOLDER RIGHTS PLAN

    Pursuant to a Preferred Shares Rights Agreement (the "Rights Agreement"), between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agent"), the Company's Board of Directors declared a dividend of one right (a "Right") to purchase one one-thousandth share of the Company's Series A Participating Preferred Stock ("Series A Preferred") for each outstanding share of Common Stock ("Common Shares") of the Company. The dividend is payable on the effective date of this Offering (the "Record Date") to stockholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $150.00 (the "Purchase Price"), subject to adjustment. The following summary of the principal terms of the Rights Agreement is a general description only and is subject to the detailed terms and conditions of the Rights Agreement.

    The Rights will not be exercisable until the Distribution Date (defined below). Until the Distribution Date, certificates for the Rights ("Rights Certificates") will not be sent to stockholders; instead, the Rights will attach to and trade only together with the Common Shares. Accordingly, Common Share certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Share certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or the earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares outstanding as of the Record Date, even without the notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. The Rights will separate from the Common Shares, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of: (i) 10 days (or such later date as may be determined by a majority of the Board of Directors, excluding directors affiliated with the Acquiring Person, as defined below (the "Continuing Directors")) following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares; or (ii) 10 business days (or such later date as may be determined by a majority of the Continuing Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares. The earlier of such dates is referred to as the "Distribution Date." As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Common Shares issued prior to the Distribution Date will be issued with Rights. Common Shares issued after the Distribution Date may be issued with Rights if such shares are issued (i) upon the conversion of outstanding convertible debentures or any other convertible securities issued after adoption of the Rights Agreement or
(ii) pursuant to the exercise of stock options or under employee benefit plans or arrangements unless such issuance would result in (or create a risk that) such options, plans or arrangements would not qualify for otherwise available special tax treatment. Except as otherwise determined by the Board of Directors, no other Common Shares issued after the Distribution Date will be issued with Rights. The Rights will expire on the earliest of (i) January 28, 2007 (the "Final Expiration Date"), (ii) redemption or exchange of the Rights as described below, or (iii) consummation of an acquisition of the Company satisfying certain conditions by a person who acquired shares pursuant to a Permitted Offer as described below.

    Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $150.00 per Right, one one-thousandth of a share of the Series A Preferred. In the event that the Company does not have sufficient Series A
Preferred available for all Rights to be exercised, or the Board decides that such action is necessary and not contrary to the interests of Rights holders, the Company may instead substitute cash, assets or other securities for the Series A Preferred for which the Rights would have been exercisable under this provision or as described below. Unless the Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 15% or more of the Company's Common Shares then outstanding (other than pursuant to a Permitted Offer), then each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Shares having a value equal to two times the Purchase Price. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by the Company as set forth below. Unless the Rights are earlier redeemed, in the event that, after the Shares Acquisition Date (as defined below), (i) the Company is acquired in a merger or other business combination transaction, or (ii) the Company consummates a merger or other business combination transaction in which the Company is the continuing or surviving corporation, or (iii) 50% or more of the Company's assets or earning power are sold, each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the

Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of (i) the corporation acquiring the Company or (ii) the Company or (iii) the purchaser of 50% or more of the Company's assets or earning power, respectively, such shares in each case having a value equal to two times the Purchase Price (unless the transaction satisfies certain conditions and is consummated with a person who acquired shares pursuant to a Permitted Offer, in which case the Rights will expire). A Permitted Offer means a tender offer for all outstanding Common Shares that has been determined by a majority of the Continuing Directors to be fair and otherwise in the best interests of the Company and its stockholders. Where the Board of Directors has determined that a tender offer constitutes a Permitted Offer, the Rights will not become exercisable to purchase Common Shares or shares of the acquiring company (as the case may be) at the discounted price described above.

    At any time after the acquisition by an Acquiring Person of 15% or more of the Company's outstanding Common Shares and prior to the acquisition by such Acquiring Person of 50% or more of the Company's outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per Right. At any time on or prior to the close of business on the earlier of (i) the 10th day following the acquisition by an Acquiring Person of 15% or more of the Company's outstanding Common Shares (the "Shares Acquisition Date") or such later date as may be determined by a majority of the Continuing Directors and publicly announced by the Company, or (ii) the Final Expiration Date of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right.

    The Purchase Price payable, the number of Rights, and the number of Series A Preferred or Common Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by the Company as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

    No fractional portion less than integral multiples of one Common Share will be issued upon exercise of a Right and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such holder's ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

    The provisions of the Rights Agreement may be supplemented or amended by the Board of Directors in any manner prior to the close of business on the date of the acquisition by an Acquiring Person of 15% or more of the Company's outstanding Common Shares without the approval of Rights holders. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

    Series A Preferred purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Series A Preferred will be entitled to a minimum preferential liquidation payment equal to $150,000 per share. Each share of Series A Preferred will have 1,000 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which the Common Shares are changed or exchanged, each share of Series A Preferred will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary anti-dilution provisions.

    Because of the nature of the dividend, liquidation and voting rights of the shares of Series A Preferred, the value of the one one-thousandth interest in a share of Series A Preferred purchasable upon exercise of each Right should approximate the value of one Common Share.

    The Rights approved by the Board are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Company's Board of Directors and its stockholders of any real opportunity to determine the destiny of the Company or to evaluate and protect the long-term value of the Company. The Rights are not intended to prevent a takeover of the Company. The Rights may be redeemed by the Company at $.001 per Right within ten days (or such later date as may be determined by a majority of the Continuing Directors) after the accumulation of 15% or more of the Company's shares by a single acquiror or group. Accordingly, the Rights should not interfere with any merger or business combination approved by the Board of Directors. Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its stockholders, and will not change the way in which the Company's shares are presently traded. The Company's Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment. However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Company's Common Stock is Norwest Bank Minnesota, N.A. Its telephone number is 800-468-9716.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon the completion of this offering, the Company will have 12,865,337 shares of Common Stock outstanding, assuming no exercise of options after September 30, 1997. Of these shares, the 2,500,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 10,365,337 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration, including Rule 144, 144(k) or 701 under the Securities Act. All of the directors and executive officers and substantially all of the stockholders and optionholders of the Company have each agreed not to offer, sell, contract to sell, hypothecate or otherwise dispose (or enter into any transaction which is designed to, or could be expected to, result in the disposition by any person) of, directly or indirectly, any shares of Common Stock (including, without limitation, shares which may be deemed to be beneficially owned in accordance with the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended), or any security convertible into or exercisable for Common Stock of the Company, or any rights to purchase or acquire, Common Stock of the Company (other than pursuant to bona fide gifts to persons who agree in writing to be bound by the provisions of the agreement) for a period of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. In addition, all of the stockholders and optionholders are subject to separate 180-day lockup agreements with the Company (all such agreements are collectively referred to as the "Lock-Up Agreements"). The Company is subject to a similar 180-day agreement with the Representatives, except that the Company may issue shares upon the exercise of stock options granted prior to the date of this Prospectus, and may grant additional options or stock purchase rights under its employee compensation plans, provided that, without the prior written consent of the Representatives, the shares issuable upon exercise of such options or stock purchase rights may not be resold during such 180-day period. However, Lehman Brothers Inc. may in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-Up Agreements.

    Upon expiration of the Lock-Up Agreements, approximately 10,365,337 shares of Common Stock as well as an additional approximately 176,087 shares issuable upon exercise of vested options will become eligible for immediate public resale, subject in some cases to vesting provisions applicable to certain outstanding shares of Common Stock and volume limitations applicable to securities held by persons who may be deemed to be affiliates of the Company pursuant to Rule 144. In addition, 8,297,389 of the shares outstanding immediately following the completion of this offering will be entitled to registration rights with respect to such shares upon the release of the Lock-Up Agreements. The number of shares sold in the public market could increase if such rights are exercised.

    As of September 30, 1997, 297,921 shares were subject to outstanding options. All of these shares are subject to the Lock-Up Agreements described above. Approximately 90 days after the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 covering shares issuable under the Company's 1992 Incentive Stock Plan (including shares subject to then outstanding options under such plans), 1997 Director Option Plan and 1997 Employee Stock Purchase Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act after expiration of the applicable Lock-Up Agreements.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 129,000 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    The holders of 8,297,389 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. The holders of at least 40% of the Registrable Securities may require, on two occasions, that the Company use its best efforts to register the Registrable Securities for public resale, provided, among other limitations, that the proposed aggregate selling price to the public is at least $5.0 million. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering (but to not less than 20% of the offering, except in the case of this Offering). The holders of the Registrable Securities may also require the Company, on four occasions, but not more than once during any 12-month period, to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $1.0 million. All registration expenses must be borne by the Company and all selling expenses relating to Registrable Securities must be borne by the holders of the securities being registered. The holders of Registrable Securities have waived their right to have shares of Common Stock registered under the Securities Act as part of this Offering and for a period of 180 days following this Offering.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the Underwriters named below, for whom Lehman Brothers Inc., Piper Jaffray Inc. and Pacific Growth Equities, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of shares set forth opposite the name of each such Underwriter below:

                                                                                                       NUMBER OF
UNDERWRITERS                                                                                             SHARES
-----------------------------------------------------------------------------------------------------  ----------
Lehman Brothers Inc..................................................................................
Piper Jaffray Inc....................................................................................
Pacific Growth Equities, Inc.........................................................................

                                                                                                       ----------
    Total............................................................................................   2,500,000
                                                                                                       ----------
                                                                                                       ----------

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares to the public at the initial public offering price set forth on the cover page hereof, and to certain dealers at such initial
public offering price less a concession not in excess of $      per share. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $      per share to certain other Underwriters or to certain other brokers or dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives.

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions, including the condition that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending or threatened by the Securities and Exchange Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the condition of the Company from that set forth in the Registration Statement otherwise than as set forth or contemplated in this Prospectus, and that certain certificates, opinions and letters have been received from the Company and its counsel and independent auditors. The Underwriters are obligated to take and pay for all of the above shares of Common Stock if any such shares are taken.

    The Company and the Underwriters have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    The Company has granted to the Underwriters an option to purchase up to an additional 375,000 shares of Common Stock, exercisable solely to cover over-allotments, at the initial public offering price, less the underwriting discounts and commissions shown on the cover page of this Prospectus. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that such option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock that is proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    All of the directors and executive officers and substantially all of the stockholders and optionholders of the Company have each agreed not to offer, sell, contract to sell, hypothecate or otherwise dispose (or enter into any transaction which is designed to, or could be expected to, result in the disposition by any person) of, directly or indirectly, any shares of Common Stock (including, without limitation, shares which may be deemed to be beneficially owned in accordance with the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended), or any security convertible into or exercisable for Common Stock, or any rights to purchase or acquire, Common Stock of the Company (other than pursuant to bona fide gifts to persons who agree in writing to be bound by the provisions of the agreement) for a period of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. In addition, all of the stockholders and optionholders are subject to separate 180-day lock-up agreements with the Company. Except for the Common Stock to be sold in the offering, the Company has agreed, with certain limited exceptions relating to the grant of options and issuance of Common Stock pursuant to the Company's stock option plans and stock purchase plans, not to offer for sale, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, any shares of Common Stock or other capital stock or any securities convertible into or exchangeable or exercisable for, or any rights to acquire, Common Stock or other capital stock, prior to the expiration of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. on behalf of the Representatives.

    The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    Until the distribution of the shares is completed, the rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. In addition, if the Representatives over-allot (sell more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby create a short position in the Common Stock in connection with this offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of the Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering. In general, purchases of shares of Common Stock for the purpose of stabilization or to reduce a syndicate short position could cause the price of the Common Stock to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Prior to this offering, there has been no public market for the shares of Common Stock. The initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management, consideration of the above factors in relation to market valuation of companies in related businesses and other factors deemed relevant.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Mintz, Levin, Cohn, Ferris, Glovksy and Popeo, P.C., Boston, Massachusetts. Mario M. Rosati and Christopher D. Mitchell, Secretary and Assistant Secretary of the Company, respectively, are members of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

    Certain legal matters with respect to information contained in this Prospectus under the captions "Risk Factors--Uncertainties Related to Patents and Proprietary Technology" and "Business--Patents and Proprietary Rights" will be passed upon for the Company by Arnall, Golden & Gregory LLP, Atlanta, Georgia, patent counsel to the Company.

    The financial statements of Focal, Inc. at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") Washington, D.C. 20549, a Registration Statement on Form S-1, including amendments thereto, the Registration Statement under the Securities Act, with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract, agreement or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices in New York (Seven World Trade Center, New York, New York, 10007) and in Chicago (Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60611), and copies of all or any part thereof may be obtained from such office upon the payment of prescribed fees. Such information is also available electronically by means of the Commission's web site on the Internet at http://www.sec.gov. The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                                  FOCAL, INC.
                         INDEX TO FINANCIAL STATEMENTS
                                    CONTENTS

Report of Independent Auditors.......................................................        F-2
Balance Sheets.......................................................................        F-3
Statements of Operations.............................................................        F-4
Statements of Stockholders' Equity...................................................        F-5
Statements of Cash Flows.............................................................        F-6
Notes to Financial Statements........................................................        F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
 and Stockholders
Focal, Inc.

    We have audited the accompanying balance sheets of Focal, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Focal, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 7, 1997, except as
to the first paragraph of
Note 10, as to which the
date is December 8, 1997.

                                  FOCAL, INC.
                                 BALANCE SHEETS

                                                                             DECEMBER 31
                                                                    -----------------------------
                                                                         1995           1996
                                                                    --------------  -------------   SEPTEMBER 30
                                                                                                        1997
                                                                                                   --------------
                                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................................  $    5,000,306  $   5,465,471  $    5,160,698
  Marketable securities...........................................       1,947,600      6,742,718       8,054,492
  Accrued interest receivable.....................................          48,429        158,435         193,959
  Prepaid expenses and other assets...............................         253,735        311,881         340,232
                                                                    --------------  -------------  --------------
Total current assets..............................................       7,250,070     12,678,505      13,749,381

Notes receivable from related parties.............................         166,546        265,150         377,786

Property and equipment............................................       2,967,069      3,732,451       5,789,937
Accumulated depreciation and amortization.........................      (1,655,241)    (2,598,662)     (3,438,419)
                                                                    --------------  -------------  --------------
Net property and equipment........................................       1,311,828      1,133,789       2,351,518

Other assets......................................................         577,715         12,049          12,528
                                                                    --------------  -------------  --------------
Total assets......................................................  $    9,306,159  $  14,089,493  $   16,491,213
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................  $      614,498  $     501,604  $      445,901
  Accrued liabilities.............................................       1,549,021      1,864,990       1,929,087
  Deferred revenue................................................              --        655,333       1,373,500
  Current portion of capital lease obligations....................         685,525        653,932         746,991
                                                                    --------------  -------------  --------------
Total current liabilities.........................................       2,849,044      3,675,859       4,495,479

Capital lease obligations.........................................         461,958        314,607       1,207,386
Commitments and contingent liabilities
Stockholders' equity:
Convertible preferred stock, issuable in series; $.01 par value;
  21,150,000 and 31,681,540 shares authorized; 14,561,046,
  24,345,247 and 24,345,247 (unaudited) shares issued and
  outstanding at December 31, 1995 and 1996, and September 30,
  1997, respectively; aggregate liquidation preference of
  $56,304,650 at December 31, 1996................................         145,610        243,452         243,452
Common stock, $.01 par value; 30,000,000 and 50,000,000 shares authorized at December 31, 1995 and 1996, respectively; 664,504,
  723,344, and 2,228,038 (unaudited) shares issued and outstanding at December 31, 1995 and 1996, and September 30, 1997,
  respectively....................................................           6,645          7,233          22,280
Additional paid-in capital........................................      41,215,682     56,303,958      57,987,019
Accumulated deficit...............................................     (35,320,380)   (45,478,469)    (45,032,638)
Notes receivable from related parties.............................              --             --      (1,688,057)
Deferred compensation.............................................              --       (934,104)       (732,610)
Unrealized loss on marketable securities..........................         (52,400)       (43,043)        (11,098)
                                                                    --------------  -------------  --------------
Total stockholders' equity........................................       5,995,157     10,099,027      10,788,348
                                                                    --------------  -------------  --------------
Total liabilities and stockholders' equity........................  $    9,306,159  $  14,089,493  $   16,491,213
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------

                            See accompanying notes.

                                  FOCAL, INC.
                            STATEMENTS OF OPERATIONS

                                                      YEAR ENDED                         NINE MONTHS ENDED
                                                     DECEMBER 31                            SEPTEMBER 30
                                    ----------------------------------------------  ----------------------------
                                         1994            1995            1996           1996           1997
                                    --------------  --------------  --------------  -------------  -------------
                                                                                            (UNAUDITED)
Collaborative research revenue....  $       50,000  $      968,543  $    3,098,289  $   2,349,328  $  12,831,123
Operating expenses:
  Research and development........      11,890,001       9,665,091      11,679,942      8,735,308     10,929,321
  General and administrative......       2,033,819       2,098,138       2,174,911      1,517,502      2,105,944
                                    --------------  --------------  --------------  -------------  -------------
Total operating expenses..........      13,923,820      11,763,229      13,854,853     10,252,810     13,035,265
                                    --------------  --------------  --------------  -------------  -------------
Loss from operations..............     (13,873,820)    (10,794,686)    (10,756,564)    (7,903,482)      (204,142)
Other income (expense):
  Interest income.................         667,970         442,505         690,745        515,458        730,893
  Interest expense................         (79,014)       (106,895)        (92,270)       (71,614)       (80,920)
                                    --------------  --------------  --------------  -------------  -------------
                                           588,956         335,610         598,475        443,844        649,973
                                    --------------  --------------  --------------  -------------  -------------
Net income (loss).................  $  (13,284,864) $  (10,459,076) $  (10,158,089) $  (7,459,638) $     445,831
                                    --------------  --------------  --------------  -------------  -------------
                                    --------------  --------------  --------------  -------------  -------------
Pro forma net income (loss) per
  share (unaudited)...............                                  $        (1.23) $        (.93) $         .04
                                                                    --------------  -------------  -------------
                                                                    --------------  -------------  -------------
Shares used in computing pro forma
  net income (loss) per share
  (unaudited).....................                                       8,271,430      8,001,252     10,550,795
                                                                    --------------  -------------  -------------
                                                                    --------------  -------------  -------------

                            See accompanying notes.

                                  FOCAL, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                         NOTES
                                                 CONVERTIBLE                                                           RECEIVABLE
                                               PREFERRED STOCK          COMMON STOCK       ADDITIONAL                     FROM
                                             --------------------  ----------------------   PAID-IN    ACCUMULATED      RELATED
                                              SHARES     AMOUNT     SHARES      AMOUNT      CAPITAL      DEFICIT        PARTIES
                                             ---------  ---------  ---------  -----------  ----------  ------------  --------------
Balances at January 1, 1994................  11,292,255 $ 112,923    646,559   $   6,466   $30,012,576 ($11,576,440)   $       --
Issuance of Series D convertible preferred
  stock at $3.70 per share (net of issuance
  costs of $16,132)........................  1,730,840     17,308         --          --    6,370,668           --             --
Exercise of stock options..................         --         --      1,103          11        1,722           --             --
Repurchase of common stock for cash at $.01
  per share................................         --         --     (8,333)        (83)        (188)          --             --
Unrealized loss on marketable securities...         --         --         --          --           --           --             --
Net loss...................................         --         --         --          --           --  (13,284,864)            --
                                             ---------  ---------  ---------  -----------  ----------  ------------  --------------
Balances at December 31, 1994..............  13,023,095   130,231    639,329       6,394   36,384,778  (24,861,304)            --
Issuance of Series E convertible preferred
  stock at $3.15 per share (net of issuance
  costs of $30,406)........................  1,537,951     15,379         --          --    4,798,761           --             --
Exercise of stock options..................         --         --     25,175         251       32,143           --             --
Unrealized loss on marketable securities...         --         --         --          --           --           --             --
Net loss...................................         --         --         --          --           --  (10,459,076)            --
                                             ---------  ---------  ---------  -----------  ----------  ------------  --------------
Balances at December 31, 1995..............  14,561,046   145,610    664,504       6,645   41,215,682  (35,320,380)            --
Issuance of Series E convertible preferred
  stock at $1.74 per share (net of
  placement fees and issuance costs of
  $798,659)................................  9,784,201     97,842         --          --   13,959,510           --             --
Exercise of stock options..................         --         --     58,840         588       54,129           --             --
Unrealized gain on marketable securities...         --         --         --          --           --           --             --
Deferred compensation......................         --         --         --          --    1,074,637           --             --
Amortization of deferred compensation......         --         --         --          --           --           --             --
Net loss...................................         --         --         --          --           --  (10,158,089)            --
                                             ---------  ---------  ---------  -----------  ----------  ------------  --------------
Balances at December 31, 1996..............  24,345,247   243,452    723,344       7,233   56,303,958  (45,478,469)            --
Exercise of stock options (unaudited)......         --         --      9,919          99        9,952           --             --
Exercise of stock options for notes
  receivable (unaudited)...................         --         --  1,494,775      14,948    1,673,109           --     (1,688,057)
Unrealized gain on marketable securities
  (unaudited)..............................         --         --         --          --           --           --             --
Amortization of deferred compensation
  (unaudited)..............................         --         --         --          --           --           --             --
Net income (unaudited).....................         --         --         --          --           --      445,831             --
                                             ---------  ---------  ---------  -----------  ----------  ------------  --------------
Balances at September 30, 1997
  (unaudited)..............................  24,345,247 $ 243,452  2,228,038   $  22,280   $57,987,019 ($45,032,638)   $(1,688,057)
                                             ---------  ---------  ---------  -----------  ----------  ------------  --------------
                                             ---------  ---------  ---------  -----------  ----------  ------------  --------------

                                                            UNREALIZED
                                                            GAIN (LOSS)
                                                                ON          TOTAL
                                               DEFERRED     MARKETABLE   STOCKHOLDERS'
                                             COMPENSATION   SECURITIES      EQUITY
                                             -------------  -----------  ------------
Balances at January 1, 1994................   $        --    $      --    $18,555,525
Issuance of Series D convertible preferred
  stock at $3.70 per share (net of issuance
  costs of $16,132)........................            --           --     6,387,976
Exercise of stock options..................            --           --         1,733
Repurchase of common stock for cash at $.01
  per share................................            --           --          (271)
Unrealized loss on marketable securities...            --      (34,346)      (34,346)
Net loss...................................            --           --   (13,284,864)
                                             -------------  -----------  ------------
Balances at December 31, 1994..............            --      (34,346)   11,625,753
Issuance of Series E convertible preferred
  stock at $3.15 per share (net of issuance
  costs of $30,406)........................            --           --     4,814,140
Exercise of stock options..................            --           --        32,394
Unrealized loss on marketable securities...            --      (18,054)      (18,054)
Net loss...................................            --           --   (10,459,076)
                                             -------------  -----------  ------------
Balances at December 31, 1995..............            --      (52,400)    5,995,157
Issuance of Series E convertible preferred
  stock at $1.74 per share (net of
  placement fees and issuance costs of
  $798,659)................................            --           --    14,057,352
Exercise of stock options..................            --           --        54,717
Unrealized gain on marketable securities...            --        9,357         9,357
Deferred compensation......................    (1,074,637)          --            --
Amortization of deferred compensation......       140,533           --       140,533
Net loss...................................            --           --   (10,158,089)
                                             -------------  -----------  ------------
Balances at December 31, 1996..............      (934,104)     (43,043)   10,099,027
Exercise of stock options (unaudited)......            --           --        10,051
Exercise of stock options for notes
  receivable (unaudited)...................            --           --            --
Unrealized gain on marketable securities
  (unaudited)..............................            --       31,945        31,945
Amortization of deferred compensation
  (unaudited)..............................       201,494           --       201,494
Net income (unaudited).....................            --           --       445,831
                                             -------------  -----------  ------------
Balances at September 30, 1997
  (unaudited)..............................   $  (732,610)   $ (11,098)   $10,788,348
                                             -------------  -----------  ------------
                                             -------------  -----------  ------------

                            See accompanying notes.

                                  FOCAL, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                                  NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31               SEPTEMBER 30
                                                         -------------------------------------  ----------------------
                                                            1994         1995         1996         1996        1997
                                                         -----------  -----------  -----------  ----------  ----------
                                                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)......................................  $(13,284,864) $(10,459,076) $(10,158,089) $(7,459,638) $  445,831
Adjustments to reconcile net income (loss) to net cash
  used in operating activities:
  Depreciation and amortization........................      542,026      872,842      969,868     732,233     839,757
  Amortization of deferred compensation................           --           --      140,533      77,285     201,494
  Interest earned on notes receivable..................       (6,663)      (8,096)     (10,604)     (7,236)    (82,636)
  Loss on sale of equipment, furniture and fixtures....           --           --        3,647       3,647          --
  Increase (decrease) in cash arising from changes of
    operating assets and liabilities:
    Accrued interest receivable........................       48,071      135,384     (110,006)   (149,176)    (35,524)
    Prepaid expenses and other assets..................     (182,983)      99,729      (58,146)   (123,025)    (28,351)
    Accounts payable...................................     (280,350)      73,343     (112,894)     28,148     (55,703)
    Accrued liabilities................................      875,191       48,199      315,969     331,231      64,097
    Deferred revenue...................................           --           --      655,333     670,000     718,167
                                                         -----------  -----------  -----------  ----------  ----------
Net cash provided by (used in) operating activities....  (12,289,572)  (9,237,675)  (8,364,389) (5,896,531)  2,067,132
INVESTING ACTIVITIES
Purchase of marketable securities......................  (11,985,343)          --  (12,760,761) (8,991,906) (9,549,829)
Sale of marketable securities..........................   13,813,105    5,929,346    7,975,000   1,800,000   8,270,000
Issuance of notes receivable...........................      (20,000)     (50,000)     (88,000)    (88,000)    (30,000)
Repayment of notes receivable..........................           --       45,000           --          --          --
Purchase of property and equipment.....................     (296,405)    (280,426)    (388,683)   (342,282) (1,677,847)
Proceeds from sale of property and equipment...........           --           --        2,150       2,150          --
Other assets...........................................     (535,431)     (42,284)     565,666      37,322        (479)
                                                         -----------  -----------  -----------  ----------  ----------
Net cash provided by (used in) investing activities....      975,926    5,601,636   (4,694,628) (7,582,716) (2,988,155)
FINANCING ACTIVITIES
Proceeds from the issuance of convertible preferred
  stock, net of issuance costs.........................    6,387,976    4,464,140   14,057,352  14,057,352          --
Proceeds from lease financing..........................      528,266      312,426      372,356     372,356   1,407,310
Principal payments on capital lease obligations........     (528,666)    (867,595)    (960,243)   (722,217)   (801,111)
Proceeds from issuance of common stock, net of
  repurchases..........................................        1,462       32,394       54,717      17,997      10,051
Proceeds from notes payable and advances...............           --      350,000           --          --          --
                                                         -----------  -----------  -----------  ----------  ----------
Net cash provided by financing activities..............    6,389,038    4,291,365   13,524,182  13,725,488     616,250
                                                         -----------  -----------  -----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents...   (4,924,608)     655,326      465,165     246,241    (304,773)
Cash and cash equivalents at beginning of the period...    9,269,588    4,344,980    5,000,306   5,000,306   5,465,471
                                                         -----------  -----------  -----------  ----------  ----------
Cash and cash equivalents at end of the period.........  $ 4,344,980  $ 5,000,306  $ 5,465,471  $5,246,547  $5,160,698
                                                         -----------  -----------  -----------  ----------  ----------
                                                         -----------  -----------  -----------  ----------  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Property acquired under capital lease
      obligations......................................  $   730,996  $    39,165  $   408,943  $  282,372  $  379,639
                                                         -----------  -----------  -----------  ----------  ----------
                                                         -----------  -----------  -----------  ----------  ----------
    Interest paid......................................  $    79,014  $   106,895  $    92,270  $   71,614  $   80,920
                                                         -----------  -----------  -----------  ----------  ----------
                                                         -----------  -----------  -----------  ----------  ----------

                            See accompanying notes.

                                  FOCAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

    Focal, Inc. (the Company) develops, manufactures and commercializes synthetic, absorbable, liquid surgical sealants based on the Company's proprietary polymer technology. The Company's family of FOCALSEAL surgical sealant products is currently being developed for use inside the body with or without sutures and staples to seal leaks resulting from lung surgery, neurosurgery, cardiovascular surgery and gastrointestinal surgery.

    During 1996 and early 1997, the Company entered into two collaborative research agreements, which have provided significant revenues, and began clinical trials in one of its product development programs. As a result, the Company has concluded that it is no longer in its development stage.

REVERSE STOCK SPLIT

    All common share and per common share amounts included in the accompanying financial statements and notes thereto have been retroactively restated to give effect to a 1 for 3.25 reverse stock split, effected in the form of a reverse stock dividend. See Note 10.

INTERIM FINANCIAL STATEMENTS

    The financial information at September 30, 1997, and for the nine months ended September 30, 1996 and 1997, is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for these periods. Results of the 1997 period are not necessarily indicative of results that may be expected for the entire year.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES

    Cash and cash equivalents include funds held in investments with original maturities of three months or less. Marketable securities consist of investments in agencies of the U.S. government, investment grade corporate notes and other investments with original maturities of greater than three months.

    The Company determines the appropriate classification of cash equivalents and marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company has classified such holdings as available-for-sale securities, which are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity.

CONCENTRATION OF CREDIT RISK

    The Company invests its cash equivalents and marketable securities with institutions that have strong credit ratings. The Company has developed guidelines relative to investment risk and liquidity.

                                  FOCAL, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated using the straight-line method over estimated useful lives of 3-5 years. Property and equipment under capital leases are amortized using the straight-line method over the lease term, typically 3-4 years.

COLLABORATIVE RESEARCH REVENUE

    Revenues from collaborative research agreements are recognized as earned upon the incurrence of reimbursable expenses or the achievement of certain milestones. Payments received in advance of research performed are designated as deferred revenue.

RESEARCH AND DEVELOPMENT COSTS AND PATENT COSTS

    All research and development costs, including the cost of acquiring patents and licensing fees paid in connection with university technology licensing agreements, are expensed as incurred.

STOCK BASED COMPENSATION

    The Company accounts for its stock based compensation arrangements under the provisions of APB Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," rather than the alternative fair value accounting method provided for under FAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION." Under APB 25, when the exercise price of options granted to employees and non-employee directors under these plans equals the market price of the underlying stock on the date of grant, no compensation expense is recorded.

INCOME TAXES

    The liability method is used to account for income taxes. Deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets and liabilities as well as net operating loss carryforwards and are measured using the enacted tax rates and laws that will be in effect when the differences reverse. Deferred tax assets may be reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

UNAUDITED PRO FORMA NET INCOME (LOSS) PER SHARE

    The unaudited pro forma net income (loss) per share is computed using the weighted average number of outstanding common shares and common share equivalents, assuming conversion of all convertible preferred shares and certain warrants into common shares (at date of original issuance), which will automatically occur upon completion of the initial public offering, as contemplated herein, and the exercise of stock options and warrants (using the treasury stock method and the assumed initial public offering price per share as contemplated herein). Common share equivalents are excluded from the calculation when their effect is anti-dilutive; however, pursuant to the requirements of the Securities and Exchange Commission, common shares and common share equivalents issued by the Company during the twelve-month period prior to the proposed offering have been included in the calculation as if they were outstanding for all periods presented whether or not they are anti-dilutive. Historical earnings per share have not been presented since such amounts are not deemed meaningful due to the significant change in the Company's capital structure that will occur in connection with this offering.

                                  FOCAL, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In 1996, the Company adopted Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of this Statement had no impact on the financial position or results of operations of the Company as no indicators of impairment currently exist.

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, EARNINGS PER SHARE (FAS 128), which will be adopted on December 31, 1997. FAS 128 requires companies to change the method currently used to compute earnings per share and to restate all prior periods for comparability. Although the Statement has not yet been applied, the adoption of FAS 128 is not expected to have a material impact on the Company's earnings per share.

    In June 1997, the FASB issued Statement No. 130, REPORTING COMPREHENSIVE INCOME and Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. Statement No. 130 establishes standards for the reporting and display of comprehensive income and its components. Statement No. 131 establishes standards for the way that public companies report information about operating segments in financial statements. This Statement supersedes Statement No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE, but retains the requirements to report information about major customers. Statements 130 and 131 are effective for the Company in fiscal 1998. The Company does not believe that the adoption of these Statements will have a material effect on the Company's financial statements.

2. MARKETABLE SECURITIES

    Available-for-sale securities consisted of the following:

                                                                                DECEMBER 31, 1995
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS
                                                                             UNREALIZED   UNREALIZED    ESTIMATED
                                                                   COST         GAINS       LOSSES      FAIR VALUE
                                                               ------------  -----------  -----------  ------------
U.S. government securities due within one year...............  $  2,000,000   $  13,700    $ (66,100)  $  1,947,600
                                                               ------------  -----------  -----------  ------------
Total debt securities included in marketable securities......  $  2,000,000   $  13,700    $ (66,100)  $  1,947,600
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------


                                                                                DECEMBER 31, 1996
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS
                                                                             UNREALIZED   UNREALIZED    ESTIMATED
                                                                   COST         GAINS       LOSSES      FAIR VALUE
                                                               ------------  -----------  -----------  ------------
U.S. government securities due within one year...............  $  2,000,000   $   9,100    $ (50,900)  $  1,958,200
Corporate notes due within one year..........................     4,785,760          --       (1,242)     4,784,518
                                                               ------------  -----------  -----------  ------------
Total debt securities included in marketable securities......  $  6,785,760   $   9,100    $ (52,142)  $  6,742,718
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

    Amortized cost basis was used in computing the cost of marketable securities sold.

                                  FOCAL, INC.

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31:

                                                                                            1995          1996
                                                                                        ------------  ------------
Laboratory equipment..................................................................  $  2,035,970  $  2,688,806
Office equipment, computers and software..............................................       526,424       635,013
Furniture and fixtures................................................................       404,675       408,632
                                                                                        ------------  ------------
                                                                                        $  2,967,069  $  3,732,451
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Depreciation and amortization expense was $542,026, $872,842 and $969,868 for the years ended December 31, 1994, 1995 and 1996, respectively.

4. ACCRUED LIABILITIES

    Accrued liabilities consist of the following at December 31:

                                                                                            1995          1996
                                                                                        ------------  ------------
Accrued university research funding and outside scientific services...................  $    727,948  $    840,142
Accrued payroll-related expenses......................................................       190,315       283,747
Accrued professional fees.............................................................       130,902       183,488
Accrued other.........................................................................       499,856       557,613
                                                                                        ------------  ------------
                                                                                        $  1,549,021  $  1,864,990
                                                                                        ------------  ------------
                                                                                        ------------  ------------

5. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    The following table summarizes share information with respect to all series of convertible preferred stock outstanding as of December 31, 1996:

                                                                                      CONVERSION
                                                               PREFERRED SHARES         FACTOR       NUMBER OF
                                                          --------------------------     INTO      COMMON SHARES
                                                                         ISSUED AND     COMMON         AFTER
                                                           AUTHORIZED   OUTSTANDING     SHARES      CONVERSION
                                                          ------------  ------------  ----------  ---------------
Series A................................................     1,000,000     1,000,000       .3077        307,700
Series B................................................       666,667       666,667       .3077        205,133
Series C................................................     4,261,467     4,220,183       .3321      1,401,522
Series D................................................     7,553,406     7,136,245       .3811      2,719,622
Series E................................................    18,200,000    11,322,152       .3077      3,483,826
                                                          ------------  ------------              ---------------
                                                            31,681,540    24,345,247                  8,117,803
                                                          ------------  ------------              ---------------
                                                          ------------  ------------              ---------------

    The holders of the Series A, B, C, D and E convertible preferred stock (the "preferred stock") are entitled to receive noncumulative dividends, when and if declared by the Board of Directors, at a rate of $.04, $.06, $0.174, $0.296 and $0.139 per share, per annum, respectively. Additional dividends, if declared, will be distributed first to the holders of common stock in an amount equal to the sum of the dividends

                                  FOCAL, INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)
paid to the holders of the preferred stock, and then to the holders of preferred stock and common stock on an equal basis. No dividends have ever been declared or paid by the Company.

    The preferred stock will be automatically converted into 8,117,803 shares of common stock upon the consummation of an underwritten public offering of the Company's common stock at a price per share of at least $5 and with aggregate net proceeds of at least $20,000,000 or the consent of at least 70% of the holders of the outstanding shares of preferred stock, which consent was obtained for the purposes of the offering contemplated herein. The holders of preferred stock are entitled to one vote for each share of common stock into which the preferred stock is convertible. In addition to the voting rights of the common stockholders, the holders of preferred shares have the right, voting as a separate class, to elect a majority of members of the Board of Directors.

    The Series A, B, C, D and E convertible preferred stocks have liquidation preferences of $.50, $.75, $2.18, $3.70 and $1.74 per share, respectively, plus all dividends declared and unpaid. After payment of these liquidation preferences, the holders of common and preferred stock shall be entitled to receive all remaining assets of the corporation.

    In 1996, the Company received gross proceeds totaling $14.9 million from the sale of Series E Preferred Stock at $1.74 per share, bringing the total gross proceeds from Series E Preferred Stock financing to $19.7 million. Investors who purchased shares of Series E Preferred Stock in December 1995 at a price of $3.15 per share, received a full antidilutive adjustment to $1.74 per share.

WARRANTS

    The Company grants warrants to secure lease financing, to raise capital, to obtain letters of credit and as a form of compensation to various consultants. At December 31, 1996, the Company has the following preferred stock warrants outstanding:

WARRANT                       SHARES                    EXERCISE PRICE               EXPIRATION DATE
----------  ------------------------------------------  --------------  ------------------------------------------
Series C    41,284 (convertible into 13,710 shares of   $         2.18  At closing of an initial public offering
            common stock)                                               or at the time of a merger or
                                                                        consolidation which results in a per share
                                                                        value of $9.75 or more.
Series D    417,161 (convertible into 158,980 shares    $  3.70-$4.255  Various times through February 2004
            of common stock)
Series E    22,414 (convertible into 6,896 shares of    $         1.74  February 2006
            common stock)

    During 1996, the Company granted warrants for the purchase of 19,496 shares of common stock in connection with the sale of Series E convertible preferred stock. The warrants have an exercise price of $1.20 per share and expire upon the earlier of an initial public offering of the Company's common stock or April 2000.

STOCK OPTIONS

    The 1992 Incentive Stock Plan ("the 1992 Plan") authorizes the grant of incentive stock options and nonqualified stock options to employees and nonqualified stock options to consultants. Including the

                                  FOCAL, INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)
additional 603,692 shares reserved on October 16, 1997 (See Note 10), a total of 2,600,000 shares have been reserved for issuance under the 1992 Plan.

    The exercise price of incentive stock options granted under the 1992 Plan may not be less than 100% of the fair market value of the common stock as of the grant date, as determined by the Board of Directors. The exercise price of nonqualified stock options may not be less than 85% of the fair market value of the common stock as of the grant date. Options issued under the 1992 Plan generally have a four year vesting period, unless otherwise determined by the Board of Directors. The term of stock options granted under the 1992 Plan may not exceed ten years. Subject to the approval of the Board of Directors, the Plan allows option holders the right to immediately exercise outstanding options (both vested and unvested), with the subsequent share issuances being subject to a repurchase option by the Company under certain conditions according to the original vesting schedule and exercise price.

    For certain options granted, the Company recognizes as compensation expense the excess of the deemed value for accounting purposes of the common stock issuable upon exercise of such options over the aggregate exercise price of such options. In connection with these grants, $1,075,000 of deferred compensation has been recorded. This compensation expense is being amortized over the vesting period of each option.

    In 1995, the Board approved the cancellation of 157,129 options with exercise prices ranging from $2.44--$3.25 per common share and the issuance of 157,129 new options at $1.20 per common share.

    In January 1997, the Board of Directors approved a program under which directors, executive officers and certain other key employees were permitted to exercise options to purchase 1,494,775 common shares in exchange for four-year notes with an interest rate of 6% per annum as permitted by the 1992 Plan. The notes are full recourse and principal and accrued interest are payable upon the maturity of the note. Under certain conditions, the shares are subject to a repurchase option by the Company according to the original vesting schedule. At September 30, 1997, 787,192 shares issued under the 1992 Plan are subject to the Company's repurchase option and $1,688,057 of notes receivable are outstanding and included in the stockholders' equity section of the accompanying financial statements.

                                  FOCAL, INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table presents the activity of the 1992 Plan for the years ended December 31, 1994, 1995 and 1996 and the nine-month period ended September 30, 1997:

                                                             YEAR ENDED
                        ------------------------------------------------------------------------------------
                                                                                                              NINE-MONTH
                                                                                                               PERIOD
                                                                                                              ENDED
                                                                                                              SEPTEMBER
                                    1994                         1995                        1996             30, 1997
                        ----------------------------  --------------------------  --------------------------  ---------

                                        WEIGHTED                    WEIGHTED                    WEIGHTED
                                         AVERAGE                     AVERAGE                     AVERAGE
                          OPTIONS    EXERCISE PRICE    OPTIONS   EXERCISE PRICE    OPTIONS   EXERCISE PRICE
                        -----------  ---------------  ---------  ---------------  ---------  ---------------
                                                                                                               OPTIONS
                                                                                                              ---------
                                                                                                              (UNAUDITED)

Outstanding at
  beginning of
  period..............     391,826      $     .78       544,787     $    1.37       557,894     $     .94     1,712,650
Granted...............     155,692           2.83       239,692          1.63     1,275,691          1.20       106,969
Exercised.............      (1,103)          1.56       (25,176)         1.30       (58,840)          .85     (1,504,694)
Canceled..............      (1,628)          2.44      (201,409)         2.63       (62,095)         1.17       (17,004)
                        -----------         -----     ---------         -----     ---------         -----     ---------
Outstanding at end of
  period..............     544,787      $    1.37       557,894     $     .94     1,712,650     $    1.14       297,921
                        -----------         -----     ---------         -----     ---------         -----     ---------
                        -----------         -----     ---------         -----     ---------         -----     ---------
Options exercisable at
  end of period.......     179,708      $    1.07       272,979     $     .88       537,121     $    1.01       130,582
                        -----------         -----     ---------         -----     ---------         -----     ---------
                        -----------         -----     ---------         -----     ---------         -----     ---------
Weighted average fair
  value per share of
  options granted
  during the period...                                              $     .62                   $     .46
                                                                        -----                       -----
                                                                        -----                       -----

                           WEIGHTED
                            AVERAGE
                        EXERCISE PRICE
                        ---------------
Outstanding at
  beginning of
  period..............     $    1.13
Granted...............          4.13
Exercised.............          1.13
Canceled..............          2.06
                               -----
Outstanding at end of
  period..............     $    2.16
                               -----
                               -----
Options exercisable at
  end of period.......     $    1.28
                               -----
                               -----
Weighted average fair
  value per share of
  options granted
  during the period...

    The following table presents weighted average price and life information about significant option groups outstanding at December 31, 1996:

                            OPTIONS OUTSTANDING
                 -----------------------------------------    OPTIONS EXERCISABLE
                                 WEIGHTED                   ------------------------
                                  AVERAGE       WEIGHTED                  WEIGHTED
                                 REMAINING       AVERAGE                   AVERAGE
   RANGE OF        NUMBER       CONTRACTUAL     EXERCISE      NUMBER      EXERCISE
EXERCISE PRICES  OUTSTANDING    LIFE (YRS.)       PRICE     EXERCISABLE     PRICE
---------------  -----------  ---------------  -----------  -----------  -----------
   $     .72        248,677            6.5      $     .72      219,701    $     .72
        1.20      1,463,973            9.4           1.20      317,420         1.20
                 -----------                                -----------
                  1,712,650                                    537,121
                 -----------                                -----------
                 -----------                                -----------

FAS 123 DISCLOSURES

    The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("FAS 123"). If the compensation cost for the option plans had been determined based on the fair value at the grant date for grants in 1995 and 1996, consistent with the provisions of FAS 123, the pro forma net loss and net loss per share for 1995 and 1996, would not have differed materially from reported amounts.

                                  FOCAL, INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)
    The fair value of options and warrants issued at the date of grant were estimated using the Black-Scholes model with the following weighted average assumptions:

                                                                                      OPTIONS GRANTED
                                                                                       -------------
                                                                                     1995         1996
                                                                                     -----        -----
Expected life (years)...........................................................         5.0          5.0
Interest rate...................................................................         6.6          6.6
Volatility......................................................................         0.3          0.3

    The Company has never declared nor paid dividends on any of its capital stock and does not expect to do so in the foreseeable future.

    The effects on 1995 and 1996 pro forma net loss of expensing the estimated fair value of stock options are not necessarily representative of the effects on reporting the results of operations for future years as the periods presented include only one and two years, respectively, of option grants under the Company's plans.

COMMON STOCK RESERVED FOR ISSUANCE

    At December 31, 1996, the Company has reserved 10,313,192 shares of common stock for issuance upon the conversion of the outstanding shares of convertible preferred stock and for the exercise of all outstanding warrants and authorized common stock options.

6. COMMITMENTS

    The Company has a ten-year lease agreement expiring in 2004 for its principal facility. In connection with this lease, the lessor funded approximately $4,367,000 of leasehold improvements which are reimbursed as part of the minimum lease payments. The Company has certain options to purchase the building and the leasehold improvements.

    As of December 31, 1996, the Company was required to provide a $1.2 million letter of credit collateralizing these leasehold improvements. In addition, the Company was required to comply with certain financial covenants. At December 31, 1996, the Company was in compliance with such covenants. Effective September 1997, the letter of credit requirement under the Company's facility operating lease was terminated.

    The Company leases the majority of its equipment, furniture and fixtures under capital leases. Included in property and equipment at December 31, 1995 and 1996, respectively, were assets with a cost basis of $2,711,818 and $3,492,118 acquired under capital leases. Accumulated amortization as of December 31, 1995 and 1996, respectively, related to these assets was $1,552,848 and $2,485,480.

                                  FOCAL, INC.

    As of December 31, 1996, the Company's future minimum lease payments under capital and operating leases are as follows:

                                                                                                       BUILDING
                                                                                          CAPITAL     OPERATING
                                                                                           LEASES       LEASE
                                                                                         ----------  ------------
1997...................................................................................  $  699,287  $  1,068,752
1998...................................................................................     293,376     1,095,809
1999...................................................................................      35,248     1,109,337
2000...................................................................................          --     1,109,337
2001...................................................................................          --     1,109,337
Thereafter.............................................................................          --     3,084,498
                                                                                         ----------  ------------
Total minimum lease payments...........................................................   1,027,911  $  8,577,070
                                                                                                     ------------
                                                                                                     ------------
Less interest                                                                                59,372
                                                                                         ----------
Present value of minimum lease payments................................................     968,539
Less capital lease obligations due within one year.....................................     653,932
                                                                                         ----------
Capital lease obligations--long-term portion...........................................  $  314,607
                                                                                         ----------
                                                                                         ----------

    Effective April 1997, the Company received commitments totaling $2.5 million from a leasing company for the financing of equipment and leasehold improvements. Under this agreement, the term for financing equipment purchases and leasehold improvements is 48 months and 36 months, respectively. The interest rate is established as of the commencement date for each new drawdown, based on a treasury security index, and is fixed for the term of the financing. There is a fixed percentage buy-out provision at the end of the lease period. The lease financings are collateralized by the equipment and leasehold improvements being financed. As of September 30, 1997, there were $1,290,117 in outstanding borrowings under this financing arrangement. There are no financial covenants in connection with this lease financing.

    Total rent expense was $632,000, $1,023,770 and $1,078,803 in 1994, 1995 and
1996, respectively.

7. RESEARCH AND DEVELOPMENT AND LICENSING AGREEMENTS

    In January 1997, the Company entered into a distribution and licensing agreement with the Ethicon, Inc. division of Johnson & Johnson ("Ethicon") for the research, development and commercialization of the Company's surgical sealant products. Ethicon received marketing rights to all territories outside North America in exchange for (a) a one-time, nonrefundable payment to the Company for past research and development expenditures; (b) fixed quarterly funding for two years to be applied toward future research and development costs; (c) funding of certain additional research and development expenses; (d) payments upon achievement of specific milestones; and (e) specified percentages of product sales, if any, representing a combined royalty and product cost payment. The Company retained worldwide manufacturing rights and North American marketing rights. The term of the Ethicon Agreement extends until January 2007, subject to one year extensions at Ethicon's discretion. In addition, Ethicon may terminate the agreement at any time after January 2000 upon 12 months prior written notice with or without cause.

    In April 1996, the Company entered into a collaboration and license agreement with Novartis and Chiron for the research, development and commercialization of products for the treatment and prevention of restenosis and received a one-time, nonrefundable payment at that time. The terms of this agreement provide for quarterly research and development funding from Novartis and Chiron on the basis of full-time equivalent personnel engaged on the project. During 1996, the Company recorded approximately

                                  FOCAL, INC.

7. RESEARCH AND DEVELOPMENT AND LICENSING AGREEMENTS (CONTINUED)
$2,898,000 of revenue under this agreement. In addition, this agreement allows for certain preclinical and commercial milestone payments and a combined royalty and product cost payment on sales once a product has been commercialized. Novartis and Chiron received exclusive worldwide marketing rights for the products developed under the agreement and the Company retained worldwide manufacturing rights. Novartis and Chiron have the right to terminate the research collaboration with the Company upon 90 days notice, with or without cause.

    The Company entered into a collaborative research agreement with F. Hoffmann-LaRoche Ltd. for the prevention of restenosis in 1995. Under this agreement, Hoffmann-LaRoche made a one time, nonrefundable payment to the Company in 1995 and the Company performed certain preclinical development studies. During 1995 and 1996, the Company received payments totaling approximately $1,000,000 in connection with this agreement based upon the achievement of certain milestones. This agreement expired in March 1997.

    The Company has collaborative research agreements and technology licensing agreements with certain universities. The Company has worldwide exclusive licenses to the technologies developed under these agreements, in exchange for funding certain research and payment of licensing fees and royalties on applicable product sales. Research and development expense and licensing fees incurred under these agreements during the years ended December 31, 1994, 1995 and 1996, totaled $306,000, $295,000, and $156,000, respectively. In connection with these agreements, the Company has research funding commitments totaling approximately $402,000 at December 31, 1996.

8. INCOME TAXES

    Due to net losses incurred by the Company in each year since its inception, no provision for income taxes has been recorded. At December 31, 1996, the Company had tax net operating loss carryforwards of approximately $43.8 million and federal and state research and development tax credit carryforwards of approximately $1.6 million which expire at various times through 2011.

    Significant components of the Company's deferred tax assets as of December 31 are as follows:

                                                                                         1995           1996
                                                                                     -------------  -------------
Deferred tax assets:
  Net operating losses.............................................................  $  13,793,000  $  17,528,000
  Research and development tax credits.............................................      1,278,000      1,567,000
  Other............................................................................        292,000        545,000
                                                                                     -------------  -------------
                                                                                        15,363,000     19,640,000
  Valuation allowance..............................................................    (15,363,000)   (19,640,000)
                                                                                     -------------  -------------
Net deferred tax assets............................................................  $          --  $          --
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    For financial reporting purposes, a valuation allowance has been provided since realization of such deferred tax assets is not considered probable at this time. The valuation allowance changed by $4,277,000 during 1996, due primarily to the increase in tax credits and net operating loss carryforwards. Additionally, the future utilization of the net operating loss carryforwards may be subject to limitations under the change in stock ownership provisions of the Internal Revenue Code.

                                  FOCAL, INC.

9. RELATED PARTY TRANSACTIONS

    A total of $68,800 was paid to the spouse of a member of the Company's Board of Directors for certain recruiting services performed in 1995.

    In connection with an employment agreement, interest-bearing loans aggregating $90,000 have been made to an officer of the Company. Principal and accrued interest are payable in full if the aggregate fair value of the common stock owned by the officer exceeds a certain threshold. In the event that the fair value of the common stock owned by the officer does not reach this threshold on the earlier of twelve months from the effective date of an initial public offering of the Company's common stock or December 31, 1999, the outstanding balance of the loan shall be forgiven. Other officer and nonofficer employee notes receivable, certain of which notes contain similar repayment terms as those described above, are outstanding and included in notes receivable from related parties in the accompanying financial statements.

    Certain participants in the Company's Preferred Stock financing transactions include venture capital funds affiliated with members of the Company's board of directors.

10. SUBSEQUENT EVENTS

    On October 16, 1997, the Board of Directors approved a 1 for 3.25 reverse stock split of common shares effected in the form of a reverse stock dividend which became effective on December 8, 1997. All common share and per common share amounts included in the accompanying financial statements and notes thereto have been retroactively restated to give effect to the reverse stock split.

    On October 16, 1997, the Board of Directors adopted the 1997 Employee Stock Purchase Plan (Purchase Plan) and reserved 200,000 shares of common stock for issuance thereunder. Under the Purchase Plan eligible employees may purchase common shares at a price per share equal to 85% of the lower of the fair market value of the common stock at the beginning of a two year offering period or the end of each six month purchase period included in such offering period. Participation in the offering period is limited to 10% of the employee's compensation or $25,000 in any calendar year. The first offering period will commence on the date of this prospectus and the Purchase Plan will terminate in 2007. The Board of Directors also approved the reservation of an additional 603,692 shares of common stock under the Company's 1992 Incentive Stock Plan.

    On October 16, 1997, the Board of Directors adopted the 1997 Director Option Plan (the "Director Plan") and reserved 150,000 shares of common stock for issuance thereunder. Effective with the 1998 annual meeting of stockholders and annually thereafter, each nonemployee director will automatically be granted a nonstatutory option to purchase 5,000 shares of common stock. The exercise price of each of these options will be equal to the fair market value of the common stock on the date of grant. Each option granted under the Director Plan will vest on a cumulative monthly basis over a four-year period. The Director Plan will terminate in September 2007, unless terminated earlier in accordance with the provisions of the Director Plan.

    On October 16, 1997, the Board of Directors approved the authorization of an additional 5,000,000 shares of preferred stock, $.01 par value, issuable in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

    On October 16, 1997, the Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan") designed to protect shareholders from unsolicited attempts to acquire the Company on terms that do not

                                  FOCAL, INC.

10. SUBSEQUENT EVENTS (CONTINUED)
maximize stockholder value. In connection with the Rights Plan, the Board of Directors will designate a certain number of shares of the Company's preferred stock as Series A Participating Preferred Stock. Under the Rights Plan, a right to purchase one one-thousandth of one share of the Series A Preferred Stock (the "Rights") will be distributed as a dividend for each share of common stock. The terms of the Rights Plan provide that the Rights will become exercisable upon the earlier of the tenth day after any person or group acquires 15% or more of the Company's outstanding common stock or the tenth business day after any person or group commences a tender or exchange offer which would, if completed, result in the offer or owning 15% or more of the Company's outstanding common stock. The Rights may generally be redeemed by action of the Board of Directors at $0.001 per Right at any time prior to the tenth day following the public announcement that any person or group has acquired 15% or more of the outstanding common stock of the Company. The Rights expire on January 28, 2007. The Rights have certain anti-takeover effects in that they would cause substantial dilution to the party attempting to acquire the Company.

    In certain circumstances, the Rights allow the Company's stockholders to purchase the number of shares of the Company's common stock having a market value at the time of the transaction equal to twice the exercise price of the Rights, or in certain circumstances, the stockholders would be able to acquire that number of shares of the acquirer's common stock having a market value, at the time of the transaction, equal to twice the exercise price of the Rights. The Company will continue to issue Rights with future issuances of common stock.

    A picture of the FOCALSEAL Surgical Sealant System including the primer and sealant contained in the disposable applicators and the reusable light wand and cable, and light source used to photopolymerize the FOCALSEAL sealant and primer.

    None of the Company's products have been approved by the United States Food and Drug Administration ("FDA") or any foreign regulatory authority for marketing in any country. The process of obtaining such approvals may be lengthy, and there can be no assurance that such approvals will be obtained. The Company has not offered any of its products for commercial sale or received any revenues from commercial sales.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Capitalization............................................................   19
Dilution..................................................................   20
Selected Financial Data...................................................   21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................................................   22
Business..................................................................   25
Management................................................................   46
Certain Transactions......................................................   54
Principal Stockholders....................................................   56
Description of Capital Stock..............................................   58
Shares Eligible for Future Sale...........................................   63
Underwriting..............................................................   65
Legal Matters.............................................................   67
Experts...................................................................   67
Additional Information....................................................   67
Index to Financial Statements.............................................  F-1


                            ------------------------

    UNTIL       , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                                         , 1997

                             ---------------------

                                LEHMAN BROTHERS
                               PIPER JAFFRAY INC.
                         PACIFIC GROWTH EQUITIES, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee.........................................................  $  11,326
NASD filing fee..............................................................      4,238
Nasdaq National Market listing fee...........................................     40,000
Printing and engraving costs.................................................    125,000
Legal fees and expenses......................................................    250,000
Accounting fees and expenses.................................................    100,000
Blue Sky fees and expenses...................................................      5,000
Transfer Agent and Registrar fees............................................      5,000
Miscellaneous expenses.......................................................     59,436
                                                                               ---------
    Total....................................................................  $ 600,000
                                                                               ---------
                                                                               ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Restated Certificate of Incorporation to be filed upon the closing of the offering to which this Registration Statement relates (Exhibits 3.1 and 3.2 hereto) and the Registrant's Bylaws (Exhibist 3.3 and 3.4 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant also intends to enter into agreements with its directors and executive officers that will require the Registrant among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by Delaware law.

    The Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1994, the Registrant has issued and sold the following unregistered securities:

    In February 1994, the Company issued a warrant to purchase 24,324 shares of Series D Preferred Stock at a purchase price of $3.70 per share in connection with an equipment leasing arrangement.

    In August 1994, the Company issued 1,730,840 shares of Series D Preferred Stock at a price of $3.70 per share to a group of 18 venture capital and institutional investors. All investors participating in such financing were accredited investors within the meaning of Rule 501(a) under the Securities Act.

    In August 1994, the Company issued a warrant to purchase 5,000 shares of Series D Preferred Stock at an exercise price of $3.70 per share in connection with obtaining a letter of credit from a commercial bank.

    In November 1994, the Company issued warrants to purchase an aggregate of 25,000 shares of Series D Preferred Stock at an exercise price of $4.255 per share as compensation for placement agency services provided in connection with the Company's August 1994 financing.

    In April 1996, the Company issued 11,322,152 shares of Series E Preferred Stock at a price of $1.74 per share to a group of 34 venture capital and institutional investors, including shares of Series E Preferred Stock reissued in exchange for an aggregate of 1,537,951 shares of Series E Preferred Stock issued in December 1995 at a price of $3.15 per share. All investors participating in such financing were accredited investors within the meaning of Rule 501(a) under the Securities Act.

    In April 1996, the Company issued a warrant to purchase 63,362 shares of Common Stock at a purchase price of $0.37 per share as compensation for placement agency services provided in connection with the Company's April 1996 financing.

    Since the Company's inception through September 30, 1997, the Company has issued 5,167,601 shares of Common Stock upon exercise of stock options granted to employees and consultants of the Company under the Company's 1992 Incentive Stock Plan. The exercise price of such options ranged from $0.22 to $1.25 per share.

    The foregoing share and per share amounts do not give effect to the Company's 1 for 3.25 reverse stock split that will be effected in connection with the offering of the shares registered hereunder and the conversion of Preferred Stock into Common Stock that will occur upon completion of such offering.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

EXHIBIT NUMBER                                              DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------
          1.1*   Underwriting Agreement.
          3.1*   Certificate of Incorporation of Focal, Inc., a Delaware corporation, as currently in effect.
          3.2*   Form of Restated Certificate of Incorporation of the Registrant to be filed after the closing of the offering made under this Registration Statement.
          3.3*   Bylaws of the Registrant, as currently in effect.
          3.4*   Bylaws of the Registrant, as proposed to be amended in connection with this offering.
          4.1*   Specimen Common Stock Certificate.
          4.2*   Representative Form of Common Stock Purchase Warrant.
          5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
         10.1*   Form of Indemnification Agreement between the Registrant and each of its directors and officers.
         10.2*   1992 Incentive Stock Plan, as amended, and form of Stock Option Agreement thereunder.
         10.3*   1997 Employee Stock Purchase Plan and forms of agreements thereunder.

         10.4*   1997 Directors' Option Plan and forms of agreements thereunder.
         10.5*   Restated Investors Rights Agreement dated April 12, 1996 among the Registrant and certain stockholders of the Registrant.
         10.6*   Lease Agreement dated April 4, 1994 between Registrant and The Mutual Life Insurance Company of
                 New York relating to lease of facility located at 4 Maguire Road, Lexington, MA, as amended to date.
         10.7*   Master Lease Agreement dated October 30, 1992 between Registrant and Comdisco, Inc.
         10.8*   Master Lease Agreement dated February 28, 1994 between Registrant and MMC/GATX Limited
                 Partnership I.
         10.9*   Master Loan and Security Agreement dated April 18, 1997 between Registrant and Transamerica
                 Leasing.
        10.10+   Patent and Technology License Agreement dated June 11, 1992 between Registrant and University of
                 Texas.
        10.11+   Exclusive License Agreement dated August 7, 1992 among Registrant, Marvin Slepian, M.D. and
                 Endoluminal Therapeutics, Inc.
        10.12+   Collaboration and License Agreement dated April 25, 1996 between Registrant, Ciba Corporation and
                 Chiron Corporation.
        10.13+   Distribution, License and Supply Agreement dated January 2, 1997 between Registrant and Ethicon,
                 Inc.
        10.14*   Agreement for Consulting Services dated November 15, 1991 between Registrant and Robert Langer,
                 Ph.D.
        10.15*   Agreement for Consulting Services dated August 7, 1992 between Registrant and Marvin Slepian,
                 M.D.
        10.16*   Agreement for Consulting Services and Sabbatical Employment dated June 1, 1992 between Registrant and Jeffrey Hubbell.
        10.17    [reserved]
        10.18*   Form of Restricted Stock Purchase Agreement.
        10.19*   Loan Agreement dated March 29, 1995 between Registrant and Ronald Rudowsky.
        10.20*   Loan Agreement dated February 28, 1997 between Registrant and Arthur Coury, Ph.D.
        10.21*   Form of Preferred Shares Rights Agreement between Registrant and Norwest Bank Minnesota N.A.
         11.1*   Calculation of earnings per share.
         23.1    Consent of Ernst & Young LLP, Independent Auditors.
         23.2*   Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
         23.3*   Consent of Arnall Golden & Gregory, LLP.
         24.1*   Power of Attorney.
         27.1*   Financial Data Schedule.


------------------------

*   Exhibit previously filed.

+ Confidential treatment has been requested for certain portions of this Exhibit.

    (B) FINANCIAL STATEMENT SCHEDULES

    None

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes that:

    (a) It will provide to the Underwriters at the closing as specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Massachusetts, on the 10th day of December, 1997.


                                FOCAL, INC.

                                By:            /s/ DAVID M. CLAPPER*
                                     -----------------------------------------
                                            David M. Clapper, PRESIDENT
                                            AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          SIGNATURE                        TITLE                   DATE
------------------------------  ---------------------------  ----------------

                                President, Chief Executive
    /s/ DAVID M. CLAPPER*         Officer and Director       December 10,
------------------------------    (Principal Executive       1997
      (David M. Clapper)          Officer)

                                Vice President, Finance and
    /s/ W. BRADFORD SMITH         Chief Financial Officer    December 10,
------------------------------    (Principal Financial and   1997
     (W. Bradford Smith)          Accounting Officer)

       /s/ HENRY BREM*          Director
------------------------------                               December 10,
      (Henry Brem, M.D.)                                     1997

      /s/ JANET EFFLAND*        Director
------------------------------                               December 10,
       (Janet Effland)                                       1997

      /s/ ROBERT LANGER*        Director
------------------------------                               December 10,
    (Robert Langer, Ph.D.)                                   1997

      /s/ MARK J. LEVIN*        Director
------------------------------                               December 10,
       (Mark J. Levin)                                       1997

  /s/ MICHAEL J. LEVINTHAL*     Director
------------------------------                               December 10,
    (Michael J. Levinthal)                                   1997

   /s/ FRED E. SILVERSTEIN*     Director
------------------------------                               December 10,
 (Fred E. Silverstein, M.D.)                                 1997

      /s/ JESSE I. TREU*        Director
------------------------------                               December 10,
    (Jesse I. Treu, Ph.D.)                                   1997


*By:    /s/ W. BRADFORD SMITH
      -------------------------
         (W. Bradford Smith,
          ATTORNEY-IN-FACT)

                               INDEX TO EXHIBITS

EXHIBITS                                                                                                      PAGE
---------                                                                                                   ---------
   1.1*    Underwriting Agreement.........................................................................
   3.1*    Certificate of Incorporation of Focal, Inc., a Delaware corporation, as currently in effect....
   3.2*    Form of Restated Certificate of Incorporation of the Registrant to be filed after the closing of the offering made under this Registration Statement.......................................
   3.3*    Bylaws of the Registrant, as currently in effect...............................................
   3.4*    Bylaws of the Registrant, as proposed to be amended in connection with this offering................................................................................
   4.1*    Specimen Common Stock Certificate..............................................................
   4.2*    Representative Form of Common Stock Purchase Warrant...........................................
   5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation..........................
  10.1*    Form of Indemnification Agreement between the Registrant and each of its directors and officers.....................................................................................
  10.2*    1992 Incentive Stock Plan, as amended, and form of Stock Option Agreement thereunder...........
  10.3*    1997 Employee Stock Purchase Plan and forms of agreements thereunder...........................
  10.4*    1997 Directors' Option Plan and forms of agreements thereunder.................................
  10.5*    Restated Investors Rights Agreement dated April 12, 1996 among the Registrant and certain stockholders of the Registrant...............................................................
  10.6*    Lease Agreement dated April 4, 1994 between Registrant and The Mutual Life Insurance Company of
             New York relating to lease of facility located at 4 Maguire Road, Lexington, MA, as amended to date......................................................................................
  10.7*    Master Lease Agreement dated October 30, 1992 between Registrant and
             Comdisco, Inc................................................................................
  10.8*    Master Lease Agreement dated February 28, 1994 between Registrant and
             MMC/GATX Limited Partnership I...............................................................
  10.9*    Master Loan and Security Agreement dated April 18, 1997 between Registrant and Transamerica
             Leasing......................................................................................
  10.10+   Patent and Technology License Agreement dated June 11, 1992 between Registrant and University of Texas.....................................................................................
  10.11+   Exclusive License Agreement dated August 7, 1992 among Registrant,
             Marvin Slepian, M.D. and Endoluminal Therapeutics, Inc.......................................
  10.12+   Collaboration and License Agreement dated April 25, 1996 between Registrant,
             Ciba Corporation and Chiron Corporation......................................................
  10.13+   Distribution, License and Supply Agreement dated January 2, 1997 between Registrant and
             Ethicon, Inc.................................................................................
  10.14*   Agreement for Consulting Services dated November 15, 1991 between Registrant and Robert Langer,
             Ph.D.........................................................................................
  10.15*   Agreement for Consulting Services dated August 7, 1992 between Registrant and Marvin Slepian,
             M.D..........................................................................................
  10.16*   Agreement for Consulting Services and Sabbatical Employment dated June 1, 1992 between
             Registrant and Jeffrey Hubbell...............................................................
  10.17    [reserved].....................................................................................
  10.18*   Form of Restricted Stock Purchase Agreement....................................................
  10.19*   Loan Agreement dated March 29, 1995 between Registrant and Ronald Rudowsky.....................

EXHIBITS                                                                                                      PAGE
---------                                                                                                   ---------
  10.20*   Loan Agreement dated February 28, 1997 between Registrant and
             Arthur Coury, Ph.D...........................................................................
  10.21*   Form of Preferred Shares Rights Agreement between Registrant and Norwest Bank Minnesota N.A....
  11.1*    Calculation of earnings per share..............................................................
  23.1     Consent of Ernst & Young LLP, Independent Auditors.............................................
  23.2*    Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)..........................
  23.3*    Consent of Arnall Golden & Gregory, LLP........................................................
  24.1*    Power of Attorney..............................................................................
  27.1*    Financial Data Schedule........................................................................


------------------------

*   Exhibit previously filed.

+ Confidential treatment has been requested for certain portions of this Exhibit.